Exhibit (b)(1)

CONFORMED COPY

£940,000,000, $500,000,000
and €300,000,000

SENIOR TERM AND REVOLVING FACILITIES AGREEMENT

Dated 29 June 2012

for

MELROSE PLC

and

TEAFORD GMBH

and

BARCLAYS BANK PLC

COMMERZBANK AKTIENGESELLSCHAFT

HSBC BANK PLC

J.P. MORGAN LIMITED

LLOYDS TSB BANK PLC

ROYAL BANK OF CANADA

THE ROYAL BANK OF SCOTLAND PLC

as Mandated Lead Arrangers

with

LLOYDS TSB BANK PLC

acting as Agent

and

LLOYDS TSB BANK PLC

acting as Security Agent

Ref: JCT/SRYT/LE

(i)

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 29 June 2012 and made between:

(1)                           MELROSE PLC in its capacity as a Borrower and a Guarantor (the “Company”);

(2)                           TEAFORD GMBH in its capacity as a Borrower and Guarantor (“Bidco”);

(3)                           MINTFORD AG in its capacity as a Guarantor (“Bidco 2”);

(4)                           SAGEFORD UK LIMITED in its capacity as a Guarantor (“UK Subsidiary”);

(5)                           BARCLAYS BANK PLC, COMMERZBANK AKTIENGESELLSCHAFT, HSBC BANK PLC, J.P. MORGAN LIMITED, LLOYDS TSB BANK PLC, ROYAL BANK OF CANADA AND THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers and bookrunners (the “Arrangers”);

(6)                           THE FINANCIAL INSTITUTIONS listed in Part II and Part III of Schedule 1 (The Initial Parties) as lenders (the “Original Lenders”);

(7)                           LLOYDS TSB BANK PLC as agent of the other Finance Parties (the “Agent”); and

(8)                           LLOYDS TSB BANK PLC as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Agreement:

“75% Condition” means the condition that Bidco 2 holds Elizabeth ADSs and Elizabeth Shares that represent not less than 75 per cent. of the Elizabeth Shares on a fully diluted basis.

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term debt obligations of A- or higher by S&P or Fitch or A3 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency.

“Acceptance Condition” means in relation to the Offer, that there have been validly tendered and not properly withdrawn prior to the expiry of the Offer sufficient Elizabeth ADSs and/or Elizabeth Shares such that following its acquisition of those Elizabeth ADSs or Elizabeth Shares Bidco 2 will hold Elizabeth ADSs and Elizabeth Shares that represent not less than 62.00 per cent. of the Elizabeth Shares outstanding as at the launch of the Offer.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means the accounting principles and policies used in the preparation of the Original Financial Statements.

“Acquisition” means the acquisition directly by Bidco 2 of the Elizabeth ADSs or Elizabeth Shares pursuant to the Offer.

“Acquisition Costs” means all non periodic fees, premiums, costs and expenses, stamp, registration and other taxes and notary fees incurred by the Company or any other member of the Group in connection with the Rights Issue (including any placing of shares by the Group), the Acquisition, a Follow-on Acquisition, the refinancing of the Existing Facility Agreement and the Existing Elizabeth Debt and entry into this Agreement.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“ADS Share Pledge” means a New York law governed pledge granted by Bidco 2 in favour of the Security Agent over the Elizabeth ADSs acquired by Bidco 2 from time to time.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)                                  the principal amount under each overdraft facility and on demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)                                  the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)                                   the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

“Assignment Agreement” means an assignment agreement entered into between, among others, an Existing Lender and a New Lender in connection with an assignment by the Existing Lender of all or part of its rights pursuant to paragraph (c) of Clause 25.2 (Conditions of assignment, transfer or sub-participation).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)                                  in relation to each Term Facility, the period from the date of this Agreement up to and including the earlier of the date falling (i) eight Months after the date of this Agreement; and (ii) four Months after the Closing Date; and

(b)                                  in relation to each Revolving Facility, the period from the date of this Agreement up to and including the date falling one Month prior to the Termination Date.

“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 7.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)                                  the Base Currency Amount of its participation in any outstanding Loan under that Facility and, in the case of Facility C only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of Facility C only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(i)                                  that Lender’s participation in any Loans under that Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)                               (in the case of Facility C) that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means:

(a)                                  in relation to Facility B, Dollars;

(b)                                  in relation to Facility D, Euro; and

(c)                                   in any other case (including in relation to Facility A, Facility C and Facility E and any Ancillary Facility), Sterling.

“Base Currency Amount” means:

(a)                                  in relation to a Utilisation, the amount specified in the relevant Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the relevant Utilisation Request);

(b)                                  in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, redenomination, consolidation or division of a Loan, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Bidco 2 Domination Agreement” means the German law governed domination agreement (Beherrschungsvertrag) entered into between the Bidco and Bidco 2, with Bidco as the controlling entity and Bidco 2 as the controlled entity.

“Bidco Pledge Release Date” means the date on which Elizabeth is (directly or indirectly) a wholly owned Subsidiary of the Company and has been converted into a German limited liability company (Gessellschaft mit beschrànkter Haftung).

“Bidco Share Pledge” means the German law pledge of the Bidco Shares granted by UK Subsidiary.

“Bidco 2 Share Pledge” means the German law pledge of the Bidco 2 Shares granted by Bidco.

“Bidco Shares” means the shares in the share capital of Bidco.

“Bidco 2 Shares” means the shares in the share capital of Bidco 2.

“Borrower” means the Company, Bidco or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 7.9 (Affiliates of Borrowers).

“Break Costs” means:

(a)                                  the amount (if any) by which:

(i)                                  the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(ii)                               the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)                                  for so long as LIBOR or EURIBOR has fallen below zero, the amount of costs and expenses (if any) incurred by a Lender by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period due to LIBOR or EURIBOR falling below zero, and for the purposes of this definition only, LIBOR or EURIBOR shall not be deemed to be zero if it is below zero.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Frankfurt, and:

(a)                                  (in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)                                  (in relation to any date for payment or purchase of Euro) any TARGET Day.

“Charged Property” means the Bidco Shares, Bidco 2 Shares, Elizabeth ADSs, Elizabeth Shares (as the case may be) and any related rights and claims which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Period” has the meaning given to that term in Clause 24.21 (Clean-Up Period).

“Change of Control” has the meaning given to it in Clause 9.2 (Change of Control).

“Closing Date” means the date of initial Utilisation of the Facilities (or, if earlier, the date on which the Company or Bidco 2 has deposited with the Tender Offer Agent the consideration due and payable to holders of the Elizabeth ADSs and/or Elizabeth Shares that the Company or Bidco 2 has accepted for payment during the initial offering period of the Offer).

“Commitment” means a Term Facility Commitment or a Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“CTA” means the Corporation Tax Act 2009.

“Debt Cover” has the meaning given to such term in Clause 22.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period or the giving of notice, in each case, as specified in Clause 24 (Events of Default) or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                  which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)                                  which has otherwise rescinded or repudiated a Finance Document; or

(c)                                   with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                                  its failure to pay is caused by:

(A)                            administrative or technical error; or

(B)                            a Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)                               the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” has the meaning given to such term in Clause 7.2 (Availability).

“Designated Net Amount” has the meaning given to such term in Clause 7.2 (Availability).

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration received in cash (including any amount received in repayment of intercompany debt) by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(a)                                  expenses properly incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group;

(b)                                  any Tax incurred and required to be paid by the seller in connection with that Disposal; and

(c)                                   any additional contributions required to be made to the Company’s pension scheme as a result of that Disposal.

“Disruption Event” means either or both of:

(a)                                  a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                  the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                  from performing its payment obligations under the Finance Documents; or

(ii)                               from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Domination Agreement” means the Elizabeth Domination Agreement or the Bidco 2 Domination Agreement.

“Due Diligence Report” means the finance and pensions report (dated 18 June 2012), the tax report and the working capital reports (dated 18 June 2012) in each case prepared by Deloitte and addressed to, among others, the Company.

“Elizabeth” means Elster Group SE (and following a merger of Elizabeth into Bidco 2, means Bidco 2).

“Elizabeth Accession Date” means the date on which Elizabeth becomes an Additional Borrower.

“Elizabeth ADR Programme” means the ADR facility established by Elizabeth with Deutsche Bank Trust Company Americas as the depositary upon the terms and conditions set forth in the deposit agreement dated 29 September 2010 between Deutsche Bank Trust Company Americas as depositary, Elizabeth and all holders and beneficial owners of Elizabeth ADSs, pursuant to which Elizabeth Shares have been deposited with a custodian and Elizabeth ADSs have been issued.

“Elizabeth ADSs” means the American Depositary Shares of Elizabeth originally issued pursuant to an initial public offering on 5 October 2010 pursuant to the Elizabeth ADR Programme which are at the relevant time outstanding.

“Elizabeth Domination Agreement” means the German law governed domination agreement (Beherrschungsvertrag) entered into between Bidco 2 and Elizabeth with Bidco 2 as the controlling entity and Elizabeth as the controlled entity.

“Elizabeth Group” means Elizabeth and its Subsidiaries from time to time and, following a merger of Elizabeth into Bidco 2, Bidco 2 and its Subsidiaries.

“Elizabeth Group Guarantor” means a Guarantor that is a member of the Elizabeth Group.

“Elizabeth LTIP” means the long term incentive programme implemented by Elizabeth for certain members of its management in 2010 and as amended and/or modified prior to the Closing Date.

“Elizabeth Note Indenture” means the senior note indenture dated 21 April 2011 entered into between, among others, Elster Finance B.V. and Deutsche Trustee Company Limited as trustee.

“Elizabeth Notes” means the €250,000,000 6.25 per cent. senior notes due 2018 issued by Elster Finance B.V. pursuant to the Elizabeth Note Indenture.

“Elizabeth Share Pledge” means a German law governed pledge granted by Bidco 2 in favour of the Security Agent over the Elizabeth Shares acquired by Bidco 2 from time to time.

“Elizabeth Shares” means the ordinary registered shares with a nominal value of EUR 1 each in the share capital of Elizabeth.

“Elizabeth Upstream Guarantee Date” means the date which is the later of:

(a)                                  the date which is earlier of (i) the date on which Elizabeth is (directly or indirectly) a wholly owned Subsidiary of the Company and has been converted into a German limited liability company (Gesellschaft mit beschränkter Haftung) and (ii) the date on which each of the Domination Agreements is registered; and

(b)                                  the date on which the Elizabeth Group Guarantors are capable of guaranteeing, subject to applicable guarantee limitations set out in Clauses 19.12 (Limitation on German Guarantors) to 19.14 (Guarantee Limitations) or in the Accession Letter by which it acceded to this Agreement as a Guarantor, the obligations under the Finance Documents of Borrowers that are members of the Melrose Group without breaching the terms of the Elizabeth Notes, due either to a Notes Covenant Suspension or a Notes Redemption in full.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)                                  air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)                                  water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                   land (including, without limitation, land under water).

“Environmental Law” means any applicable law or regulation which relates to:

(a)                                  the pollution or protection of the Environment;

(b)                                  the conditions of the workplace; or

(c)                                   the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“EURIBOR” means, in relation to any Loan in Euro:

(a)                                  the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 24.2 (Non-payment) to Clause 24.18 (The Company and New PLC) of Clause 24 (Events of Default).

“Excluded Disposal Proceeds” means:

(a)                                  the proceeds of any Disposal of assets made in the ordinary course of trading of the disposing entity (provided that this shall not in any event include the proceeds of any Disposal of any member (or all or substantially all of the business of any member) of the Group);

(b)                                  the proceeds of any Disposal made to a member of the Group (and to the extent made by a member of the Melrose Group to a member of the Elizabeth Group in accordance with Clause 23.5 (Disposals));

(c)                                   any Disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)                                  proceeds of Disposals where the Majority Lenders have given their prior written consent to the proceeds not being applied in mandatory prepayment under the terms of this Agreement;

(e)                                   prior to the Elizabeth Accession Date, the proceeds of any Disposal made by a member of the Elizabeth Group;

(f)                                    after the Elizabeth Upstream Guarantee Date, the proceeds of any Disposal (which is not pursuant to the sale of a business) of fixed assets (other than real property) which are applied in the purchase of assets to be used in the business of the Group within 12 months of receipt of such proceeds;

(g)                                   after the Elizabeth Upstream Guarantee Date, if, at the time of contracting a Disposal, the Company has provided evidence to the Agent and the Lenders setting out (in reasonable detail) the computations to show that the Debt Cover (pro forma for the proposed Disposal and the application of the Proceeds of that Disposal) as shown in the most recently supplied Compliance Certificate is less than or equal to 2.25:1 and Consolidated EBITDA (pro forma for the proposed Disposal and the application of the Proceeds of that Disposal) is not less than £90,000,000, the proceeds from that Disposal; or

(h)                                  after the Elizabeth Upstream Guarantee Date, if, at the time of contracting any Disposal, the Company has provided evidence to the Agent and the Lenders setting out (in reasonable detail) the computations to show that the Debt Cover (pro forma for the proposed Disposal and the application of the Proceeds of that Disposal) as shown in the most recently supplied Compliance Certificate (the “Relevant Debt Cover”) is more than 2.25:1 and Consolidated EBITDA (pro forma for the proposed Disposal and the application of the Proceeds of that Disposal) is not less than £90,000,000 the proceeds from that Disposal in excess of the amount required to be prepaid to ensure that the Relevant Debt Cover following such Disposal will be less than or equal to 2.25:1 and such prepayment shall (at the option of the Company or the relevant Borrower) be in respect of the Facilities (in accordance with paragraph (b) of Clause 9.3 (Mandatory Prepayment and Cancellation)) or pro rata in respect of the Facilities and other Financial Indebtedness of the Group of the kind referred to in paragraph (a), (b) or (c) of the definition of Financial Indebtedness.

“Existing Elizabeth Debt” means any amount outstanding under the Existing Elizabeth Facilities Agreement, the Elizabeth Note Indenture or any other Financial Indebtedness of any member of the Elizabeth Group.

“Existing Elizabeth Facilities Agreement” means the €590,000,000 multicurrency revolving credit and bank guarantee facility dated 8 April 2011 and entered into between, among others, Elizabeth as the company and original borrower and Commerzbank Aktiengesellschaft, Filiale Luxembourg as facility agent (as amended from time to time).

“Existing Facility Agreement” means the £600,000,000 multicurrency revolving facilities agreement dated 22 December 2011 entered into between the Company as initial borrower and guarantor, the parties named therein as original lenders and Lloyds TSB Bank plc as agent.

“Existing Lender” has the meaning given to it in Clause 25.1 (Assignments and transfers by the Lenders).

“Facility” means Facility A, Facility B, Facility C, Facility D or Facility E.

“Facility A” means the multicurrency term loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of such loan.

“Facility B” means the Dollar term loan facility made available under this Agreement as described in paragraph (b) of Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement and provided that for the purposes of calculating the Majority Lenders (and for any other purpose where the commitment, participation or exposure of the Lenders as a proportion of the Total Commitments or across the Facilities as a whole needs to be calculated), the amount of the Facility B Commitment of each Lender shall be converted into Sterling at the Agent’s Spot Rate of Exchange on the relevant calculation date).

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of such loan.

“Facility C” means the multicurrency revolving credit facility made available under this Agreement as described in paragraph (c) of Clause 2 (The Facilities).

“Facility C Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of such loan.

“Facility D” means the euro revolving credit facility made available under this Agreement as described in paragraph (d) of Clause 2 (The Facilities).

“Facility D Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility D Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility D Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility D Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement and provided that for the purposes of calculating the Majority Lenders (and for any other purpose where the commitment, participation or exposure of the Lenders as a proportion of the Total Commitments or across the Facilities as a whole needs to be calculated), the amount of the Facility D Commitment of each Lender shall be converted into Sterling at the Agent’s Spot Rate of Exchange on the relevant calculation date).

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of such loan.

“Facility E” means the multicurrency revolving credit facility made available under this Agreement as described in paragraph (e) of Clause 2 (The Facilities).

“Facility E Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility E Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility E Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility E Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility E Loan” means a loan made or to be made under Facility E or the principal amount outstanding for the time being of such loan.

“Facility Office” means the office or offices in London (or any other city not in the United States) notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will book its participation in the Loans and perform its obligations under this Agreement.

“FATCA” means:

(a)                                  sections 1471 to 1474 of the Internal Revenue Code or any regulations promulgated thereunder;

(b)                                  any treaty, law or regulation enacted in any jurisdiction relating to paragraph (a) of this definition; or

(c)                                   any agreement relating to paragraph (a) or (b) of this definition with the Internal Revenue Service of the United States of America, the United States government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding in respect of (or other payment to a governmental or taxation authority related to) a payment under a Finance Document pursuant to FATCA.

“FATCA Payment” means either:

(a)                                  the increase in a payment made by an Obligor to a Finance Party under Clause 14.9 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 14.10 (FATCA Deduction by a Finance Party); or

(b)                                  a payment under paragraph (d) of Clause 14.10 (FATCA Deduction by a Finance Party).

“FATCA Application Date” means:

(a)                                  in relation to a payment which is a “withholdable payment” as defined in section 1473(1) of the Internal Revenue Code, 1 January 2014; and

(b)                                  in relation to a payment made by a FATCA FFI, 1 January 2017,

or, in each case, such later date from which FATCA withholding will apply to such payment as a result of any published guidance relating to FATCA.

“FATCA Compliant Party” means a Party payments to whom are not subject to a FATCA Deduction whether as a result of, without limitation, the status or jurisdiction of that Party or any other matter.

“FATCA FFI” means any foreign financial institution as defined in section 1471(d)(4) of the Internal Revenue Code which, if any Finance Party is not a FATCA Compliant Party, could be required to make a FATCA Deduction.

“Fee Letter” means:

(a)                                  any letter or letters dated on or about the date of this Agreement between a Finance Party and the Company setting out any of the fees referred to in Clause 13 (Fees);

(b)                                  any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase) or Clause 13.5 (Interest, commission and fees on Ancillary Facilities); or

(c)                                   any other fees payable by the Company to a Finance Party in connection with the transactions contemplated by the Finance Documents.

“Finance Document” means this Agreement, any Fee Letter, any Transaction Security Document, any Hedging Agreement, the Syndication Letter, any Compliance Certificate, any Utilisation Request, any Selection Notice, any Ancillary Document, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Security Agent, the Arrangers, a Hedge Counterparty, a Lender or any Ancillary Lender.

“Financial Indebtedness” means any indebtedness (other than of a member of the Group to another member of the Group) for or in respect of:

(a)                                  moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any lease (other than any operating lease) or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any amount raised under any other transaction (including any forward sale or purchase agreement but excluding any operating lease) which would, in accordance with GAAP, be treated as a borrowing;

(g)                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)                                      any amount payable by any member of the Group in relation to the redemption of any share capital or other securities issued by it or any other member of the Group (other than at the option of the issuer) in each case prior to the Termination Date; and

(j)                                     (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Model” means the financial model in the agreed form prepared by the Company.

“Follow-on Acquisition” means the acquisition directly by Bidco or Bidco 2 of Elizabeth ADSs or Elizabeth Shares pursuant to any tender offer or squeeze out procedure but excluding the Acquisition.

“GAAP” means:

(a)                                  in relation to the Company and any other Obligor (other than Elizabeth and its Subsidiaries) incorporated in the European Union, IFRS;

(b)                                  in relation to consolidated financial statements of Elizabeth, US GAAP until such time as it switches to IFRS, and after such time, IFRS; and

(c)                                   in relation to any other Obligor and for any unconsolidated accounts of Elizabeth, generally accepted accounting principles in the jurisdiction of incorporation of such Obligor.

“German Borrower” means a Borrower resident in Germany for tax purposes.

“German Guarantor” means a Guarantor incorporated in Germany as defined in Clause 19.12 (Limitation on German Guarantors).

“German Material Company” means a Material Company organised under the laws of the Federal Republic of Germany.

“Group” means:

(a)                                  prior to the Permitted Reorganisation Completion Date, the Company and its Subsidiaries from time to time; and

(b)                                  on and from the Permitted Reorganisation Completion Date, New PLC and its Subsidiaries from time to time but excluding for all purposes, members of the Elizabeth Group until the Closing Date.

“Guarantor” means the Company, UK Subsidiary, Bidco, Bidco 2 or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Hedge Counterparty” means each Arranger or an Affiliate of an Arranger which has become a party to this Agreement as a Hedge Counterparty in accordance with the provisions of this Agreement.

“Hedge Counterparty Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Hedge Counterparty Accession Letter).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company and a Hedge Counterparty for the purpose of hedging interest rate, currency or exchange rate liabilities in relation to the Facilities in accordance with the Group’s hedging strategy.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)                                  it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                  the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                   (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)                                  an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                  its failure to pay is caused by:

(A)                            administrative or technical error; or

(B)                            a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)                               the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) of the definition of Financial Indebtedness and excluding, for the avoidance of doubt, any liability or indebtedness relating to pensions liabilities.

“Information Memorandum” means the document concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction, approved by the Company and distributed to potential lenders by one or more of the Arrangers prior to syndication of the Facilities.

“Insolvency Event” means, in relation to a Finance Party:

(a)                                  any receiver, administrative receiver, administrator, liquidator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;

(b)                                  that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or

(c)                                   that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so.

“Intellectual Property” means:

(a)                                  any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)                                  the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Investment Agreement” means the investment agreement in the agreed form entered into between Bidco 2, the Company and Elizabeth on or about the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act 2007.

“Legal Reservations” means:

(a)                                  the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation on enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                  the time barring of claims under any applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction; and

(c)                                   any other matters which are set out as assumptions, qualifications or reservations as to matters of law of general application in any legal opinion delivered to and accepted by the Finance Parties.

“Lender” means:

(a)                                  any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Transmittal” means a customary letter of transmittal setting out the procedures for validly tendering Elizabeth ADSs or Elizabeth Shares in connection with the Offer.

“LIBOR” means, in relation to any Loan:

(a)                                  the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan, and if any such rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a Term Facility Loan or a Revolving Facility Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. (or, for the purposes approving the terms of a Notes Covenant Suspension only, more than 50 per cent.) of the Total Commitments (or if the Total Commitments have been reduced to zero, whose Commitments aggregated more than 66 2/3 per cent. (or, for the purposes of approving the terms of a Notes Covenant Suspension only, more than 50 per cent.) of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 2.00 per cent. per annum, but if:

(a)                                  the 75% Condition is satisfied and a period of at least six Months from the Closing Date has expired; and

(b)                                  Debt Cover in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under the Facilities will be the percentage per annum set out below in the column opposite that range:

Debt Cover	Margin (per cent. per annum)

Greater than 3.0:1	2.65

Less than or equal to 3.0:1 but greater than 2.50:1	2.25

Less than or equal to 2.50:1 but greater than 2.0:1	2.00

Less than or equal to 2.0:1 but greater than 1.50:1	1.75

Less than or equal to 1.50:1 but greater than 1.0:1	1.50

Less than or equal to 1.0:1	1.40

However:

(a)                                  any increase or decrease in the Margin for each Loan shall take effect five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Compliance Certificate);

(b)                                  while an Event of Default is continuing, the Margin for each Loan under the Facilities shall be the highest percentage per annum set out above; and

(c)                                   for the purpose of determining the Margin, Debt Cover and Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions).

“Material Adverse Effect” means:

(a)                                  an effect on the business, assets or financial condition of the Group taken as a whole which:

(i)                                  would be materially adverse to the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents; or

(ii)                               would result in the Company being unable to comply with the obligations set out in Clause 22.2 (Financial condition — the Group) and/or prior to satisfaction of the 75% Condition, Clause 22.3 (Financial condition — the Elizabeth Group); or

(b)                                  prior to the Bidco Pledge Release Date (and subject to the Legal Reservations), a material adverse effect on the validity, legality or enforceability of the Security expressed to be created pursuant to any Transaction Security Document.

“Material Company” means, at any time, a Subsidiary of the Company and, after the Permitted Reorganisation, a Subsidiary of the New PLC which:

(a)                                  has profits before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) representing 10 per cent. or more of the consolidated profits before interest, tax, depreciation and amortisation of the Group (excluding intra-Group items);

(b)                                  has gross assets representing 10 per cent. or more of the consolidated gross assets of the Group (excluding intra-Group items); and/or

(c)                                   acquires all or substantially all of the assets of a Subsidiary that was a Material Company immediately prior to such acquisition.

Compliance with the conditions set out in paragraphs (a) and (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest unconsolidated financial statements of that Subsidiary (but ignoring any asset which would consolidate out upon consolidation) and the latest audited consolidated financial statements of the Group but if a Subsidiary has been acquired (or all or substantially all of the assets of a Subsidiary have been acquired as contemplated by paragraph (c) above) since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary or, as the case may be, those assets.

A report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“McKechnie Pension Plan Deed of Amendment” means the deed of amendment to the McKechnie Pension Plan definitive deed and rules entered into by McKechnie Limited, Linread Limited and McKechnie Pension Trust Limited dated 10 May 2007, in which the obligations under the McKechnie Pension Plan Guarantee Deed of Variation are described.

“McKechnie Pension Plan Guarantee” means the deed of guarantee dated 21 April 2005 entered into by the Company and McKechnie Pension Trust Limited under which the Company guarantees pension contributions by certain members of the McKechnie Group of up to £5,000,000 per annum until 2009.

“McKechnie Pension Plan Guarantee Deed of Variation” means the deed of variation to the McKechnie Pension Plan Guarantee entered into by the Company and McKechnie Pension Trust Limited dated 10 May 2007, under which the Company undertook further obligations (as set out in the McKechnie Pension Plan Deed of Amendment), with respect to the McKechnie Group’s pension contributions following and in connection with the disposal of Linread Limited.

“Melrose Group” means the Company and its Subsidiaries from time to time but not including the Elizabeth Group.

“Melrose Group Guarantor” means a Guarantor that is a member of the Melrose Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                   if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to it in Clause 25.1 (Assignments and transfers by the Lenders).

“New PLC” means a newly incorporated company in England and Wales that is or will become the ultimate parent of the Group pursuant to the Permitted Reorganisation.

“Notes Covenant Suspension” means a permanent suspension of those conditions in the Elizabeth Note Indenture that (i) restrict members of the Elizabeth Group from guaranteeing the obligations under the Finance Documents of Borrowers that are members of the Melrose Group and (ii) that (in addition) is on such other terms that are agreed to in advance by the Company and the Majority Lenders (provided that the Majority Lenders shall not unreasonably withhold or delay their consent).

“Notes Redemption” means the redemption, retirement, defeasance or other purchase of the Elizabeth Notes by a member of the Group or the acquisition of the Elizabeth Notes by a member of the Elizabeth Group.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means, subject to the provisions of paragraph (a) of Clause 2.4 (Obligors’ Agent), the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means a public tender offer by Bidco 2 to acquire all of the Elizabeth ADSs and Elizabeth Shares not owned by it substantially on the terms and conditions set out in the Offer Document, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement, provided that this definition excludes any market purchase, squeeze-out or separate tender offer made by Bidco 2 to acquire Elizabeth ADSs and Elizabeth Shares after the initial tender offer has closed and the Acceptance Condition has been fulfilled or validly waived.

“Offer Document” means an offer document (including the related Letter of Transmittal) dispatched to the shareholders of Elizabeth containing and setting out the terms and conditions of the Offer.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.4 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                  in relation to the Company, its audited consolidated financial statements for the financial year ended 31 December 2011; and

(b)                                  in relation to Elizabeth, its audited consolidated financial statements for the financial year ended 31 December 2011.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union (and which has not since ceased to adopt or utilise the Euro as its lawful currency).

“Party” means a party to this Agreement.

“Permitted Reorganisation” means all steps necessary or desirable to ensure:

(a)                                  that New PLC becomes the ultimate parent of the Group and its shares become admitted to the Official List and to trading on the London Stock Exchange;

(b)                                  that the Company becomes a directly wholly-owned Subsidiary of New PLC;

(c)                                   that the listing of the shares of the Company on the Official List is cancelled and the shares of the Company cease to be admitted to trading on the London Stock Exchange; and

(d)                                  a Court-approved reduction of capital in New PLC to create a distributable reserve,

provided that, prior to the satisfaction of the 75% Condition, those steps will not constitute a Permitted Reorganisation unless carried out with the prior consent of the Majority Lenders.

“Permitted Reorganisation Completion Date” means, in relation to the Permitted Reorganisation, the earlier of the date falling seven days after New PLC becomes the ultimate parent of the Group and the date on which a reduction of capital in New PLC takes effect having been registered at Companies House.

“Press Release” means the press release issued by or on behalf of the Company or Bidco 2 prior to the commencement of the Offer, announcing the Company’s or Bidco 2’s intention to commence the Offer.

“Qualifying Lender” has the meaning given to it in Clause 14 (Tax Gross Up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                  (if the currency is Sterling) the first day of that period;

(b)                                  (if the currency is Euro) two TARGET Days before the first day of that period; or

(c)                                   (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the London offices of Lloyds TSB Bank plc, Barclays Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means, in relation to Euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                  its jurisdiction of incorporation; and

(b)                                  any jurisdiction whose laws are expressed to govern any Transaction Security Document to which it is a party.

“Repayment Date” means, in relation to the Term Facility Loans, each of the dates specified in paragraph (a) of Clause 8.1 (Repayment of Term Facility Loans).

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in:

(a)                                  Clauses 20.1 (Status) to 20.6 (Governing law and enforcement), paragraph (a) of Clause 20.7 (No default), paragraph (a) of Clause 20.12 (Financial statements), paragraph (a) (and, prior to the Elizabeth Upstream Guarantee Date (other than in respect of the Bidco

Share Pledge), paragraphs (b) and (c)) of Clause 20.15 (Security and Shares), prior to the Elizabeth Upstream Guarantee Date (other than in respect of the Bidco Share Pledge) paragraph (a) of Clause 20.16 (Security and pari passu ranking), Clause 20.21 (Centre of main interests and establishments) and prior to the Elizabeth Upstream Guarantee Date (other than in respect of the Bidco Share Pledge), Clause 20.18 (Title and Ownership); and

(b)                                  prior to the Bidco Release Date and, in respect of the Bidco Share Pledge only, paragraph (c) of Clause 20.15 (Security and Shares), paragraph (a) of Clause 20.16 (Security and pari passu ranking) and Clause 20.18 (Title and Ownership).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Facility” means Facility C, Facility D or Facility E.

“Revolving Facility Commitment” means a Facility C Commitment, a Facility D Commitment or a Facility E Commitment.

“Revolving Facility Loan” means a Facility C Loan, a Facility D Loan or a Facility E Loan.

“Rights Issue” means the proposed issue by the Company of rights to subscribe for Company shares, for the purpose of partially funding the Acquisition and any Follow-on Acquisitions.

“Rollover Loan” means one or more Loans under the same Revolving Facility:

(a)                                  made or to be made on the same day that a maturing Revolving Facility Loan under that Revolving Facility is due to be repaid;

(b)                                  the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan;

(c)                                   in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency); and

(d)                                  made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Facility Loan under that Revolving Facility.

“Sanctions” means:

(a)                                  official economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; and

(b)                                  official economic or financial sanctions imposed, administered or enforced from time to time by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Screen Rate” means:

(a)                                  in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)                                  in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Party” means each Finance Party and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Form of Utilisation Request/Selection Notice) given in accordance with Clause 11 (Interest Periods) in relation to a Term Facility Loan.

“Separate Loan” has the meaning given to that term in paragraph (d) of Clause 8.2 (Repayment of Revolving Facility Loans).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Squeeze-out” shall have the meaning given to such term in Clause 23.15 (Elizabeth Group related undertakings).

“Squeeze-out Date” shall have the meaning given to such term in Clause 23.15 (Elizabeth Group related undertakings).

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and, for the purpose of Clause 21 (Information Undertakings) and Clause 22 (Financial Covenants), a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, whose Commitments aggregated more than 85 per cent. of the Total Commitments immediately prior to the reduction).

“Syndication Date” means 9:00 a.m. London time on the Business Day following the earlier of the date on which all Lenders subject to primary syndication become party to the Finance Documents as determined by the Arrangers and the date six months from the date of this Agreement.

Syndication Letter” means the letter dated on or prior to the date of this Agreement from the Arrangers to the Company relating to the arrangement, underwriting and syndication of the Facilities.

“TARGET 2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Offer Agent” means the tender offer agent appointed by the Company to accept for payment validly tendered Elizabeth ADSs and/or Elizabeth Shares and pay to the holders of such Elizabeth ADSs and/or Elizabeth Shares the Offer price in accordance with the terms of the Offer.

“Tender Offer Agreement” means an agreement between the Tender Offer Agent and the Company relating to the appointment of a tender offer agent in respect of the Offer.

“Term Facility” means Facility A or Facility B.

“Term Facility Loan” means a Facility A Loan or a Facility B Loan.

“Term Facility Commitment” means a Facility A Commitment or a Facility B Commitment.

“Termination Date” means the date falling five years after the date of this Agreement.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Facility D Commitments and the Total Facility E Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being £180,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $500,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being £690,000,000 at the date of this Agreement.

“Total Facility D Commitments” means the aggregate of the Facility D Commitments, being €300,000,000 at the date of this Agreement.

“Total Facility E Commitments” means the aggregate of the Facility E Commitments, being £70,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Total Facility C Commitments, the Total Facility D Commitments and the Total Facility E Commitments.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Bidco Share Pledge, the Bidco 2 Share Pledge, the ADS Share Pledge, the Elizabeth Share Pledge and any other document entered into by UK Subsidiary, Bidco 1 or Bidco 2, from time to time, creating or expressed to create any Security over all or any of the Bidco Shares, Bidco 2 Shares, the Elizabeth ADSs or Elizabeth Shares in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Agent executes the Transfer Certificate.

“UmwG” means the German Transformation Act (Umwandlungsgesetz).

“UN/EU Sanctioned Country” means at any time, a country or territory which is at that time subject to official general trade, economic or financial sanctions embargoes imposed, administered or enforced by (i) the United Nations Security Council or (ii) the European Union.

“UN/EU Sanctions” means official economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United Nations Security Council or (ii) the European Union.

“UN/EU Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held and published by (a) the United Nations Security Council or (b) the European Union.

“U.S.” and “United States” mean the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Bankruptcy Law” has the meaning given to that term in Clause 24.9 (United States Bankruptcy).

“U.S. Borrower” means any Borrower incorporated or organised under the laws of the United States (including the District of Columbia) or any state of the United States.

“US GAAP” means generally accepted accounting principles, standards and practices in the U.S.

“U.S. Guarantor” means a Guarantor incorporated or organised under the laws of the United States (including the district of Columbia) or any state of the United States.

“U.S. Obligor” means a U.S. Borrower and/or a U.S. Guarantor.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facilities.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made is made.

“Utilisation Request” means a notice substantially in a form set out in Schedule 3 (Form of Utilisation Request/Selection Notice).

“VAT” means:

(a)                                  any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                  any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

1.2                         Construction

(a)                           Unless a contrary indication appears any reference in this Agreement to:

(i)                                      the “Agent”, the “Security Agent”, any “Arranger”, any “Hedge Counterparty”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)                                   “assets” includes present and future properties, revenues and rights of every description;

(iii)                                a “Finance Document” or any other agreement, list or instrument is a reference to that Finance Document or other agreement, list or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                  a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)                               a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)                            a “finance lease” or a “capital lease” (or a “finance or capital lease”) shall include any such lease which would, in accordance with the Accounting Principles as applied at the date of this Agreement, be treated as a finance or capital lease but shall exclude any operating lease entered into at any time which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases under the Accounting Principles which is implemented after the date of this Agreement;

(viii)                         a provision of law is a reference to that provision as amended or re-enacted;

(ix)                               a time of day is a reference to London time; and

(x)                                  a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent.

(b)                           Section, Clause and Schedule headings are for ease of reference only.

(c)                            Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                           A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)                            A Borrower providing “cash cover” means, in relation to an Ancillary Facility, a Borrower paying an amount in the currency of that Ancillary Facility to an interest-bearing account in the name of that Borrower and the following conditions are met:

(i)                                      the account is with the Ancillary Lender providing that Ancillary Facility;

(ii)                                   withdrawals from the account may only be made to pay that Ancillary Lender amounts due and payable to it under this Agreement in respect of that Ancillary Facility until no amount is or may be outstanding in respect of that Ancillary Facility; and

(iii)                                that Borrower has executed a security document, in form and substance satisfactory to that Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

1.3                         Currency Symbols and Definitions

“$” and “Dollars” denote the lawful currency of the United States of America, “£” and “Sterling” denote the lawful currency of the United Kingdom and “€” and “Euro” means the single currency unit of the Participating Member States.

1.4                         Third party rights

(a)                           Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                           Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.                                THE FACILITIES

2.1                         The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)                                  to the Borrowers (other than Elster Holdings US Inc.), a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments and with a Base Currency of Sterling;

(b)                                  to the Borrowers (other than Elster Holdings US Inc.), a Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments;

(c)                                   to the Borrowers (other than Elster Holdings US Inc. prior to the Elizabeth Upstream Guarantee Date), a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility C Commitments and with a Base Currency of Sterling;

(d)                                  to the Borrowers (other than Elster Holdings US Inc.), a Euro revolving credit facility in an aggregate amount equal to the Total Facility D Commitments;

(e)                                   to Elster Holdings US Inc. (and the other Borrowers who are members of the Elizabeth Group), a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility E Commitments and with a Base Currency of Sterling; and

(f)                                    subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of a Revolving Facility Commitment under Facility C.

2.2                         Increase

(a)                           The Company may by giving prior notice to the Agent by no later than 20 Business Days after the effective date of a cancellation of:

(i)                                      the Available Commitment of a Defaulting Lender under a Facility in accordance with paragraph (d) of Clause 9.7 (Right of repayment and cancellation in relation to a single Lender); or

(ii)                                   the Commitment of a Lender under a Facility in accordance with Clause 9.1 (Illegality),

request that the Total Commitments under that Facility be increased (and the aggregate Commitments under the relevant Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)                            the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)                            each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)                            each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume such obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)                            the Commitments of the other Lenders shall continue in full force and effect; and

(E)                             any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)                           An increase in the Total Commitments will only be effective on:

(i)                                      the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)                                   in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)                            Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)                           The Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £1,000 and the Company shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)                            The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)                             Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)                                      an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)                                   the “New Lender” were references to that “Increase Lender”; and

(iii)                                a “re-transfer” were references to a “transfer”.

2.3                         Finance Parties’ rights and obligations

(a)                           The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights, and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                           A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4                         Obligors’ Agent

(a)                           Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                      the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests or Selection Notices), to make such agreements and to effect any relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally whether by increasing the liabilities guaranteed or otherwise), without further reference to, or the consent of, that Obligor; and

(ii)                                   each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests or Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication, provided that prior to the Elizabeth Upstream Guarantee Date Elizabeth on behalf of itself and its Subsidiaries may revoke such appointment by 5 Business Days notice (a “Revocation Notice”) to the Company and the Agent. After any such Revocation Notice takes effect, prior to the Elizabeth Upstream Guarantee Date, any reference in this Agreement to the Obligors’ Agent shall mean:

(i)                                      in the case of the Company and any Obligor which is a member of the Melrose Group. the Company; and

(ii)                                   in the case of Elizabeth and any Obligor which is a member of the Elizabeth Group, Elizabeth.

On and from the Elizabeth Upstream Guarantee Date the term Obligor’s Agent shall mean the Company irrespective of any previous issue of a Revocation Notice.

Any such change to the Obligor’s Agent pursuant to this Clause 2.4 (whether it be due to a Revocation Notice or the occurrence of the Elizabeth Upstream Guarantee Date) shall not impact on any notice, action, settlement, amendment, waiver, agreement, communication or instruction previously given or made by or to the Company, as Obligors’ Agent or, after a Revocation Notice and before the Elizabeth Upstream Guarantee Date, Elizabeth as Obligors’ Agent for each of Elizabeth and any Obligor which is a member of the Elizabeth Group.

(b)                           Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)                            Each Obligor hereby releases the Company or, as the case may be, Elizabeth from any restriction of self-dealing under any applicable law arising under section 181 of the German Civil Code (BGB), to the extent legally possible.

3.                                PURPOSE

3.1                         Purpose

(a)                           Each Borrower shall apply all amounts borrowed by it under a Term Facility towards:

(i)                                      financing in part the consideration for the Acquisition;

(ii)                                   refinancing amounts outstanding under the Existing Facility Agreement;

(iii)                                refinancing any other outstanding indebtedness of the Melrose Group;

(iv)                               if it is a member of the Elizabeth Group, refinancing amounts outstanding under the Existing Elizabeth Facilities Agreement;

(v)                                  financing the Melrose Group’s working capital requirements and for general corporate purposes; and

(vi)                               paying the Acquisition Costs (including refinancing any amount used to pay any Acquisition Costs prior to the Closing Date).

(b)                           The Company and each other Borrower that is a member of the Melrose Group shall apply all amounts borrowed by it under Facility C or Facility D towards:

(i)                                      financing the Melrose Group’s and (following the Elizabeth Upstream Guarantee Date) the Group’s working capital requirements and general corporate purposes (including, without limitation, refinancing amounts outstanding under the Existing Facility Agreement, paying any associated costs and expenses and financing acquisitions by the Melrose Group and (following the Elizabeth Upstream Guarantee Date) the Group);

(ii)                                   financing the consideration for the Acquisition or any Follow-on Acquisition;

(iii)                                financing the consideration for the acquisition of any Elizabeth ADSs or Elizabeth Shares whether pursuant to any further tender offers, market purchases, any squeeze-out procedure or otherwise;

(iv)                               financing of any compensation payment (Abfundung) to minority shareholders of Elizabeth in connection with the Domination Agreement; and

(v)                                  paying the Acquisition Costs.

(c)                            Each Borrower that is a member of the Elizabeth Group other than Elster Holdings US Inc. shall apply all amounts borrowed by it under Facility C or Facility D towards financing the Elizabeth Group’s working capital requirements and general corporate purposes (including, without limitation, refinancing amounts outstanding under the Existing Elizabeth Facilities Agreement, for any Notes Redemption, paying any associated costs and expenses, paying any costs and expenses incurred in connection with the Elizabeth Notes and financing acquisitions by the Elizabeth Group).

(d)                           Elster Holdings US Inc. and any other Borrower who is a member of the Elizabeth Group shall apply all amounts borrowed by it under Facility E towards financing its working capital requirements.

3.2                         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3                         RCF Drawing Limit

The Company shall ensure that the aggregate Base Currency Amount of the outstanding Facility D Loans shall not exceed €50,000,000 (the “Facility D Drawing Limit”) at any time prior to the Elizabeth Upstream Guarantee Date provided that the Facility D Drawing Limit may be exceeded prior to the Elizabeth Upstream Guarantee Date as a result of Facility D Loans being utilised to fund:

(a)                                  directly or indirectly, any Notes Redemption (including any redemption offer required to be made upon a change of control) of all but not part only of the Elizabeth Notes (except in the case of any redemption made under any change of control offer under the terms of the Elizabeth Notes when part only of the Elizabeth Notes may be redeemed) or associated costs and expenses or any refinancing of any amounts used for any such purpose;

(b)                                  any redemption offer required to be made to the holders of some or all of the Elizabeth Notes arising as a result of the change of control of Elizabeth as a result of the Offer;

(c)                                   provided a Notes Redemption of the whole and not part of the Elizabeth Notes or a Notes Covenant Suspension has occurred, any refinancing of amounts previously used by any member of the Group to fund any partial Notes Redemption; and

(d)                                  any costs and expenses incurred in connection with a Notes Covenant Suspension.

4.                                CONDITIONS OF UTILISATION

4.1                         Initial conditions precedent

(a)                           No Borrower may borrow any amount under this Agreement unless the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

(b)                          The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                         Further conditions precedent

(a)                           Subject to Clause 4.1 (Initial conditions precedent) and Clause 4.3 (Certain funds) the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                      in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)                                   the Repeating Representations to be made by each Obligor are true in all material respects.

(b)                           The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Event of Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                         Certain Funds

(a)                           In this Clause:

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earlier of 4 Months and 56 days from the date of this Agreement and the date that is 56 days after the Closing Date.

“Major Breach” means a breach (a) by the Company or a member of the Melrose Group that is an Obligor or (b) by a member of the Elizabeth Group that has acceded as an Obligor (but, in the case of the members of the Elizabeth Group only, subject to Clause 24.21 (Clean up Period)) of:

(i)                                      Clause 23.4 (Negative pledge);

(ii)                                   Clause 23.5 (Disposals);

(iii)                                Clause 23.11 (Acquisitions);

(iv)                               Clause 23.14 (Acquisition Undertakings);

(v)                                  Clause 23.17 (Loans);

(vi)                               Clause 23.18 (Guarantees);

(vii)                            Clause 23.19 (Merger); or

(viii)                         Clause 23.20 (Financial Indebtedness).

“Major Default” means any of the following Events of Default:

(i)                                      Clause 24.2 (Non-payment);

(ii)                                   Clause 24.4 (Other obligations) but only insofar as it relates to a Major Breach;

(iii)                                Clause 24.5 (Misrepresentation) but only insofar as it relates to a Major Representation;

(iv)                               Clauses 24.7 (Insolvency), 24.8 (Insolvency proceedings) and 24.9 (United States Bankruptcy);

(v)                                  Clause 24.13 (Cessation of Business)

(vi)                               Clauses 24.11 (Unlawfulness and invalidity) and 24.12 (Repudiation); and

(vii)                            Clause 24.18 (The Company and New PLC) (provided that any Event of Default arising only under paragraph (a) of Clause 24.18 (The Company and New PLC) shall not constitute a Major Default if it occurs as a consequence of either (A) a Change of Control of the Company; or (B) the Company’s shares being de-listed from the Official List and no longer being admitted to trading on the London Stock Exchange as a result of circumstances not in the control of the Company), as it relates, to the extent referred to in such Clause, to or by:

(A)                            a member of the Melrose Group; or

(B)                            on and from the Elizabeth Accession Date, to a member of the Elizabeth Group (but, in the case of the members of the Elizabeth Group only, subject to Clause 24.21 (Clean-up Period)).

“Major Representation” means any of the following representations contained in this Agreement:

(i)                                      Clause 20.1 (Status);

(ii)                                   Clause 20.2 (Binding obligations);

(iii)                                Clause 20.3 (Non-conflict with other obligations) but only insofar as it relates to an Obligor;

(iv)                               Clause 20.4 (Power and authority);

(v)                                  Clause 20.5 (Validity and admissibility in evidence);

(vi)                               Clause 20.16 (Security and pari passu ranking); or

(vii)                            Clause 20.21 (Centre of main interests and establishments),

in each case as it relates to a member of the Melrose Group or (on and from the Elizabeth Accession Date) a member of the Elizabeth Group (but subject, in respect of a member of the Elizabeth Group only, to Clause 24.21 (Clean-Up Period)).

(b)                           Notwithstanding any other term of this Agreement, during the Certain Funds Period no Lender is entitled (and as applicable neither the Agent nor the Security Agent is entitled) to:

(i)                                      invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make available any Loan;

(ii)                                   cancel any Commitment other than under Clause 9.1(Illegality) or 9.9 (Mandatory Cancellation);

(iii)                                exercise any right of rescission, termination, set-off or similar right or remedy which it may have in relation to any Loan;

(iv)                               accelerate or cause repayment of any Loan; or

(v)                                  enforce or take any step to enforce any of the Transaction Security,

except as provided below in paragraph (c).

(c)                           Paragraph (b) does not apply if such Lender is so entitled and the entitlement arises because:

(i)                                      the Company has not delivered all of the documents required under this Clause or Part I and Part II of Schedule 2 (Conditions Precedent) in accordance with paragraph (a) of Clause 4.1 (Initial conditions precedent) (provided that the Lender or Agent may only refuse to make available any Loan but may not take any other step referred to in paragraph (b) above as a result of such failure of the Company to deliver such documents);

(ii)                                   it is unlawful for that Lender to perform any of its obligations under the Finance Documents;

(iii)                                a Major Default is continuing or would result from the making of the proposed Loan; or

(iv)                               one or more Major Representations is/are not true.

(d)                           Nothing in paragraph (b) will affect the rights, remedies and entitlements of a Lender or, as the case may be, the Agent or the Security Agent pursuant to Clause 9.2 (Change of Control) or in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Change of Control and/or Default (as the case may be) occurred during the Certain Funds Period or not and notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.4                         Conditions relating to Optional Currencies

(a)                           A currency will constitute an Optional Currency in relation to a Facility A Loan, a Facility C Loan or a Facility E Loan if:

(i)                                      it is Euro or Dollars; or

(ii)                                   it has been approved by the Agent (acting on the instructions of all the Lenders who will participate in that Loan) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)                           If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time whether or not the Lenders who will participate in the requested Loan have granted their approval.

4.5                         Maximum number of Loans

(a)                           A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)                                      more than six Term Facility Loans would be outstanding; or

(ii)                                   more than 20 Revolving Facility Loans would be outstanding.

(b)                           A Borrower may not request that a Term Facility Loan be divided if, as a result of the proposed division more than six Term Facility Loans would be outstanding.

(c)                            Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.5.

(d)                           Any Separate Loan shall not be taken into account in this Clause 4.5.

5.                               UTILISATION — LOANS

5.1                         Delivery of a Utilisation Request

A Borrower may utilise a Facility (including, without limitation, in the case of the Revolving Facility, by way of a Rollover Loan) by delivery to the Agent of a duly completed Utilisation Request in the form of Part I of Schedule 3 (Form of Utilisation Request/Selection Notice) not later than the Specified Time (or such later time as the Agent may agree).

5.2                         Completion of a Utilisation Request

(a)                           Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      it identifies the Facility to be utilised;

(ii)                                   the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                                the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(iv)                               the proposed Interest Period complies with Clause 11 (Interest Periods); and

(v)                                  prior to the Elizabeth Upstream Guarantee Date, if delivered by a Borrower who is a member of the Elizabeth Group, it is signed by two people, one of which is the treasurer of the Elizabeth Group (or a managing director of Elizabeth) and the other is a managing director of the Borrower delivering the Utilisation Request.

(b)                           Only one Loan may be requested in each Utilisation Request (except where the proposed Utilisation Date is the Closing Date).

5.3                         Currency and amount

(a)                           The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                           The amount of the proposed Loan must be:

(i)                                      if the currency selected is:

(A)                            Sterling, a minimum of £5,000,000;

(B)                            Dollars, a minimum of $5,000,000;

(C)                            Euro, a minimum of €5,000,000; or

in each case, if less, the Available Facility; or

(ii)                                   if the currency selected is an Optional Currency (other than Euro or Dollars) a minimum amount equal to £5,000,000 converted into that Optional Currency at the Agent’s spot rate of exchange in the London foreign exchange market on the day of the delivery of the Utilisation Request for that Loan or, if less, the Available Facility; and

in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                        Lenders’ participation

(a)                           If the conditions set out in this Agreement have been met, and subject to paragraph (c) of Clause 8.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency

Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash, in each case by the Specified Time.

6.                                OPTIONAL CURRENCIES

6.1                         Selection of currency

(a)                           A Borrower (or the Company on behalf of a Borrower) shall select the currency of Facility A Loan, a Facility C Loan or a Facility E Loan:

(i)                                      in a Utilisation Request; or

(ii)                                   (after the first Interest Period in relation to a Facility A Loan made to it) in a Selection Notice.

(b)                           If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Facility A Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)                            If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Facility A Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2                         Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                  a Lender notifies the Agent that an Optional Currency for a Facility A Loan, a Facility C Loan or a Facility E Loan requested is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in that Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Company on behalf of that Borrower) and that Lender to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the relevant Loan in the Base Currency (or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of that Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3                         Change of currency

(a)                           The Company (or the relevant Borrower) may request by delivery of a Selection Notice that one or more Facility A Loans be denominated in different currencies during two successive Interest Periods provided that:

(i)                                    the Interest Period in respect of which redenomination is sought begins on a date that is no later than the first anniversary of the Closing Date;

(ii)                                   the redenomination can only be into Sterling, Euro or Dollars; and

(iii)                                a Facility A Loan may only be redenominated once.

(b)                           Subject to the conditions set out in paragraph (a) above being satisfied, if a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:

(i)                                      if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)                                   if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)                                (unless the Agent and the Borrower agree otherwise in accordance with paragraph (c) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)                               (subject to paragraph (b) of Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in an amount determined in accordance with sub-paragraph (i) or, as applicable (ii) above and otherwise in accordance with Clause 6.5 (Agent’s calculations).

(c)                            If the Agent and the Borrower that has borrowed the relevant Facility A Loan agree, the Agent shall on the last day of the first Interest Period:

(i)                                      apply the amount paid to it by the Lenders pursuant to paragraph (b)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Facility A Loan was outstanding during the first Interest Period at the rate referred to in paragraph (b) above; and

(ii)                                   use the amount of the original currency it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (b)(iii) above.

(d)                           If the amount purchased by the Agent pursuant to paragraph (c)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Facility A Loan for the first Interest Period) equal to the difference.

(e)                            If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (b)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4                         Same Optional Currency during successive Interest Periods

(a)                           If a Facility A Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility A Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)                                      if the amount calculated is less than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Facility A Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)                                   if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)                           If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange used in calculating the Base Currency Amount of that Loan has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5                         Agent’s calculations

(a)                           Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

(b)                           All calculations made by the Agent pursuant this Clause 6 will take into account any repayment, prepayment, consolidation or division of Term Facility Loans to be made on the last day of the first Interest Period.

7.                                ANCILLARY FACILITIES

7.1                         Type of Facility

An Ancillary Facility may be by way of:

(a)                                  an overdraft facility;

(b)                                  a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)                                   a short term loan facility;

(d)                                  a derivatives facility;

(e)                                   a foreign exchange facility; or

(f)                                    any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2                        Availability

(a)                           If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Facility C Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)                           Notwithstanding paragraph (a) above, the aggregate amount to be provided by way of Ancillary Facilities shall not, at any time, exceed £250,000,000.

(c)                            An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)                                      a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)                            the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)                            the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)                            the proposed type of Ancillary Facility to be provided;

(D)                            the proposed Ancillary Lender;

(E)                             the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility (if not denominated in the Base Currency) and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)                              the proposed currency of the Ancillary Facility;

(ii)                                   a copy of the proposed Ancillary Document; and

(iii)                                any other information which the Agent may reasonably request in connection with the Ancillary Facility.

The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(d)                           Subject to compliance with paragraph (c) above:

(i)                                      the Lender concerned will become an Ancillary Lender; and

(ii)                                   the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

7.3                        Terms of Ancillary Facilities

(a)                           Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)                           However, those terms:

(i)                                      must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)                                   may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)                                may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)                               may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to Facility C of that Lender; and

(v)                                  must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facilities unless the Company otherwise agrees with the provider of an Ancillary Facility.

(c)                            If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 33.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)                           Interest, commission and fees on Ancillary Facilities are dealt with in Clause 13.5 (Interest, commission and fees on Ancillary Facilities).

7.4                         Repayment of Ancillary Facility

(a)                           An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)                           If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Facility C Commitment shall be increased accordingly).

(c)                            No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)                                      the Total Facility C Commitments have been cancelled in full, or all outstanding Facility C Loans have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Facility C Loans immediately due and payable in accordance with the terms of this Agreement, or the expiry date of the Ancillary Facility occurs; or

(ii)                                   it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)                                the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Facility C Loan and the Ancillary Lender gives sufficient notice to enable a Facility C Loan to be made to refinance those Ancillary Outstandings.

(d)                           For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Facility C Loan:

(i)                                      the Facility C Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment provided always that the Ancillary Commitment under Facility C can never be greater than the Lender’s Commitment under that Facility; and

(ii)                                   the Loan may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.5 (Maximum number of Loans) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request) applies.

(e)                            On the making of a Facility C Loan to refinance Ancillary Outstandings:

(i)                                      each Lender will participate in that Facility C Loan in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Facility C Loans then outstanding bearing the same proportion to the aggregate amount of the Facility C Loans then outstanding as its Facility C Commitment bears to the aggregate of the Facility C Commitments; and

(ii)                                   the relevant Ancillary Facility shall be cancelled.

(f)                             In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority as netted for capital adequacy purposes.

7.5                         Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)                                  the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and, where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)                                  where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

7.6                        Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.7                         Adjustment of Ancillary Facilities upon acceleration

(a)                           In this Clause 7.7:

“Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(i)                                      its participation in each Facility C Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under Facility C); and

(ii)                                   if that Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Outstandings” means the aggregate of all Outstandings.

(b)                           If a notice is served under Clause 24.20 (Acceleration) (other than a notice declaring Loans to be due on demand), each Lender under Facility C and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under Facility C and each Ancillary Facility to ensure that, after such transfers, the Outstandings of each Lender under Facility C bear the same proportion to the Total Outstandings as such Lender’s Facility C Commitment bears to the Total Facility C Commitments for Facility C, each as at the date the notice is served under Clause 24.20 (Acceleration).

(c)                            If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under Facility C and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)                           Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)                            All calculations to be made pursuant to this Clause 7.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

7.8                         Affiliates of Lenders as Ancillary Lenders

(a)                           Subject to the terms of this Agreement, an Affiliate of a Lender under Facility C may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Facility C Commitment is the amount set out opposite the relevant Lender’s name in Part II or Part III of Schedule 1 (The Initial Parties) and/or the amount of any Facility C Commitment transferred to or assumed by that Lender under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s

Available Commitment with respect to Facility C, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates in respect of Facility C.

(b)                           The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (c)(i) of Clause 7.2 (Availability).

(c)                            If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)                           Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.9                         Affiliates of Borrowers

(a)                           Subject to the terms of this Agreement, a member of the Group may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)                           The Company shall specify any relevant member of the Group in any notice delivered by the Company to the Agent pursuant to paragraph (c)(i) of Clause 7.2 (Availability).

(c)                            If a borrower with respect to an Ancillary Facility ceases to be a member of the Group, it shall cease to have any rights under this Agreement or any Ancillary Document.

(d)                           Where this Agreement or any other Finance Document imposes an obligation on a borrower under an Ancillary Facility and the relevant borrower is a member of the Group which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by such member of the Group.

(e)                            Any reference in this Agreement or any other Finance Document to an Obligor being under no obligations (whether actual or contingent) under such Finance Document shall be construed to include a reference to any member of the Group being under no obligations under any Finance Document or Ancillary Document.

(f)                             References in Clause 19 (Guarantee and Indemnity) to a Borrower or an Obligor include any member of the Group referred to in paragraph (a) above.

8.                                REPAYMENT

8.1                         Repayment of the Term Facility Loans

(a)                           The Borrowers shall repay the Loans under each Term Facility in instalments by repaying on each Repayment Date an amount so that the Base Currency Amount of the aggregate Term Facility Loans under that Term Facility outstanding following that repayment is reduced to the percentage of the Base Currency Amount of the aggregate of the Term Facility Loans under that Facility outstanding at the end of the Availability Period for the Term Facilities (the “Term Loan Amount”) set out opposite that Repayment Date below:

Repayment Date	Percentage of Term Loan Amount

On the third anniversary of the date of this Agreement	95 per cent.

On the fourth anniversary of the date of this Agreement	90 per cent.

On the date falling six months after the fourth anniversary of the date of this Agreement	85 per cent.

On the Termination Date	Zero

(b)                           No Borrower may reborrow any part of a Term Facility Loan which is repaid (but without prejudice to Clause 6.3 (Change of currency)).

8.2                         Repayment of Revolving Facility Loans

(a)                           Subject to paragraphs (b) and (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)                           Each Borrower which has drawn a Revolving Facility Loan that remains outstanding on the Termination Date shall repay that Revolving Facility Loan on the Termination Date.

(c)                            Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans under the same Revolving Facility are to be made available to a Borrower:

(i)                                      on the same day that a maturing Loan under that Revolving Facility is due to be repaid by that Borrower;

(ii)                                   in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)                                in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate amount of the new Revolving Facility Loan(s) shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)                            if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loan(s):

(I)                                the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(II)                           each Lender’s participation (if any) in the new Revolving Facility Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loan(s) available in cash; and

(B)                            if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loan(s):

(I)                                the relevant Borrower will not be required to make any payment in cash; and

(II)                           each Lender will be required to make its participation in the new Revolving Facility Loan(s) available in cash only to the extent that its participation (if any) in the new Revolving Facility Loan(s) exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loan(s) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(d)                           At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) under Facility C, Facility D or Facility E (as applicable) denominated in the currency in which the relevant participations are outstanding.

(e)                            A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Agent. The Agent will forward a copy of the prepayment notice received in accordance with this paragraph (e) to the Defaulting Lender concerned as soon as practicable on receipt.

(f)                             Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(g)                            The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (d) to (f) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.                                PREPAYMENT AND CANCELLATION

9.1                         Illegality

(a)                           If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan (including, without limitation, as a result of a violation by the Company or any other Obligor of any Sanctions applicable to it):

(i)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)                                each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the

Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)                           If the Company or any other Obligor violates any Sanctions applicable to it, the Company or Obligor, upon becoming aware of that event shall promptly notify the Agent which shall notify the Lenders.

9.2                         Change of control

(a)                           If:

(i)                                      any person or group of persons acting in concert gains control of the Company other than New PLC pursuant to the Permitted Reorganisation; or

(ii)                                   following the Permitted Reorganisation, any person or group of persons acting in concert gains control of New PLC:

(A)                            the Company shall promptly notify the Agent upon becoming aware of that event;

(B)                            a Lender shall not be obliged to fund a Loan (except for a Rollover Loan) during the Negotiation Period (as defined in paragraph (a)(C) below); and

(C)                            after such person or persons gain control of the Company or New PLC (as applicable) (the “Change of Control”), the Company and each Lender will enter into negotiations for a period of up to 30 days from the date of such a Change of Control (the “Negotiation Period”) to determine whether and, if so, how to continue with the Facilities.

(b)                           If no agreement between a Lender and the Company is reached under paragraph (a)(ii)(C) above by the expiry of the Negotiation Period (or if later, in the case of a Change of Control occurring during the Certain Funds Period, the end of the Certain Funds Period), and that Lender so requires by notice to the Agent, the Agent shall by notice to the Company, cancel the Commitments of that Lender and declare that Lender’s participation in the Loans and Ancillary Outstandings, together with accrued interest and all other amounts accrued under the Finance Documents in respect of that Lender’s participation in the Loans and Ancillary Outstandings to be immediately due and payable.

(c)                            Upon the Agent notifying the Company under paragraph (b) above:

(i)                                      the Commitments of that Lender will be immediately cancelled; and

(ii)                                   each Borrower shall repay that Lender’s participation in the Loans and Ancillary Outstandings made to that Borrower on the last day of the Interest Period for each Loan occurring after notification under paragraph (b) above.

(d)                           For the purpose of paragraph (a) above “control” means:

(i)                                      the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)                            cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company or New PLC (as applicable); or

(B)                            appoint or remove all, or the majority, of the directors or other equivalent officers of the Company or New PLC (as applicable); or

(C)                            give directions with respect to the operating and financial policies of the Company or New PLC (as applicable) which the directors or other equivalent officers of the Company or New PLC (as applicable) are obliged to comply with; or

(ii)                                   the holding of more than one-half of the issued share capital of the Company or New PLC (as applicable) (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(e)                            For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

9.3                         Mandatory Prepayment and Cancellation

(a)                           The Company shall ensure that the Borrowers prepay Loans equal to the Disposal Proceeds unless the Company makes an election under paragraph (c) below, promptly upon receipt of those proceeds.

(b)                           A prepayment made under this Clause 9.3 shall be applied in the following order:

(i)                                      first, in prepayment and cancellation pro rata of Loans under Facility A and Facility B, applied against instalments referred to in paragraph (a) of Clause 8.1 (Repayment of the Term Facility Loans) pro rata;

(ii)                                   second, in cancellation of pro rata Available Commitments under the Revolving Facilities (and the Available Commitment of the Lenders under each Revolving Facility will be cancelled rateably), provided that prior to the Elizabeth Upstream Guarantee Date (until such time that the Available Commitments for the Revolving Facilities are cancelled in full) no cancellation shall be permitted under this paragraph (b)(ii) in respect of Facility D if it would cause the Available Commitment for Facility D to be less than €250,000,000 and any cancellation that would otherwise be applied against Facility D pursuant to this paragraph (b)(ii) shall instead be applied pro rata against Facility C and Facility E pursuant to this paragraph (b)(ii) and thereafter in accordance with paragraph (b)(iii) below;

(iii)                                third, in prepayment of Revolving Facility Loans pro rata between the Revolving Facilities; and

(iv)                               then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments,

provided that prior to the Elizabeth Upstream Guarantee Date any required prepayments by members of the Elizabeth Group (A) shall only be required to be applied in prepayment on and from the Elizabeth Accession Date; (B) shall only be applied towards prepayment and cancellation of Revolving Facility Loans and Term Loans borrowed by members of the Elizabeth Group; and (C) may be applied pro rata between prepayment and cancellation of Revolving Facility Loans and Term Loans borrowed by members of the Elizabeth Group and prepayment or purchase and cancellation of Elizabeth Notes.

(c)                            Subject to paragraph (d) below the Company may, by giving the Agent not less than three Business Days (or such shorter period as the Agent may agree) prior written notice, elect that any prepayment under this Clause 9.3 be applied in prepayment of one or more Loans on the last day of the Interest Periods relating to the relevant Loans that fall within 30 days of the relevant Disposal (or such later date as the Majority Lenders may agree with the Company).

(d)                           If the Company has made an election under paragraph (c) above but an Event of Default has occurred and is continuing and the Agent (acting on the instructions of the Majority Lenders) so specifies, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable.

(e)                            If the Company makes the election under paragraph (c) above then the relevant specified proportion of the relevant Loans will be due and payable on the last day of the relevant Interest Periods.

(f)                             No amount of any Revolving Facility prepaid under this Clause 9.3 may be reborrowed.

(g)                            Prepayments will not be required under this Clause 9.3 if it is (but only for so long as it remains) illegal for a member of the Elizabeth Group who received the proceeds of any such Disposal to make any such prepayment or to distribute, dividend or lend the proceeds to another member of the Group for the purpose of such prepayment. The Company shall procure that members of the Elizabeth Group use all reasonable endeavours to avoid any such illegality.

9.4                         Voluntary cancellation

(a)                           The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £500,000) of an Available Facility. Any cancellation under this Clause 9.4 shall reduce the Commitments of the Lenders rateably under the relevant Facility.

(b)                           The Company may not exercise its rights under paragraph (a) above in relation to Facility D prior to the Elizabeth Upstream Guarantee Date (unless a Notes Redemption of all the Elizabeth Notes or a Notes Covenant Suspension has occurred) if, as a result, the Available Commitment under Facility D would be less than €250,000,000 but greater than zero.

9.5                         Voluntary Prepayment of Term Facility Loans

A Borrower to which a Term Facility Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Term Facility Loan (but, if in part, being an amount that reduces the Base Currency Amount of a Term Facility Loan by a minimum amount of £500,000 in each case.

9.6                         Voluntary Prepayment of Revolving Facility Loans

A Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of £500,000).

9.7                         Right of repayment and cancellation in relation to a single Lender

(a)                           If:

(i)                                      any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)                                   any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

(iii)                                any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae); or

(iv)                               any payment under this Agreement is (or following the FATCA Application Date will be) subject to withholding under FATCA and at any time on or after the date which is six months before the FATCA Application Date for any payment by an Obligor to a Lender, that Lender is not, or has ceased to be, a FATCA Compliant Party.

the Company may, whilst (in the case of paragraphs (i), (ii) and (iv) above) the circumstance giving rise to the requirement or indemnification continues or that Lender continues not to be a FATCA Compliant Party or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)                           If any Lender becomes a Defaulting Lender:

(i)                                      the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender;

(ii)                                   on the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero;

(iii)                                the Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders; and

(iv)                               the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied (acting reasonably and promptly) that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(e)                            A Lender shall perform the checks described in paragraph (d)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall promptly notify the Agent and the Company when it is satisfied that it has complied with those checks.

9.8                         Restrictions

(a)                           Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            Unless a contrary indication appears in this Agreement, any part of the Revolving Facilities which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)                           The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                            Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                             If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)                            No Borrower may reborrow any part of a Term Facility which is prepaid (without prejudice to any redenomination of any Term Facility Loan under Clause 6.3 (Change of currency)).

(h)                           If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility (unless such cancellation, repayment or prepayment relates only to a particular Lender).

9.9                         Mandatory Cancellation

(a)                           The Facilities shall be cancelled under this Agreement and the Commitments of the Lenders reduced to zero if an Offer Document has not been issued within 20 Business Days of the date of the Press Release.

(b)                           The Facilities shall be cancelled and the Commitments of the Lenders reduced to zero if a first Utilisation of any Facility has not occurred at the end of the Availability Period applicable to the Term Facility.

9.10                  Availability Period

At the close of business on the last day of the Availability Period relating to each Facility, any unutilised portion of such Facility shall be cancelled.

10.                         INTEREST

10.1                 Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                  Margin;

(b)                                  LIBOR or, in relation to any Loan in Euro, EURIBOR; and

(c)                                   Mandatory Cost, if any.

10.2                  Payment of interest

A Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3                  Default interest

(a)                           If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                      the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                   the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)                            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4                  Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.                         INTEREST PERIODS

11.1                  Selection of Interest Periods

(a)                           A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Facility Loan which has already been borrowed) in a Selection Notice.

(b)                           Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Facility Loan was made not later than the Specified Time.

(c)                            If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (a) above, the relevant Interest Period will be one Month.

(d)                           Subject to this Clause 11, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders or, in the case of an Interest Period of more than six Months, all the Lenders under the relevant Facility).

(e)                            An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)                             Each Interest Period for a Term Facility Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)                            A Revolving Facility Loan has one Interest Period only.

(h)                           Prior to the Syndication Date, Interest Periods shall be one Month or such other periods as the Arrangers and the Company may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2                  Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3                  Consolidation and division of Term Facility Loans

(a)                           Subject to paragraph (b) below, if two or more Interest Periods:

(i)                                      relate to Loans under the same Term Facility in the same currency; and

(ii)                                   end on the same date; and

(iii)                                are made to the same Borrower,

those Term Facility Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Facility Loan on the last day of the Interest Period.

(b)                           Subject to Clause 4.5 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Facility Loan be divided into two or more Term Facility Loans, that Term Facility Loan will on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice provided that the aggregate of such Base Currency Amounts shall equal the Base Currency Amount of the Term Facility Loan immediately before its division.

12.                         CHANGES TO THE CALCULATION OF INTEREST

12.1                  Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks, such rates to be averaged and rounded up to four decimal places.

12.2                  Market disruption

(a)                           If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                                   before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3                  Alternative basis of interest or funding

(a)                           If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

12.4                  Break Costs

(a)                           Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.                         FEES

13.1                  Commitment fee

(a)                           In respect of each Facility, the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the percentage per annum rate equal to 35 per cent. of the Margin from time to time on that Lender’s Available Commitment under that Facility from (and including) the Closing Date to the end of the Availability Period applicable to that Facility.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three Months from (and including) the Closing Date, on the last day of the relevant Availability Period and, if cancelled in part or in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)                            No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.2                  Ticking Fee

(a)                           The Company shall pay to the Agent:

(i)                                      for the account of each Continuing Lender, a fee in the Base Currency calculated at the percentage per annum rate equal to 20 per cent. of the Margin from time to time, on that Continuing Lender’s New Commitments from time to time from the date of this Agreement to (but excluding):

(A)                            the Closing Date; or

(B)                            (only if the Closing Date has not previously occurred), the earlier of (1) the cancellation of all Available Facilities pursuant to Clause 9.4 (Voluntary Cancellation) and (2) expiry of the Availability Period applicable to the Term Facilities; and

(ii)                                   for the account of each Lender that is not a Continuing Lender, a fee in the Base Currency calculated at the percentage per annum rate equal to 20 per cent. of the Margin from time to time on its Commitments from time to time, from the date of this Agreement to (but excluding):

(A)                            the Closing Date; or

(B)                            (only if the Closing Date has not previously occurred), the earlier of (1) the cancellation of all Available Facilities pursuant to Clause 9.4 (Voluntary Cancellation) and (2) expiry of the Availability Period applicable to the Term Facilities.

(b)                           Any fee payable under paragraph (a) above shall be payable on the earlier of:

(i)                                      the Closing Date;

(ii)                                   the date of cancellation of all Available Facilities; and

(iii)                                expiry of the Availability Period applicable to the Term Facilities.

For the purposes of this Clause 13.2:

“Continuing Lender” means a Lender who was also a lender (or whose Affiliate was a lender) under the Existing Facility Agreement during the period from the date of this Agreement to the Closing Date; and

“New Commitments” means the positive difference (if any) between:

(i)                                      a Continuing Lender’s Commitments under all the Facilities; and

(ii)                                   that Continuing Lender’s commitments under the Existing Facility Agreement.

13.3                  Arrangement and underwriting fee

The Company shall pay to the Agent for the account of the Arrangers an arrangement and underwriting fee in the amount and at the times agreed in a Fee Letter.

13.4                  Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.5                  Security Agent fee

The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

13.6                  Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration (the Ancillary Charges) in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

14.                         TAX GROSS UP AND INDEMNITIES

14.1                  Definitions

(a)                           In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                      in the case of a Borrower whose Tax Jurisdiction is the United Kingdom, a Lender (other than a Lender within sub-paragraph (iii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)          a Lender:

(I)                                which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(II)                           in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is or, apart from section 18A of the CTA, which would be within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)                            a Lender which is:

(I)                                a company resident in the United Kingdom for United Kingdom tax purposes;

(II)                           a partnership each member of which is:

(1)                              a company so resident in the United Kingdom; or

(2)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(III)                      a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)                            a Treaty Lender with respect to the United Kingdom; or

(ii)                                   in respect of a payment of interest in connection with this Agreement made by a Borrower whose Tax Jurisdiction is the United States, a Lender which is:

(A)                            created or organised under the laws of the United States of America or of any state (including the District of Columbia) of the United States of America provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of Internal Revenue Service Form W-9 (or any successor form) certifying its correct taxpayer identification number, that it is not subject to backup withholding and that it is a United States person within the meaning of section 7701(a)(30) of the Internal Revenue Code; or

(B)                            a Treaty Lender with respect to the United States of America that is entitled to receive payments of interest under the Finance Documents without deduction or withholding of any United States federal income Taxes (excluding any Taxes imposed under FATCA), provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that it is a resident of a foreign country with which the United States has an income tax treaty and is entitled to the benefit thereunder of an exemption from such Tax on such payments; or

(C)                            entitled to receive payments of interest under the Finance Documents without deduction or withholding of any United States federal income Taxes because such payments of interest are effectively connected with the conduct by such Lender of a trade or business within the United States, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of Internal Revenue Service Form W-8ECI (or any successor form) certifying that the payments of interest made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States; or

(D)                            entitled to receive payments of interest under the Finance Documents without deduction or withholding of any United States federal income Taxes (excluding any Taxes imposed under FATCA) because of the portfolio interest exemption pursuant to the Internal Revenue Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of (1) Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from withholding in respect of payments of interest made pursuant to the Finance Documents under the portfolio interest exemption and (2) a certificate to the effect that such Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, not a “10% shareholder” of the U.S. Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, not a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and not conducting a trade or business in the United States with which the relevant interest payments are effectively connected; or

(E)                             entitled to receive payments of interest under the Finance Documents without deduction or withholding of any United States federal income Taxes (excluding any Taxes imposed under FATCA), provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of Internal Revenue Service Form W-8IMY (or any successor form) on behalf of itself and the relevant forms prescribed in paragraphs (A), (B), (C), (D) and (F) of this paragraph (ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; or

(F)                              entitled to receive payments of interest under the Finance Documents without deduction or withholding of any United States federal income Taxes (excluding any Taxes imposed under FATCA) because of any other exemption from United States withholding tax, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment of interest two original copies of such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments of interest to be made to such Lender under the Finance Documents; or

(iii)                                in the case of a Borrower whose Tax Jurisdiction is the United Kingdom, a building society as defined for the purposes of section 880 of ITA; or

(iv)                               In respect of a payment of interest made by or on behalf of a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)                            lending through a Facility Office in Germany; or

(B)                            a Treaty Lender with respect to Germany; or

(C)                            (otherwise than by reason of being a Treaty Lender with respect to Germany) able to receive interest from such German Borrower without a Tax Deduction imposed by Germany at any time when it becomes a Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)                                      a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)                                   a partnership each member of which is:

(A)                            a company so resident in the United Kingdom; or

(B)                            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document (which, for the purposes of this definition, shall exclude any Hedging Agreement) other than a FATCA Deduction.

“Tax Jurisdiction” means, in relation to a Borrower, the jurisdiction in which the Borrower is resident for Tax purposes.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)                                      is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)                                   does not carry on a business in the United Kingdom with respect to United Kingdom Taxes, or the United States with respect to United States Taxes, or Germany with respect to German Taxes, through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(iii)                                fulfils any conditions that must be fulfilled under the provisions of a double taxation treaty for residents of that Treaty State to receive payments of interest from a person resident in the United Kingdom with respect to United Kingdom Taxes, or the United States with respect to United States Taxes or Germany with respect to German Taxes, without a Tax Deduction.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom, with respect to United Kingdom Taxes, or the United States with respect to

United States Taxes or Germany with respect to German Taxes which makes provision for full exemption from tax imposed by the United Kingdom or the United States or Germany respectively, on interest.

“UK Non-Bank Lender” means:

(i)                                      where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 1Part III of Schedule 1 (The Initial Parties); and

(ii)                                   where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate, Increase Confirmation or Assignment Agreement which it executes on becoming a Party.

(b)                           Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2                  Tax gross-up

(a)                           Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                            If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                           An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom, the United States or Germany, as the case may be, from a payment on a Loan, if on the date on which the payment falls due:

(i)                                      the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                   in the case of a Borrower whose Tax Jurisdiction is the United Kingdom:

(A)                            the relevant Lender is a Qualifying Lender solely under paragraph 14.1(a)(i)(B) of the definition of Qualifying Lender;

(B)                            an officer of H.M. Revenue and Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)                            the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iii)                                in the case of a Borrower whose Tax Jurisdiction is the United Kingdom, the relevant Lender is a Qualifying Lender solely under paragraph 14.1(a)(i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company and the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was a “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                               the relevant Lender is a Treaty Lender or a Qualifying Lender under paragraph (ii) of the definition of Qualifying Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g), (h) or (j) below.

(e)                            If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                             Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                            A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)                           To the extent validly able to do so a Lender shall timely complete any procedural formalities necessary for any U.S. Obligor to be permitted under the Internal Revenue Code and United States Treasury Regulations to make payments of interest under the Finance Documents without any Tax Deduction with respect to United States federal income Taxes, including providing appropriate forms and certifications as described therein.

(i)                               Nothing in paragraph (g) or (h) above requires a Treaty Lender to:

(i)                                      register under the HM Revenue & Customs DT Treaty Passport scheme;

(ii)                                   apply the HM Revenue & Customs DT Treaty Passport scheme to any Loan if it has registered under the scheme; or

(iii)                                file Treaty forms if the relevant Obligor has not complied with its obligations under paragraph (l) below or paragraph (b) of Clause 14.6 (HM Revenue & Customs DT Treaty Passport scheme confirmation) in circumstances where the Agent has complied with its obligations under Clause 25.6 (Copy of Transfer Certificate or Increase Confirmation to Company) save that this paragraph shall not apply where the Obligor has notified that Treaty Lender in writing of such non-compliance.

(j)                              A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(k)                           A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(l)                               If a Treaty Lender which becomes a Party on the date of this Agreement holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and that Treaty Lender wants the scheme to apply to this Agreement, it must include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part III of Schedule 1 (The Initial Parties).

(m)                       If a Lender includes the indication referred to in paragraph (l) above:

(i)                                      the Company must file a duly completed form DTTP 2 in respect of that Lender with HM Revenue & Customs within 30 days of the date of this Agreement and must promptly provide that Lender with a copy of that filing; and

(ii)                                   each Additional Borrower must file a duly completed form DTTP 2 in respect of that Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and must promptly provide that Lender with a copy of that filing, and “duly completed” for the purposes of this paragraph shall mean completed with the scheme reference number and jurisdiction of tax residence, if applicable, of that Lender opposite its name in Part III of Schedule 1 (The Initial Parties).

(n)                           If a Lender does not include the indication referred to in paragraph (l) above or paragraph (a) of Clause 14.6 (HM Revenue & Customs DT Treaty Passport scheme confirmation), no Obligor may file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender with HM Revenue & Customs.

14.3                  Tax indemnity

(a)                           The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                           Paragraph (a) above shall not apply:

(i)                                      with respect to any Tax assessed on a Finance Party:

(A)                            under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                            under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if, in the case of (A) or (B) that Tax is imposed on or calculated by reference to the net income of that Finance Party, or if such Tax is imposed in lieu of a tax imposed on net income; or

(ii)                                   to the extent a loss, liability or cost:

(A)                            is compensated for by an increased payment under Clause 14.2 (Tax gross-up) Clause 14.9 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 14.10 (FATCA Deduction by a Finance Party);

(B)                            would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied; or

(C)                            is compensated for by paragraph (d) of Clause 14.10 (FATCA Deduction by a Finance Party).

(c)                            A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                           A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4                  Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5                  Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall confirm in the Transfer Certificate, Increase Confirmation or Assignment Agreement which it executes on becoming a Party in respect of each Borrower with a Tax Jurisdiction in the United Kingdom, the United States or Germany which of the following categories the Lender falls in:

(a)                                  a Qualifying Lender (other than a Treaty Lender), and if so, which paragraph of the definition of Qualifying Lender applies:

(b)                                  a Treaty Lender; or

(c)                                   not a Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Increase Confirmation or Assignment Agreement shall not be invalidated by a failure of a Lender to comply with this Clause 14.5.

14.6                  HM Revenue & Customs DT Treaty Passport scheme confirmation

(a)                           If a New Lender or an Increase Lender that is a Treaty Lender holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and that New Lender or Increase Lender wants the scheme to apply to this Agreement, it must include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate, Increase Confirmation or Assignment Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate, Increase Confirmation or Assignment Agreement.

(b)                           If a New Lender or an Increase Lender includes the indication referred to in paragraph (a) above:

(i)                                      each Borrower which is a Borrower as at the relevant Transfer Date, the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect or the date on which the assignment in the relevant Assignment Agreement takes effect (as the case may be), must file a duly completed form DTTP 2 in respect of that Lender with HM Revenue & Customs within 30 days of the date of that Transfer Date, that date on which the increase in Total Commitments takes effect or the date on which the assignment in the relevant Assignment Agreement takes effect (as the case may be) and must promptly provide the Lender with a copy of that filing; and

(ii)                                   each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date, the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect or the date on which the assignment in the relevant Assignment Agreement takes effect (as the case may be), must file a duly completed form DTTP 2 in respect of that Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and must promptly provide the Lender with a copy of that filing, and duly completed for the purposes of this paragraph shall mean completed with the scheme reference number and jurisdiction of tax residence, if applicable, of that New Lender as set out in the relevant Transfer Certificate, Increase Confirmation or Assignment Agreement.

14.7                  Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate, Increase Confirmation or Assignment Agreement.

14.8                  Value added tax

(a)                           All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                           If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the recipient in respect of that consideration), the Relevant Party shall also pay to the Supplier (if that Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(c)                            Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)                           Any reference in this Clause 14.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive (EC) No. 2006/112 on the common system of value added tax).

(e)                            In relation to any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by that Finance Party, the relevant Party must promptly provide that Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with that Finance Party’s VAT reporting requirements for the supply.

14.9                  FATCA Deduction and gross-up by Obligor

(a)                           If an Obligor is required to make a FATCA Deduction that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed an in the minimum amount required.

(b)                           If any FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making an FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)                            The Company shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(d)                           With thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

(e)                            Subject to paragraph (f) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)                                      confirm to that other Party whether it is:

(A)                            a FATCA Compliant Party; or

(B)                            not a FATCA Compliant Party; and

(ii)                                   supply to that other Party such forms, documentation and other information relating to its status under FATCA or its applicable passthru rate as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(f)                             Paragraph (e) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)                                      any law or regulation;

(ii)                                   any policy of that Finance Party;

(iii)                                any fiduciary duty; or

(iv)                               any duty of confidentiality.

(g)                            If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (e) above, then such Party shall be treated for the purposes of this Agreement as if it is not a FATCA Compliant Party until such time as it provides confirmation of its status of any forms, documentation or other information required in order to verify its status for the purposes of FATCA.

14.10           FATCA Deduction by a Finance Party

(a)                           Each Finance Party may make any FATCA Deduction it is required to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction.

(b)                          If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which corresponds to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which, when that amount is payable by the Agent (after making any such FATCA Deduction and any payment required in connection with that FATCA Deduction), leaves an amount equal to the payment which would have been due by the Agent if no FATCA Deduction had been required.

(c)         The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which corresponds to a payment by an Obligor (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Company, the relevant Obligor and the other Finance Parties.

(d)         The Company shall (within three Business Days of demand) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it pursuant to the terms of a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)         A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(f)          A Finance Party shall, on receiving a payment from an Obligor under paragraph (d) above, notify the Agent.

15.        INCREASED COSTS

15.1      Increased costs

(a)         Subject to Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation, in each case made after the date of this Agreement or (iii) the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and all requests, rules, guidelines, requirements and directives thereunder issued, or issued in connection therewith or implemented thereof regardless of the date enacted, issued or implemented.

(b)         In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

15.2      Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Agent (following the request of the Company), provide a certificate confirming the amount of its Increased Costs.

15.3      Exceptions

(a)         Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                   compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)                                attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iv)                               compensated for by paragraph (d) of Clause 14.10 (FATCA Deduction by a Finance Party);

(v)                                  compensated for by the payment of the Mandatory Cost;

(vi)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vii)                            attributable to the implementation or application or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementations, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) provided that if such Increased Costs attributable to Basel II are incurred as a result of the implementation or application of, or compliance with, the Basel III Standards, this paragraph (vii) shall not apply to the extent that such implementation, application or compliance differs from that which has been implemented or required already as at the date of this Agreement by Basel II as determined without reference to the Basel III Standards.

(b)         In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

(c)         In this Clause 15.3 “Basel III Standards” means:

(i)             the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)                                   the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)                                any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

16.        OTHER INDEMNITIES

16.1      Currency indemnity

(a)         If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against that Obligor; or

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2      Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)                                   funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone);

(d)                                  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or

(e)                                   a claim or action of any person against such Secured Party relating to any use of the proceeds of any Loan by any member of the Group in violation of any applicable

Sanctions other than by reason of the gross negligence or wilful misconduct of that Secured Party alone.

16.3      Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                  investigating any event which it reasonably believes is a Default;

(b)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)                                   entering into or performing any foreign exchange contract for the purposes of Clause 6.3 (Change of currency).

16.4      Indemnity to the Security Agent

(a)         The Company shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)             the taking, holding, protection or enforcement of the Transaction Security,

(ii)            the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iii)                                any Default by any Obligor in the performance of any of its obligations under the Finance Documents.

(b)         The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall, to the extent possible by applicable law, have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.5      Transaction undertaking to pay

(a)         The Company undertakes to pay each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against that Finance Party or any Affiliates or its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of or, in connection with any actual or potential action, claim, suit, investigation or proceeding arising out of or, in connection with:

(i)             the Offer (whether or not made); or

(ii)            any Relevant Party financing or refinancing, or agreeing to finance or refinance the Offer or any other acquisition of any Elizabeth ADSs or Elizabeth Shares by the Company, Bidco, Bidco 2 or anyone acting in concert with the Company, Bidco or Bidco 2, except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by a Finance Party of a Finance Document or which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)         The Company undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of or, in connection with the Offer or the acquisition of any Elizabeth Shares or Elizabeth ADSs or such Finance Party financing or refinancing or agreeing to finance or refinance the Offer or the acquisition of any Elizabeth Shares or Elizabeth ADSs whether or not pending or threatened and whether or not any Relevant Party is a party, except to the extent arising from any breach by such Finance Party of a Finance Document or which is finally judicially determined to have resulted directly or indirectly from the gross negligence or wilful misconduct of that Finance Party.

(c)         No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a).

(d)         The Company agrees that no Relevant Party shall have any liability (whether direct or indirect, in contact or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Relevant Party of any Finance Document or which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(e)         Notwithstanding paragraph (d) of Clause 16.5 above, no Relevant Party shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

17.        MITIGATION BY THE LENDERS

17.1      Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax Gross Up and Indemnities), Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2      Limitation of liability

(a)         The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.        COSTS AND EXPENSES

18.1      Transaction expenses

The Company shall promptly on demand pay the Agent, the Security Agent and the Arrangers the amount of all costs and expenses (including legal fees and all out of pocket expenses subject to any caps previously agreed with the Company), in each case reasonably incurred, by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                  this Agreement and any other documents referred to in this Agreement and the Transaction Security Documents (to the extent agreed with the Company prior to the signing of the Agreement); and

(b)                                  any other Finance Documents executed after the date of this Agreement.

18.2      Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3      Security Agent’s ongoing costs

(a)         The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the Finance Documents including, without limitation, in connection with taking, holding, protection, enforcement or release of any Security created pursuant to any Transaction Security Document and the exercise of any other rights of the Security Agent (in its capacity as such) in connection with the Finance Documents.

(b)         Without prejudice to paragraph (a) above, in the event of (i) an Event of Default or (ii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration (including VAT) that may be agreed between them.

(c)         If the Security Agent and the Company fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4      Enforcement costs

The Company shall, within three Business Days of demand, pay to the Security Agent and the other Secured Parties (as applicable), the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights (except to the extent arising from the gross negligence or wilful misconduct of the Secured Party or from any claims made by one Secured Party against another Secured Party).

19.        GUARANTEE AND INDEMNITY

19.1      Guarantee and indemnity

Subject to the limitations set out in Clauses 19.11 (Limitation on Elizabeth Group Guarantors) to 19.15 (U.S. Guarantors) and in its Accession Letter, each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                  guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                  undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                   agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability suffered or incurred by that Finance Party as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that Borrower under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2      Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3      Reinstatement

If any payment by an Obligor or any discharge, release or arrangement given by a Finance Party in whole or in part on the basis of any payment, security or other disposition (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or must be restored as a result of insolvency, liquidation, administration or any similar event:

(a)                                  the liability of each Obligor shall continue as if the payment, discharge, release, arrangement avoidance or reduction had not occurred; and

(b)                                  each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred.

19.4      Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)           any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)            any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)            any insolvency or similar proceedings.

19.5      Guarantor intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6      Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7      Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8      Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                  to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                   to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

(d)                                  to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)                                   to exercise any right of set-off against any Obligor; and/or

(f)                                    to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).

19.9      Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                  that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                  each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

19.10    Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11    Limitation on Elizabeth Group Guarantors

Prior to the Elizabeth Upstream Guarantee Date the obligations of each Elizabeth Group Guarantor under this Clause 19 shall be limited to:

(a)                                  the aggregate outstanding amounts borrowed by Borrowers that are members of the Elizabeth Group at the relevant time; or

(b)                                  if higher, such amounts as it is permitted to guarantee pursuant to the Elizabeth Note Indenture as at the date of this Agreement without the other Borrowers becoming Restricted Subsidiaries (as defined in the Elizabeth Note Indenture).

19.12    Limitation on German Guarantors

(a)         The Finance Parties agree not to enforce the guarantee and indemnity created hereunder by a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”), or a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (the “German GmbH & Co. KG Guarantor”, together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) under this Clause 19 (the “Guarantee”) if and to the extent that such Guarantee secures liabilities or liabilities of direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (other than the relevant German Guarantor’s Subsidiaries) and if and to the extent that such enforcement would:

(i)             reduce the German Guarantor’s, or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital); or

(ii)            (if its Net Assets are already lower than its stated share capital) cause such amount to be further reduced,

and thereby lead to the situation in which such German Guarantor’s, or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, assets which are required for the preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) are affected (each a “Limitation Event”). For the purpose of determining whether a Limitation Event has occurred, any recourse claim (Rückgriffsanspruch) which the German Guarantor has, or would acquire against a shareholder or another member of the Group as a result of the enforcement of the Guarantee, shall be taken into account to the extent that such recourse claim is valuable (werthaltig) (a “Recourse Claim”). To the extent that there is such Recourse Claim, no Limitation Event applies.

(b)                           The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor. For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)                                      the amount of any increase of the stated share capital registered after the date of this Agreement (A) that has been effected without the prior written consent of the Agent and (B) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln), shall be deducted from the stated share capital; and

(ii)                                   the amount of any loans provided to the German Guarantor and other contractual liabilities incurred in violation of the provisions of this Agreement shall be deducted from the company’s liabilities.

(c)                            In addition, if the German Guarantor intends to demonstrate that an enforcement would lead to a Limitation Event, the German Guarantor shall, if the Agent so requests, realise at market value, to the extent legally permitted, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if, as a result of the enforcement of the guarantee, a Limitation Event would occur, unless the asset is indispensable for such German Guarantor’s business (betriebsnotwendig).

(d)                           The enforcement of the guarantee and indemnity created and the joint and several liability assumed hereunder against a German Guarantor shall be further excluded (pactum de non petendo it being understood, however, that the claims arising under such guarantee shall in all other aspects continue to exist due and payable both before and after the commencement of insolvency proceedings) to the extent that such enforcement would result in the German Guarantor becoming illiquid (zahlungsunfähig) (such situation hereinafter referred to as “Liquidity Impairment”) and would for that reason constitute an unlawful payment within the meaning of § 64 sentence 3 of the GmbH-Act and therefore result in a liability of the directors of the German Guarantor.

(e)                            The Agent is not prevented from enforcing the guarantee due to the occurrence of a Liquidity Impairment if:

(i)                                      the German Guarantor does not make payments in accordance with the liquidity schedule referred to in paragraph (f) below or in accordance with any other payment schedule subsequently agreed with the Agent (on behalf of the Finance Parties);

(ii)                                   the German Guarantor does not or stops to take promptly all acceptable (zumutbar) measures in order to increase the German Guarantor’s liquidity;

(iii)                                the German Guarantor does not promptly deliver further liquidity schedules and/or payments schedules or any other information or assistance if reasonably so requested by the Agent; or

(iv)                               the German Guarantor otherwise does not use its best efforts to be able to fulfil its payment obligations under the guarantee.

(f)                            For the purpose of determination if and to which extent a payment under this Clause 19 would result in a Liquidity Impairment, the relevant German Guarantor will deliver (within 30 days after receipt from the Agent of a notice stating that the Agent intends to demand payment under the guarantee) to the Agent:

(i)                                      a liquidity status and a liquidity forecast for the next following 13 weeks together with a payment schedule showing at what times and in what instalments the German Guarantor will be able to make payments under this guarantee;

(ii)                                   evidence to the satisfaction of the Agent that all acceptable (zumutbar) measures have been taken or will promptly (unverzüglich) be taken in order to increase the German Guarantor’s liquidity; and

(iii)                                a confirmation by a firm of auditors of international standard and repute if and to which extent payment under this Clause 19 (taking into account payment by instalments) would result in a Liquidity Impairment.

(g)                            For the purpose of the calculation of the Net Assets, the relevant German Guarantor shall deliver within 45 Business Days after receipt from the Agent of a notice stating that the Agent intends to demand payment under the Guarantee, to the Agent an up-to-date balance sheet drawn-up by a firm of auditors of international standard and reputation, together with a determination of the Net Assets and a confirmation if and to what extent payment under this Clause 19 would result in a Limitation Event. The balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code taking into account the adjustments pursuant to paragraphs (a) and (b) above.

(h)                           The determination by the auditors (as set forth above, the “Auditors’ Determination”) pertaining to the relevant German Guarantor, or, in the case of a German GmbH Co. KG Guarantor, its general partner, shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date no earlier than 15 Business Days prior to the date of the enforcement of the Guarantee.

(i)                               Should the relevant German Guarantor fail to deliver such balance sheet, liquidity status, liquidity forecast, evidence of liquidity measures, determination of the Net Assets and/or confirmation of Liquidity Impairment or Limitation Event, the Agent shall be entitled to demand payment under the Guarantee, without limitation.

(j)                              The Limitation Event does not apply in relation to amounts that correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries to the extent that any such amount is still outstanding at the time the demand under this guarantee is made against such German Guarantor but only to the extent that such German Guarantor is entitled to set off its recourse claim arising as a result of the enforcement of this Guarantee against the loan obligations in respect of the amounts on-lent to it, provided that the Agent may, for this purpose only, waive with binding effect on all parties the restrictions of Clause 19.8 (Deferral of Guarantors’ rights), so as to permit the relevant German Guarantor to procure such set-off. The burden of demonstrating that no amounts have been passed on is on the German Guarantor provided that an up-to-date financial statement of the German Guarantor prepared in accordance with the principles applicable to its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242.264 of the German Commercial Code HGB) and setting out in reasonable detail in its annex (Anhang) any such on-lending (including to its Subsidiaries) or confirming the non-existence, shall constitute prima facie evidence for this purpose.

(k)                           The limitation under paragraph (a) above does not apply if, and as long as at the time a demand for payment is made under this Clause 19.12, a Domination Agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) is in force, between the relevant German Guarantor as dominated entity and the relevant Obligor or a Holding Company of the relevant Obligor (or an uninterrupted chain of domination agreements is in force between the relevant German Guarantor (as dominated entity) and the relevant Obligor or a Holding Company of the relevant Obligor) whose obligations are guaranteed, other than if and to the extent the payment under the guarantee or indemnity will, or must be expected to, result in an annual loss to the German Guarantor which would not be, or cannot be expected to be, compensated for by a compensation claim under the Domination Agreement or the profit and loss transfer agreement, which compensation claim could be accounted for in the balance sheet of the German Guarantor at full value (vollwertig).

(l)                               In relation to the Elizabeth Group only, the following shall apply in addition to the provisions set out in paragraphs (a) to (k) above as long as Elizabeth is incorporated as a stock corporation (Aktiengesellschaft) or Societas Europaea (SE), with respect to any obligations or liabilities owed by a member of the Melrose Group under or in connection with the Finance Documents (collectively the “Melrose Obligations”):

(i)                                      except as provided in paragraph (ii) below, no Guarantee purported to be granted by any member of the Elizabeth Group secures the payment of any Melrose Obligations;

(ii)                                   if, at the time a demand for payment is made under this Clause 19, the Domination Agreement is in force, the Guarantee granted by the members of the Elizabeth Group under this Clause 19 to secure any Melrose Obligations shall be valid and enforceable except if and to the extent the payment under the Guarantee will, or must be expected to, result in an annual loss to Elizabeth which would not be, or cannot be expected to be, compensated for by a compensation claim under the Domination Agreement, which compensation claim could be accounted for in the balance sheet of Elizabeth at full value (vollwertig).

(m)                       In relation to Bidco 2 and its Subsidiaries from time to time (the “Bidco 2 Group”) only, the following shall apply in addition to the provisions set out in paragraphs (a) to (k) above as long as Bidco 2 is incorporated as a stock corporation (Aktiengesellschaft), with respect to any obligations or liabilities owed by a member of the Melrose Group (other than Bidco 2) in respect of any obligations or liabilities owed under or in connection with the Finance Documents, in each case other than any Utilisations applied towards either of the purposes referred to in Clause 3.1 (Purpose) paragraph (a)(i) or (vi) or paragraph (b)(ii), (iii), (iv), (v) (collectively the “Bidco 2 Upstream Utilisations”):

(i)                                      except as provided in paragraph (ii) below, no Guarantee or indemnity shall be granted or deemed granted by any member of the Bidco 2 Group with respect to any Bidco 2 Upstream Utilisations;

(ii)                                   if, at the time a demand for payment is made under this Clause 19, the Bidco 2 Domination Agreement is in force, the Guarantee or indemnity granted by the members of the Bidco 2 Group under this Clause 19 to secure any obligations or liabilities with respect to the Bidco 2 Upstream Utilisations shall be valid and enforceable except if and to the extent the payment under the Guarantee or indemnity will, or must be expected to, result in an annual loss to Bidco 2 which would not be, or cannot be expected to be, compensated for by a compensation claim under the Bidco 2 Domination Agreement, which compensation claim could be accounted for in the balance sheet of Bidco 2 at full value (vollwertig).

(n)                           The limitation under this Clause 19.12 does not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that the limitations hereunder, above would allow this when applied at that later point in time.

(o)                           The limitations under this Clause 19.12 shall not apply if and to the extent for any reason (including as a result of a change in the relevant rules of law or their application or construction) the relevant demand under the Guarantee does not constitute a breach of the German Guarantor’s obligations pursuant to §§ 30, 31 GmbH-Act, or §§57, 71a AktG (each as amended, supplemented and/or replaced from time to time) and/or the German Guarantor’s directors’ obligations pursuant to § 64 sentence 3 of the GmbH-Act and, in each case, does not result in a risk of personal liability for the directors of the relevant German Guarantor or of its direct or indirect shareholders.

19.13           Limitation on U.S. Guarantors

(a)                           Any term or provision of this Clause 19 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations under this Agreement and under the other Finance Documents subject to avoidance under U.S. Bankruptcy Law or to being set aside, avoided or annulled under other applicable United States federal or state fraudulent conveyance laws.

(b)                           Notwithstanding any other term of this Agreement or any other Finance Document the liabilities of a US Borrower shall not be guaranteed by any direct or indirect non-US Subsidiary of such U.S. Borrower which is treated as a controlled foreign corporation with the meaning of Section 957 of the Internal Revenue Code.

19.14           Guarantee limitations

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations agreed with the Agent and as set out in the Accession Letter applicable to such Additional Guarantor

19.15           U.S. Guarantors

In the event a U.S. Guarantor accedes to this Agreement, on the date of such accession it shall be deemed to acknowledge, represent and warrant as set forth in this Clause 19.15.

(a)                                  In this Clause 19.15:

(i)                                  “fraudulent transfer law” means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law; and

(ii)                               terms used in this sub-clause are to be construed in accordance with the fraudulent transfer laws.

(b)                                  Each U.S. Guarantor acknowledges that:

(i)                                  it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)                               those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)                            each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.

(c)                                   Each U.S. Guarantor represents and warrants to each Finance Party that:

(i)                                  the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)                               its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)                            it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)                           it has not made a transfer or incurred any obligation under the Finance Documents with the intent to hinder, delay or defraud any of its present or future creditors.

20.                         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1                  Status

(a)                           It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                           It and each Material Company has the power to own its assets and carry on its business substantially as it is being conducted.

20.2                  Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

20.3                  Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)                                  any law or regulation applicable to it in any material respect;

(b)                                  its or any of its Subsidiaries’ constitutional documents; or

(c)                                   any agreement or instrument binding upon it or any Material Company or any of its or any Material Company’s assets, to the extent or in a manner which has, or is reasonably likely to have, a Material Adverse Effect.

20.4                 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5                  Validity and admissibility in evidence

All Authorisations required:

(a)                                  to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)                                  to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)                                   to enable it to create the Security to be created by it pursuant to any Transaction Security Document,

have been obtained or effected and are in full force and effect.

20.6                  Governing law and enforcement

(a)                           The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to any qualification as to matters of law contained in a legal opinion delivered under this Agreement.

(b)                           Any judgment obtained in the jurisdiction of the law expressed to govern a Finance Document made in relation to that Finance Document will be recognised and enforced in its jurisdiction of incorporation subject to compliance with procedural requirements and to any qualification as to matters of law contained in a legal opinion delivered under this Agreement.

20.7                  No default

(a)                           No Event of Default is continuing or might reasonably be expected to result from the making of any Loan.

(b)                           No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Material Company or to which its (or any of the Material Companies’) assets are subject, which might have a Material Adverse Effect.

20.8                  No misleading information

(a)                           Any material factual information in the Information Memorandum was (or in the case of any such information relating to the Elizabeth Group was so far as the Company is aware after such enquiry as it is reasonably able to make in the circumstances) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                           The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions believed by the Company at the time they were prepared to be reasonable and were arrived at after careful consideration.

(c)                            Any expressions of opinion or intention provided by or on behalf of any member of the Group, and included in the Information Memorandum, were made after due and careful consideration and based on reasonable grounds.

(d)                           Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld (in each case, in relation only to any occurrence, omission and/or information relating to the Elizabeth Group, to the best of the Company’s knowledge and belief) that results in:

(i)                                      any material factual information in the Information Memorandum being untrue or misleading in any material respect; or

(ii)                                   any assumption or ground on which any financial projection or expression of opinion or intention in the Information Memorandum is based being considered by the Company to be unreasonable in any material respect.

20.9                  Financial Model

(a)                           The projections and forecasts contained in the Financial Model are based upon assumptions which the Company considers to be fair and reasonable as at the date of the Financial Model.

(b)                           To the best of the Company’s knowledge and belief, as at the date of the Financial Model, the Financial Model is not misleading in any material respect and does not omit to disclose any matter where failure to disclose such matter would result in the Financial Model being misleading in any material respect.

20.10           Insolvency

To the knowledge of the Company, no:

(a)                                  corporate action, legal proceeding or other procedure or step or event described in Clause 24.8 (Insolvency proceedings); or

(b)                                  creditors’ process described in Clause 24.16 (Creditors’ process),

has been taken, or threatened in relation to a Material Company and none of the circumstances or events described in Clause 24.7 (Insolvency), or 24.9 (United States Bankruptcy) applies to a Material Company.

20.11           No filing or stamp taxes

Under the laws of the Obligor’s Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents except for:

(a)                                  any filings registrations (and any associated payments) required to be made pursuant to Section 3.3 of the ADS Share Pledge; and

(b)                                  any notarial fees payable in connection the Bidco Share Pledge or any confirmatory share pledge in relation to the shares of Bidco 2 or Elizabeth, following a conversion of Bidco 2 or Elizabeth, as the case may be, into a limited liability company;

(c)                                   the making of the appropriate filings in connection with the Bidco Share Pledge with the Companies Registration Office.

which registrations, filings, taxes, fees and payments will be made and paid promptly after the date of the relevant Transaction Security Document or when required to be made or paid.

20.12           Financial statements

(a)                           Its financial statements most recently delivered to the Agent which, as at the date of this Agreement, are (in respect of the Company) the Original Financial Statements:

(i)                                      have been prepared in accordance with GAAP consistently applied (save as amended as referred to in Clause 21.3 (Requirements as to financial statements)); and

(ii)                                   fairly represent its financial condition (consolidated in the case of the Company) during the relevant financial year as at the date to which they were drawn up.

(b)                           As at the date of this Agreement, there has been no material adverse change in the Company’s consolidated business, assets or financial condition since the date of the Original Financial Statements.

20.13           No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might if adversely determined reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Material Company.

20.14          Compliance

Each member of the Group has performed and observed in all material respects all applicable laws, Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any material activity, where failure to do so might reasonably be expected to have a Material Adverse Effect or result in any material liability for a Finance Party.

20.15           Security and shares

(a)                           No Security (other than the Transaction Security) exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

(b)                           The Elizabeth Shares are fully paid and so far as the Company is aware as at the date of this Agreement not subject to any option to purchase or similar rights (other than any Elizabeth Shares or Elizabeth ADSs pursuant to the Elizabeth LTIP). The constitutional documents of Elizabeth do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)                            The Bidco Shares and the Bidco 2 Shares are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of Bidco or Bidco 2 do not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

20.16           Security and pari passu ranking

(a)                           Subject to the Legal Reservations, each Transaction Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)                           Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.17           Taxation

(a)                           It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes, (iii) payment can be lawfully withheld and (iv) any failure to punctually pay or discharge such Taxes is unlikely to have a Material Adverse Effect).

(b)                           It is not materially overdue in the filing of any Tax returns to the extent that is reasonably likely to have a Material Adverse Effect.

(c)                            No claims are being asserted against it with respect to Taxes to the extent that are reasonably likely to have a Material Adverse Effect.

20.18           Title and ownership

UK Subsidiary and Bidco is each the sole legal and beneficial owner of the Charged Property over which it purports to grant Security. Bidco 2 is the sole legal and beneficial owner of all material parts of the Charged Property over which it purports to grant security.

20.19           United States Laws

In the event a U.S. Obligor accedes to this Agreement, on the date of such accession it shall be deemed to have made the representations set forth in this Clause 20.19.

(a)                                  In this Clause 20.19:

“Anti-Terrorism Law” means each of:

(i)                                  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(ii)                               the Money Laundering Control Act of 1986, Public Law 99-570; and

(iii)                            any similar law relating to terrorism or money laundering enacted in the U.S. subsequent to the date of this Agreement.

“investment company” has the meaning given to it in the United States Investment Company Act of 1940; and

“Restricted Party” means any person listed:

(iv)                           in the Annex to Executive Order No 13224 on Terrorist Financing, effective 24 September 2001;

(v)                              on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(vi)                           in any successor list to either of the foregoing.

(b)                                  It is not:

(i)                                  a public utility or subject to regulation under the United States Federal Power Act of 1920;

(ii)                               required to be registered as an “investment company” within the meaning of the United States Investment Company Act of 1940; or

(iii)                            subject to regulation under the United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)                                   To the best of its knowledge (without independent inquiry) neither it nor any of its Affiliate (to the extent applicable to such Affiliate and to the extent to which such Affiliate is capable of compliance with such provision without being in conflict with local law applicable to it or otherwise triggering liability under local law):

(i)                                  is, or is controlled by, a Restricted Party;

(ii)                               has received funds or other property from a Restricted Party; or

(iii)                            is in breach of or is the subject of any action or investigation under any Anti Terrorism Law.

(d)                                  It and each of its Affiliates will (to the extent applicable to such Affiliate and to the extent to which such Affiliate is capable of compliance with such provision without being in conflict with local law applicable to it or otherwise triggering liability under local law) take reasonable measures to ensure compliance with the Anti-Terrorism Laws.

20.20           Documents

(a)                           The final Offer Document delivered to the Agent contains:

(i)                                      details of all material agreements between Elizabeth and the Company and/or Bidco 2 relating to the Acquisition; and

(ii)                                   all the material terms of the Offer.

(b)                           The final Offer Document delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) is complete and an accurate copy of the original.

(c)                            The Offer Document does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made not misleading in any material respect and provided that with respect to facts based on information provided by or on behalf of the Elizabeth Group, this representation is given to the best of the Company’s knowledge and belief.

(d)                           The prospectus relating to the Rights Issue contains all material terms relating to the Rights Issue.

20.21           Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), for any Obligor incorporated in the European Union its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales or its jurisdiction of incorporation.

20.22           Sanctions

To the knowledge of the Company, no Borrower or any other member of the Group:

(a)                                  is using or will use the proceeds of a Facility for the purpose of financing or making funds available to any person or entity which at the time this representation is made is listed on a UN/EU Sanctions List or is located in a UN/EU Sanctioned Country, to the extent such financing or provision of funds would be prohibited by UN/EU Sanctions or would otherwise cause any member of the Group to be in breach of UN/EU Sanctions; and

(b)                                  to the knowledge of the Company, no member of the Group:

(i)                                  is at the time this representation is made targeted under any UN/EU Sanctions; or

(ii)                               is at the time this representation is made violating any applicable UN/EU Sanctions.

20.23           Intellectual Property

It and each of its Subsidiaries:

(a)                                  is the owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Financial Model;

(b)                                  does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)                                   has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

where in any such case failure to be the owner or have licensed to it, infringement or failure to take such action would be reasonably likely to have a Material Adverse Effect.

20.24           Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)                                  the date of each Utilisation Request and the first day of each Interest Period; and

(b)                                  in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

(c)                                   The representations in Clause 20.8 (No misleading information) is deemed to be made by the Company on:

(i)                                  the date on which the Information Memorandum is released to the Arrangers in connection with syndication of the Facilities; and

(ii)                               the Syndication Date (provided that the Agent must give 10 Business Days prior notice to the Company of the proposed Syndication Date and the Company may make written disclosures to the Agent which will qualify such representation when repeated on the Syndication Date).

(d)                                  The representation in Clause 20.12 (Financial statements) shall only be made on the date of delivery of the relevant financial statements (which, in respect of the Original Financial Statements, shall be the date of this Agreement).

(e)                                   The representation in Clause 20.22 (Sanctions) is deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the Closing Date.

21.                         INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1                  Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                  as soon as the same become available, but in any event within four Months after the end of each Financial Year (as defined in Clause 22.1 (Financial definitions)) ending after the date of this Agreement, its audited consolidated financial statements for that Financial Year;

(b)                                  to the extent that they are produced pursuant to applicable law, audited financial statements of any Borrower within 10 Months of the first Financial Year ending after the date of this Agreement and within 180 days after each Financial Year thereafter, which are required by a Lender through the Agent;

(c)                                   as soon as the same become available, but in any event within three Months after the end of each half of each Financial Year, its unaudited consolidated financial statements for that financial half year, the first of such financial statements to be supplied for the financial half year ending on 30 June 2012;

(d)                                  an annual update on the current hedging strategy of the Company’s board of directors on or before 31 March in each Financial Year ending after the date of this Agreement (other than, for the avoidance of doubt, in respect of the 2012 Financial Year); and

(e)                                   as soon as the same become available, but in any event within 45 days after the end of each financial quarter of each Financial Year, its unaudited consolidated management accounts (to include a balance sheet, cashflow and a profit and loss account) for each financial quarter which does not end on a Half Year Date (as defined in Clause 22.1 (Financial definitions)), the first of such accounts to be supplied for the financial quarter ending on 31 March 2013 (provided that:

(i)                                  management accounts, if and to the extent produced by the Company; and

(ii)                               after the Closing Date, any financial statements or management accounts for a financial quarter delivered by any member of the Elizabeth Group pursuant to the Elizabeth Notes or filed by it with the Securities and Exchange Commission, will, in each case, also be delivered by the Company pursuant to this paragraph (e) for the financial quarters ending on 30 September 2012 and 31 December 2012).

21.2                  Compliance Certificate

(a)                           The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (c) of Clause 21.1 (Financial statements) relating to any period ending on or after 31 December 2012, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date on which those financial statements were drawn up, listing the Material Companies and demonstrating compliance with Clause 23.12 (Guarantors).

(b)                           Each Compliance Certificate shall be signed by a director of the Company.

21.3                  Requirements as to financial statements

(a)                           Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by a director of the Company as fairly representing its financial condition as at the date on which those financial statements were drawn up.

(b)                           Subject to paragraph (d) below the Company shall procure that each set of financial statements (apart from the management accounts referred to in paragraph (e) of Clause 21.1 (Financial statements)) delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP. If GAAP applied by the relevant Obligor is not in accordance with the Accounting Principles, or if the accounting practices or reference periods change, the Company shall notify the Agent and shall procure that its auditors (or; if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)                                      a description of any change necessary for those financial statements to reflect the Accounting Principles; and

(ii)                                   sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and, if applicable, make an accurate comparison between the financial position indicated in those financial statements prepared on the changed basis and that Obligor’s most recent audited consolidated financial statements delivered to the Agent under this Agreement.

(c)                            If the Company notifies the Agent of a change in accordance with paragraph (b) above then the Company and Agent shall enter into negotiations in good faith (for up to a maximum of 45 days) with a view to agreeing:

(i)                                      whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)                                   if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

In the absence of any agreement, reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Accounting Principles.

(d)                           In the case of the change by Elizabeth and its Subsidiaries from reporting in US GAAP to IFRS:

(i)                                      the Company shall not be required to deliver the description and information described in paragraph (b) above, except in relation to the first audited financial statements of Elizabeth prepared under IFRS; and

(ii)                                   no negotiation or amendments will be required under paragraph (c) above.

(e)                            The Company will procure that its auditors are one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte LLP (or in each case any affiliated audit entity) or such other firm approved by the Agent.

21.4                  Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                  all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)                                   promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(d)                                  promptly, details of the Acquisition (including its progress) and of the date the Elizabeth ADSs and/or Elizabeth Shares validly tendered and not properly withdrawn prior to the expiry of the Offer will be accepted for payment, or, where relevant of the termination, lapse or withdrawal of the Offer (subject in each case to any legal or regulatory restrictions on providing such information);

(e)                                   promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(f)                                    promptly, on request, each actuarial report relating to the Group pension funds required by law to be produced by or for the relevant member of the Group.

21.5                 Access

If an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each Obligor will, permit the Agent and/or accountants or other professional advisers and contractors of the Agent free access at all reasonable times for so long as such an Event of Default is continuing and on reasonable notice at the risk and cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with senior management.

21.6                  Notification of default

(a)                           Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                           Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7                  Know your customer

(a)                           If:

(i)                                      the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                   any change in the status of an Obligor after the date of this Agreement; or

(iii)                                a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                            Except for any member of the Group which is required to become a Guarantor within 30 days of the Closing Date, the Company shall, by not less than five Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to Obligors).

(d)                           Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably and promptly requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.8                  Securities laws

So long as any Elizabeth Shares or Elizabeth ADSs are listed or any applicable stock exchange, any provision of financial statements or other information by Elizabeth (or to the extent applicable any member of the Elizabeth Group) and access to the books and records of Elizabeth in each case contemplated or required by this Clause 21 (Information Undertakings) shall be subject to any applicable restrictions under the relevant securities laws.

22.                         FINANCIAL COVENANTS

22.1                  Financial definitions

In this Clause 22:

“Cash” means cash in hand or on deposit:

(a)                                  with an Acceptable Bank, a Lender or an Affiliate of a Lender; or

(b)                                  with a bank or financial institution which is not an Acceptable Bank, a Lender or an Affiliate of a Lender up to a maximum aggregate amount of £50,000,000,

which, in each case, is accessible within 30 days.

“Cash Equivalent Investments” means at any time:

(a)                                  certificates of deposit maturing within one year after the relevant date of calculation and issued by any financial institution which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited;

(b)                                  any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area (as at the date of this Agreement) or any Participating Member State (as at the date of this Agreement) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)                                   commercial paper not convertible or exchangeable to any other security:

(i)                                  for which a recognised trading market exists;

(ii)                               issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area (as at the date of this Agreement) or any Participating Member State (as at the date of this Agreement);

(iii)                            which matures within one year after the relevant date of calculation; and

(iv)                           which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)                                  Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by a financial institution (or their dematerialised equivalent);

(e)                                   any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above; or

(f)                                    any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Consolidated EBITDA” means the consolidated operating profits of the Group from ordinary activities before taxation for a Relevant Period:

(a)                                  including, for the purposes of Debt Cover only, the profits from ordinary activities before taxation of a member of the Group or business acquired during the Relevant Period for the part of that Relevant Period when it was not a member of the Group and/or the business was not owned by a member of the Group;

(b)                                  including cash dividends or other cash distributions received in the Relevant Period from associated companies or undertakings not being part of the Group;

(c)                                   including, but excluding for the purposes of Debt Cover only, the profits from ordinary activities before taxation attributable to any member of the Group, or to any business, sold during that Relevant Period; and

(d)                                  excluding any non-cash charges arising pursuant to IFRS 2 (Share-based Payment),

(e)                                   and all:

(i)                                  before deducting any Consolidated Net Finance Charges and any finance charge relating to pensions;

(ii)                               before deducting any amount attributable to the amortisation of intangible assets;

(iii)                            before taking into account any accrued interest owing to any member of the Group;

(iv)                           before taking into account any items treated as Exceptional or Extraordinary Items;

(v)                              after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

(vi)                           before taking into account any unrealised exchange gains and losses including those arising on translation of currency debt;

(vii)                        before taking into account any unrealised gains and losses arising on financial instruments which are reported through the income statement;

(viii)                     before deducting any Acquisition Costs or costs and expenses incurred in relation to any Notes Redemption or a Notes Covenant Suspension;

(ix)                           before deducting any amount attributable to the depreciation of tangible assets;

(x)                              before taking into account any positive adjustment arising from acquisition of the Elizabeth Notes; and

(xi)                           before taking into account any gain or loss arising from an upward or downward revaluation of any asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Indebtedness for Borrowed Money whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)                                  excluding any such obligations owed to any other member of the Group;

(b)                                  excluding (for the avoidance of doubt) any finance charge relating to pensions;

(c)                                   excluding any unrealised gains and losses on any financial instruments which are reported through the income statement;

(d)                                  excluding any amortisation costs in respect of Indebtedness for Borrowed Money;

(e)                                   including the interest element of leasing and hire purchase payments;

(f)                                    including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement to the extent amortised during such Relevant Period;

(g)                                   deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument;

(h)                                  deducting any accrued interest owing to any member of the Group on any cash or Cash Equivalent Investments;

(i)                                      excluding any unrealised exchange gains and losses including those arising on translation of currency debt; and

(j)                                     excluding any non-financial interest relating to unwinding of provisions.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but:

(a)                                  excluding any such obligations to any other member of the Group;

(b)                                  excluding all bonds (other than any debt securities), bank guarantees and letters of credit issued by or on behalf of the Group;

(c)                                   excluding all guarantees of the obligations of any member of the Group;

(d)                                  including, for the purposes of calculating Debt Cover only, any Financial Indebtedness within paragraph (h) of that definition but only to the extent:

(i)                                  not issued in respect of the ordinary course of the business of the Group; and

(ii)                               which relates to advance payment bonds whose aggregate net liability exceeds £40,000,000;

(e)                                   including, in the case of finance leases, only the capitalised value thereof;

(f)                                    deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at such time; and

(g)                                   deducting any unrealised exchange gains, and adding any unrealised exchange losses, on cross-currency swaps relating to any Indebtedness for Borrowed Money of the Group,

and so that no amount shall be included or excluded more than once, and when calculating Consolidated Total Net Debt:

(h)                                  any Indebtedness for Borrowed Money and any of the items referred to in paragraphs (a) to (g) of the definition of Consolidated Total Net Debt that are denominated in a currency other than Sterling will be converted into Sterling at the average rates of exchange adopted for the purposes of preparing the relevant profit and loss account for the Group for the applicable Relevant Period; and

(i)                                      any Indebtedness for Borrowed Money in respect of the Elizabeth Notes shall, for the avoidance of doubt, be the principal amount outstanding under the Elizabeth Notes and shall not include any fair value adjustment.

“Debt Cover” means the ratio of Consolidated Total Net Debt on a specified date to Consolidated EBITDA in respect of any Relevant Period ending on such date.

“Exceptional or Extraordinary Items” means any item which is or would be treated as an exceptional or extraordinary item in the financial statements of any member of the Group.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Half Year Date” means each of 30 June and 31 December.

“Interest Cover” means the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Relevant Period.

“Relevant Period” means each period of 12 months ending on a Half Year Date.

22.2                  Financial condition — the Group

The Company shall ensure that:

(a)                                  Interest Cover

Interest Cover in respect of any Relevant Period ending on or after 31 December 2012 but before the Termination Date shall be or shall exceed 4.0:1.

(b)                                  Debt Cover

(i)                                  Debt Cover in respect of the Relevant Periods ending on 31 December 2012 and 30 June 2013 shall be or shall be less than 3.50:1;

(ii)                               Debt Cover in respect of the Relevant Periods ending on 31 December 2013, 30 June 2014 and 31 December 2014 shall be or shall be less than 3.25:1; and

(iii)                            Debt Cover in respect of the Relevant Periods ending on or after 30 June 2015 but before the Termination Date shall be or shall be less than 3.0:1.

22.3                 Financial condition — Elizabeth Group

In respect of the Elizabeth Group, the Company shall (and, on and from the Elizabeth Accession Date, Elizabeth shall) ensure that, until the satisfaction of the 75% Condition:

(a)                                  Interest Cover

Interest Cover in respect of any Relevant Period ending on or after 31 December 2012 but before the Termination Date shall be or shall exceed 4.0:1.

(b)                                  Debt Cover

(i)                                  Debt Cover in respect of the Relevant Period ending on 31 December 2012 shall be or shall be less than 3.25:1; and

(ii)                               Debt Cover in respect of the Relevant Periods ending on or after 30 June 2013 but before the Termination Date shall be or shall be less than 3.00:1.

For the purposes of paragraphs (a) and (b) of this Clause 22.3:

(A)                            all references in Clause 22.1 (Financial definitions) to the Group shall be deemed to refer only to the Elizabeth Group; and

(B)                            Consolidated Net Finance Changes and Consolidated Total Net Debt shall exclude any amounts owed to a member of the Melrose Group.

22.4                  Financial testing

(a)                           All the terms defined in Clause 22.1 (Financial definitions) are to be determined on a consolidated basis and in accordance with the Accounting Principles (provided that in the case of any financial statements and covenant tests under Clause 22.3 (Financial condition — Elizabeth Group) the same Accounting Principles as are used for the Company shall apply).

(b)                           The financial covenants set out in Clause 22.2 (Financial condition — the Group) and Clause 22.3 (Financial condition — Elizabeth Group) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate) and any information delivered under paragraph (b)(ii) of Clause 21.3 (Requirements as to financial statements).

(c)                            No items shall be deducted or credited more than once in any calculation.

(d)                           Unless otherwise specified, where an amount in the Group’s financial statements is not denominated in Sterling, it shall be converted to Sterling at the average exchange rates used in those financial statements.

23.                         GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Until the earlier of (x) the date that Elizabeth becomes (directly or indirectly) a wholly-owned subsidiary of the Company and has been converted into a German limited liability company (Gesellschaft mit beschränkter Haftung) and (y) the date the Elizabeth Domination Agreement is registered, any obligation of the Company under this Clause 23 to procure any acts or omissions by members of the Group shall (to the extent that any limitations on influence under German stock corporation law limit the Company’s ability to procure those acts or omissions) be limited to an obligation on the Company to use all reasonable endeavours to procure those acts or omissions by the members of the Elizabeth Group.

On and from the Elizabeth Accession Date, any obligation of the Company under this Clause 23 to procure any acts or omissions by members of the Elizabeth Group shall also include an undertaking of Elizabeth to procure any such act or omission (as applicable) by members of the Elizabeth Group.

23.1                  Authorisations

Each Obligor shall promptly:

(a)                                  obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                  supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2                  Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3                  Pari passu ranking

Each Obligor must ensure that all its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.4                  Negative pledge

(a)                           No Obligor shall, and the Company shall procure that no member of the Group shall, create or permit to subsist any Security over any of its assets.

(b)                           No Obligor shall, and the Company shall procure that no member of the Group shall:

(i)                                      sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)                                   sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                                enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                               enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset ((i)-(iv) above being “Quasi-Security”).

(c)                            Paragraphs (a) and (b) above do not apply to:

(i)                                      any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances (including an Ancillary Facility) and any payment or close out netting or set-off arrangement under any derivative transaction entered into by a member of the Group in the ordinary course of business and not for speculative purposes;

(ii)                                   any lien arising by operation of law and in the ordinary course of business;

(iii)                                any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                            the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                            the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)                            the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset unless such Security or Quasi-Security is permitted to remain outstanding pursuant to another paragraph of this paragraph (c);

(iv)                               any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                            the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)                            the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)                            the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group unless such Security or Quasi-Security is permitted to remain outstanding pursuant to another paragraph of this paragraph (c);

(v)                                  the Transaction Security, any other Security entered into pursuant to any Finance Document or with the prior consent of the Majority Lenders;

(vi)                               Security or Quasi-Security arising out of hire purchase or conditional sale arrangements or arrangements having a similar effect or title retention provisions, in each case in a supplier’s standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by a member of the Group in the ordinary course of trading;

(vii)                            Security or Quasi-Security over goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a member of the Group in the ordinary course of trading;

(viii)                         any Security or Quasi-Security for, or resulting from, any payment into court or any judgment or award, the time for the appeal or petition for rehearing of which has not expired, or in respect of which the relevant member of the Group is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured;

(ix)                               any Security arising under customary general business conditions of any bank in Germany with which any member of the Group conducts business in the ordinary course of business;

(x)                                  any Security or Quasi-Security arising in connection with security required pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and Section 7e of the fourth book of the German Social Security Code (SGBiv);

(xi)                               any Security or Quasi-Security over cash collateral in respect of any permitted bank guarantee or bond;

(xii)                            any Security or Quasi-Security over cash paid into an escrow or similar account under:

(A)                            any deposit (including rental deposits in respect of any property leased or licensed by a member of the Group, provided that the deposit does not exceed 12 months’ rent for the relevant property) or retention of purchase price arrangements in each case entered into in the ordinary course of trading and not arising as a result of any default or omission by any member of the Group; or

(B)                            as part of any Disposal or acquisition permitted under the Finance Documents; or

(xiii)                         any Security of Quasi-Security arising under any cash-pooling arrangements between:

(A)                            any members of the Melrose Group;

(B)                            any members of the Elizabeth Group; or

(C)                            (after the Elizabeth Upstream Guarantee Date) any members of the Group.

(xiv)                        any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by a member of the Group other than any permitted under paragraphs (i) to (xiii) above does not exceed £60,000,000 (or its equivalent in another currency or currencies).

23.5                  Disposals

(a)                           No Obligor shall, and each Obligor shall procure that none of its Subsidiaries shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                           Paragraph (a) above does not apply to any Disposal (other than, prior to the Elizabeth Upstream Guarantee Date, any Disposal of any Charged Property):

(i)                                      of cash on arm’s length terms and not otherwise prohibited by the terms of this Agreement or (but in respect of any member of the Elizabeth Group prior to the Elizabeth Accession Date, only pursuant to any agreement concluded prior to the Closing Date) of other assets made at market value on arm’s length terms;

(ii)                                   of assets made in the ordinary course of trading of the disposing entity (provided that this shall not in any event include the Disposal of any member (or all or substantially all of the business of any member) of the Group);

(iii)                                of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)                               made with the prior written consent of the Majority Lenders;

(v)                                  by a member of the Group to another member of the Group provided that prior to the Elizabeth Upstream Guarantee Date, Melrose Group Guarantors shall only be permitted to make Disposals to members of the Elizabeth Group if the aggregate market value of all such Disposals does not exceed £5,000,000 in any Financial Year; or

(vi)                               of surplus or obsolete assets on arm’s length terms,

provided that in relation to any such Disposal referred to in paragraphs (i) and (vi) above (other than a disposal of cash), the consideration for that Disposal consists of no less than 95 per cent. cash.

23.6                  Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement other than as a result of a transaction permitted by this Agreement.

23.7                  Insurance

Each Obligor shall (and the Company shall ensure that each Material Company will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

23.8                  Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group incorporated in the U.K. and/or any of their employees are funded in compliance with the minimum funding requirement under section 56 of the Pensions Act 1995 or the statutory funding objective under section 222 of the Pensions Act 2004 (as applicable) and that no action or omission is taken by any member of the Group incorporated in the U.K. in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

23.9                  Compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with all applicable laws (including Environmental Laws), obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Laws where (in each case) failure to do so might reasonably be expected to have a Material Adverse Effect.

23.10           Taxation

Each Obligor shall (and the Company shall ensure that each Material Company will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes, (c) payment can be lawfully withheld, and (d) any failure to punctually pay or discharge such Taxes is unlikely to have a Material Adverse Effect).

23.11           Acquisitions

No Obligor shall, and the Company shall procure that no member of the Group shall, acquire any interest in a company, business or undertaking (other than the Acquisition or a Follow-on Acquisition):

(a)                                  if that acquisition would constitute a “Class 1” transaction (as defined in the listing rules of the UK Listing Authority);

(b)                                  at any time prior to the satisfaction of the 75% Condition, if the amount of the acquisition consideration, when aggregated with the aggregate acquisition consideration of any other companies, business or undertaking acquired by members of the Group during the term of the Facilities (but excluding the Acquisition or a Follow-on Acquisition), would exceed £150,000,000; or

(c)                                   at any time when the Debt Cover as shown in the most recently supplied Compliance Certificate (pro forma for such proposed acquisition) is greater than 1.50:1, if the amount of the acquisition consideration, when aggregated with the aggregate acquisition consideration of any other companies, business or undertaking acquired by members of the Group during the term of the Facilities (but excluding the Acquisition or a Follow-on Acquisition), would exceed £300,000,000.

23.12           Guarantors

In this Clause 23:

“Earnings” means the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis and excluding all intra-group items) of a Guarantor.

“Gross Assets” means the aggregate gross assets of a Guarantor (calculated on an unconsolidated basis and excluding intra-group items).

(a)                                  Subject to paragraph (c) below, the Company shall ensure that:

(i)                                  on and from the date that is 10 Business Days after the Closing Date, the aggregate of all Earnings of Melrose Group Guarantors and the aggregate of all Gross Assets of the Melrose Group Guarantors, represent not less than 80 per cent. of Consolidated EBITDA or, as the case may be, gross assets of the Melrose Group; and

(ii)                               on and from the date that is 60 days after the Elizabeth Accession Date and subject to the limitations contained in Clause 19.11 (Limitation on Elizabeth Group Guarantors), the aggregate of all Earnings of Elizabeth Group Guarantors and the aggregate of all Gross Assets of the Elizabeth Group Guarantors, represent not less than 70 per cent. of Consolidated EBITDA or, as the case may be, gross assets of the Elizabeth Group; and

(iii)                            at all times on and from the Elizabeth Upstream Guarantee Date, the aggregate of all Earnings of the Guarantors and the aggregate of all Gross Assets of the Guarantors, represent not less than 80 per cent. of Consolidated EBITDA or, as the case may be, gross assets of the Group; and

(iv)                           each Material Company shall accede as an Additional Guarantor in accordance with paragraphs (b)(i) to (b)(iv) (as applicable) (provided that this paragraph (a)(iv) shall only apply to a member of the Elizabeth Group on and from the Elizabeth Accession Date) and (without prejudice to paragraphs (a)(i) to (a)(iii) above) in the case of any entity which becomes a Material Company after the Closing Date (A) within 30 days (if such entity is incorporated in England and Wales, France, Germany, the United States of America (including the District of Columbia) or any state of the United States of America) and (B) (if such entity is incorporated in any other jurisdiction) within 60 days, in each case after the Company ascertains that such entity is a Material Company.

(b)                                  Subject to paragraph (c) below, the Company shall ensure that:

(i)                                  within three Business Days of the Closing Date, each member of the Melrose Group incorporated in England and Wales that is required (together with the members of the Melrose Group that will accede under paragraph (ii) below) to ensure compliance with paragraph (a)(i) above;

(ii)                               within 10 Business Days of the Closing Date, each member of the Melrose Group incorporated in a jurisdiction other than England and Wales that is required (together with the members of the Melrose Group acceding under paragraph (i) above) to ensure compliance with paragraph (a)(i) above;

(iii)                            within 30 days of the Elizabeth Accession Date, each member of the Elizabeth Group that is required (together with the members of the Elizabeth Group that will accede under paragraph (iv) below) to ensure compliance with paragraph (a)(ii) above, and is incorporated in England and Wales, Germany, the United States of America (including the District of Columbia) or any state of the United States of America;

(iv)                           within 60 days of the Elizabeth Accession Date, each member of the Elizabeth Group that is required (together with the members of the Elizabeth Group acceding under paragraph (iii) above) to ensure compliance with paragraph (a)(ii) above, and incorporated in a jurisdiction other than England and Wales, Germany, the United States of America (including the District of Columbia) or any state of the United States of America, shall accede as a Guarantor.

(c)                                   The Company shall not be required to perform its obligations under paragraph (a) or (b) above if and to the extent that:

(i)                                  accession to this Agreement as a Guarantor by the relevant member of the Group is not lawful in the relevant jurisdiction or would result in personal liability for the directors or other management of that Group member provided that each Obligor must use, and must procure that the relevant member of the Group uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability, which includes agreeing to a limit on the amount guaranteed, and the Agent may (but shall not be obliged to) agree to such a limit if, in its opinion (acting reasonably), to do so would avoid the relevant unlawfulness or personal liability; or

(ii)                               the relevant member of the Group (other than Elizabeth or any Subsidiary of Elizabeth unless such Subsidiary is not a wholly owned Subsidiary of Elizabeth) is not a wholly owned member of the Group and the accession to this Agreement as a Guarantor would contravene the provisions of any shareholders’ agreement or other similar document binding on it, or would give rise to grounds (other than frivolous or vexatious grounds) on which the holders of any minority shareholdings in such a Subsidiary could contest the giving of a guarantee by it; or

(iii)                            the relevant member of the Group is incorporated in Taiwan, China, South Africa, Malaysia, the Philippines, Puerto Rico, Indonesia, Russia, Saudi Arabia, Colombia, India or Malta (each an “Excluded Jurisdiction”) unless the relevant member of the Group which is incorporated in an Excluded Jurisdiction is or becomes a Material Company.

23.13           Security

(a)                           On or prior to the Closing Date:

(i)                                      Bidco 2 and the Security Agent shall enter into the ADS Share Pledge and the Elizabeth Share Pledge;

(ii)                                   Bidco and the Security Agent shall enter into the Bidco 2 Share Pledge; and

(iii)                                UK Subsidiary and the Security Agent shall enter into the Bidco Share Pledge.

(b)                         Promptly upon request by the Company (which shall be made as soon as reasonably practicable after Closing Date), the Security Agent shall (and the Lenders hereby irrevocably authorise the Security Agent to) release the Elizabeth ADSs from the Transaction Security created pursuant to the ADS Share Pledge and take such other actions as may be required to allow Bidco 2 to withdraw the ordinary/common shares underlying the Elizabeth ADSs by surrendering such Elizabeth ADSs for exchange provided that Bidco 2 has entered into the Elizabeth Share Pledge.

(c)                          Bidco 2 shall withdraw the Elizabeth ADSs from the Elizabeth ADR Programme immediately after release of the Elizabeth ADSs from the Transaction Security created pursuant to the ADS Share Pledge.

(d)                         Immediately prior to any merger of Elizabeth into Bidco 2, the obligations of Bidco 2 as an Obligor (provided it has no obligations as a Borrower) under this Agreement shall be automatically released, cancelled and discharged in full (without limiting any obligations of Elizabeth as an Obligor which shall continue in full force and effect as obligations of the merged entities).

(e)                          The Company shall ensure that all Elizabeth Shares and Elizabeth ADSs acquired by any member of the Group, and all Bidco 2 Shares, are, prior to the Elizabeth Upstream Guarantee Date, subject to Security under the Transaction Security Documents. The Company shall also ensure that all Bidco Shares are subject to Security under the Bidco Share Pledge until the Bidco Pledge Release Date.

(f)                           The Security Agent shall (and the Lenders hereby irrevocably authorise the Security Agent to) release and cancel (at the Company’s cost) the Transaction Security created under the following Transaction Security Documents:

(i)                                      (as soon as reasonably practicable after the Elizabeth Upstream Guarantee Date or in the case of the ADS Share Pledge immediately after the delisting of all the ADS) the Elizabeth Share Pledge, the ADS Share Pledge and the Bidco 2 Share Pledge; and

(ii)                                   (as soon as reasonably practicable after the Bidco Pledge Release Date) the Bidco Share Pledge,

and, in each case, enter into (at the cost of the Company) any release deeds, reassignments or other documents that may be required for such purpose.

(g)                           Within 3 Business Days of the Closing Date, the Company shall deliver (or procure the delivery of) the following legal opinions to the Agent in a form and substance satisfactory to the Agent (provided that it shall be in form and substance satisfactory to the Agent if it is substantially in the form distributed to the Arrangers prior to the signing of this Agreement):

(i)                                      in relation to the ADS Share Pledge, a legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in New York; and

(ii)                                   in relation to the Elizabeth Share Pledge, the Bidco Share Pledge and the Bidco 2 Share Pledge;

(A)                            A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in Germany; and

(B)                            A legal opinion of Hengeler Mueller, legal advisers to the Company in Germany.

23.14           Acquisition Undertakings

(a)                           The Company and/or Bidco 2 shall:

(i)                                      issue the Press Release in the agreed form within 10 Business Days after the date of this Agreement;

(ii)                                   post the Offer Document to holders of Shares of Elizabeth within 20 Business Days after the date on which the Press Release is issued;

(iii)                                ensure that the Press Release and Offer Document and any other documents relating to the Offer provided to the Agent contain all the material terms and conditions of the Offer; and

(iv)                               ensure that the Offer Document sets out the terms and conditions of the Offer, which shall be consistent in all material respects with the terms and conditions of the Offer as described in the Investment Agreement and the Press Release, unless:

(A)                            previously approved by the Arrangers in writing; or

(B)                            such inconsistency is required by law, regulation or any relevant regulatory authority and, in each case, does not (x) increase the Offer price; (y) change the form of consideration payable under the Offer, and/or (z) involve any waiver of the Acceptance Condition or amendment reducing the percentage referred to in the definition of Acceptance Condition in Clause 1.1 (Definitions).

(b)                          The Company and Bidco 2 shall comply at all times in all material respects with all applicable laws or regulations relating to the Offer.

(c)                           The Company and Bidco 2 shall not increase the price to be paid for the Elizabeth ADSs pursuant to the Offer unless such increase is:

(i)                                      made with the consent of the Arrangers; or

(ii)                                   funded from cash proceeds raised by way of the Rights Issue or from an issue of shares by the Company.

(d)                          The Company or Bidco 2 shall not amend or waive any material term of any Offer Document in a manner or to the extent that would be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents other than any amendment or waiver:

(i)                                      made with the consent of all the Arrangers (acting reasonably);

(ii)                                   required by or reasonably determined by the Company or Bidco 2 (acting on the advice of its legal advisers) as being necessary or desirable to respond to comments made by the United Kingdom Listing Authority, the London Stock Exchange, the New York Stock Exchange, the Securities and Exchange Commission or any other relevant regulatory body or as required by applicable law or regulation;

(iii)                                increasing the price to be paid for the Elizabeth ADSs or Elizabeth Shares under the Offer to the extent otherwise permitted by paragraph (c) of this Clause; or

(iv)                               (unless a Major Default is continuing) extending the period in which holders of the Elizabeth ADSs or Elizabeth Shares may accept the terms of the Offer,

(and provided that, in any case, any waiver of the Acceptance Condition or amendment reducing the percentage referred to in the definition of Acceptance Condition in Clause 1.1 (Definitions) will require the consent of all the Arrangers).

(e)                           Save as required by the United Kingdom listing authority, the London Stock Exchange, the New York Stock Exchange, the Securities and Exchange Commission or any other applicable law, regulation or regulatory body, the Company or Bidco 2 shall not make any press release or other public statement in respect of the Acquisition (other than in the Press Release or any Offer Document) which refers to any Facility, any Finance Document or the Finance Parties or any of them (in such capacity), without first obtaining the prior approval of the Agent (not to be unreasonably withheld or delayed). If the Company or Bidco 2 does become so required, it shall notify the Agent as soon as practicable upon becoming aware of the requirement and to the extent practical shall consult with the Agent on the terms of the reference. For the avoidance of doubt, this paragraph (e) shall not restrict the Company or Bidco 2 from making any disclosure that is required or customary in relation to the Finance Documents or the identity of the Finance Parties in the Offer Document or the Prospectus or making any required filings with the Securities and Exchange Commission or as required by law or its auditors or in its audited financial statements.

(f)                            The Company shall not without the consent of the Majority Lenders save as required by the United Kingdom listing authority, the London Stock Exchange, the New York Stock Exchange, the Securities and Exchange Commission or any other applicable law, regulation or regulatory body or by any applicable court declare, accept, treat as satisfied or waive any condition of the Offer (other than any waiver of the recommendation of the Elizabeth board) where the Company (acting reasonably) considers it is not actually satisfied or has not been complied with:

(i)                                      to the extent that doing so would be materially prejudicial to the interests of the Lenders; or

(ii)                                   where a change or changes shall have occurred in Elizabeth’s or its Subsidiaries’ business, properties, assets, liabilities, capitalisation, shareholders’ equity, financial condition, operations, results of operations or prospect that has had or could reasonably be expected to have a material and adverse effect on Elizabeth and its Subsidiaries as a whole and which would entitle Bidco 2 not to complete the Offer or tender for Elizabeth ADSs or Elizabeth Shares,

(g)                            The Company shall provide the Agent with such information as it may reasonably request regarding the status and progress of the Acquisition, (including, the current level of acceptances in respect of the Offer) and any Follow-on Acquisition (in each case subject to any confidentiality, regulatory or other restrictions relating to the supply of such information).

(h)                           The Company shall as soon as reasonably practical after despatching the Offer Document to holders of Elizabeth ADSs deliver to the Agent a copy of the Tender Offer Agreement regarding the terms upon which any of the Elizabeth ADSs which Bidco 2 may acquire pursuant to the Offer are to be held.

(i)                               The Company shall (subject to any confidentiality, regulatory or other third party restrictions relating to the supply of information) promptly supply to the Agent (in sufficient copies for all of the Lenders, if the Agent so requests):

(i)                                      copies of all material documents, certificates, notices or announcements received or issued by it (or on its behalf) in relation to the Offer;

(ii)                                   notice once it or Bidco 2 has acquired 75 per cent. or more of the Elizabeth ADS and/or Elizabeth Shares (and thereafter notice once it has acquired 85 per cent., 90 per cent. and 95 per cent. or more) other than pursuant to the Offer; and

(iii)                                such further information relating to the Offer as the Agent may reasonably request.

(j)                              If any member of the Group becomes aware of a circumstance or event which, if not waived, would entitle Bidco 2 to lapse the Offer, the Company shall promptly notify the Agent.

23.15           Elizabeth Group related undertakings

(a)                           The Company shall initiate squeeze-out proceedings under section 327a et seq. of the AktG in respect of minority shareholders of Elizabeth promptly upon acquiring 95 per cent. of the Elizabeth Shares (the “Squeeze-out”).

(b)                           Upon the earlier of:

(i)                                      the date of completion of the squeeze-out proceedings contemplated by paragraph (a) above or

(ii)                                   the date of completion of the squeeze-out proceedings pursuant to section 62 sub-section 5 of the UmwG in connection with section 327a et seq. of the AktG (the dates referred to in paragraph (i) above or this paragraph (ii) being the “Squeeze-out Date”) or

(iii)                                the date that Elizabeth becomes a wholly-owned Subsidiary of the Company,

the Company shall promptly (A) in the case of paragraphs (i) and (iii) above, delist (or promptly procure the delisting of) the Elizabeth ADSs and, procure that the Elizabeth ADSs and Elizabeth Shares are promptly deregistered from the SEC and (B) shall cause prompt conversion of each of Bidco 2 and (in the case of paragraphs (i) and (iii) above) Elizabeth and Bidco 2 to a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under German law and following such conversion maintain such legal form over the lifetime of the Facilities (subject to the merger of Elizabeth and Bidco 2).

(c)                            The Company shall procure that Bidco remains a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under German law over the lifetime of the Facilities. The Company shall further procure that, prior to the Elizabeth Upstream Guarantee Date, it holds directly or indirectly all shares in Bidco, Bidco 2 and UK Subsidiary over the lifetime of the Facilities.

(d)                           Within 5 Business days of the Closing Date the Company shall procure that Bidco enters into a Domination Agreement with Bidco 2 (the “Bidco Domination Agreement”), The Company shall procure that the Bidco Domination Agreement is registered as soon as possible and by no later than two months after the Closing Date.

(e)                            If, on the Closing Date, the Company has not directly or indirectly acquired Elizabeth ADSs or Elizabeth Shares that represent 95 per cent. or more of the Elizabeth Shares, it shall exercise all reasonable endeavours to ensure that Elizabeth enters into the Elizabeth Domination Agreement with Bidco 2. The Company shall use reasonable endeavours to procure that the Elizabeth Domination Agreement is registered (i) as soon as possible and (ii) by no later than within 18 Months of the Closing Date, provided that the Company shall not be required to exercise such reasonable endeavours from such time that it directly or indirectly acquires the requisite percentage of Elizabeth Shares and validly commences squeeze-out proceedings, unless the squeeze-out is reasonably likely to be registered at a time that is more than 2 Months after the Target Domination Agreement is reasonably likely to have been registered.

(f)                             The Company shall procure that Elizabeth initiates fast track unblocking proceedings under (i) section 246a of the AktG and (ii) section 327 paragraph 2 of the AktG (in conjunction with section 62 sub-section 5 of the UmwG where applicable) in respect of any challenges in the German courts of the process for adoption of the Elizabeth Domination Agreement, and in respect of the Squeeze-out, respectively by minority shareholders of Elizabeth.

(g)                            The Company shall procure (and Bidco and Bidco 2 shall) as soon as a Domination Agreement has become effective:

(i)                                      perform (and shall procure that the respective dominated entity performs) all of its obligations under the Domination Agreement that is entered into; and

(ii)                                   not terminate any Domination Agreement during the lifetime of the Facilities (other than by way of merger of Elizabeth into Bidco 2).

(h)                           The Company shall procure that:

(i)                                      within 10 Business Days of the Closing Date new members of the Elizabeth board are appointed such that a majority of the Elizabeth board consists of designees of the Company;

(ii)                                   as soon as reasonably practicable after the Closing Date, and in any event within 25 Business Days of the Closing Date, Elizabeth accedes to this Agreement as an Additional Borrower and repays all amounts outstanding under the Existing Elizabeth Facilities Agreement and cancels the Existing Elizabeth Facilities Agreement in full; and

(iii)                                if, the 75% Condition is not satisfied, prior to or on 30 April 2014, the Elizabeth Notes are redeemed in full on or before that date.

Notwithstanding any other provision of Clause 19 (Guarantee and Indemnity) and/or Clause 23 (General Undertakings) no obligation of the Company under this paragraph (h) shall, in any circumstances, be limited to an obligation to use reasonable endeavours.

(i)                               Prior to the Elizabeth Accession Date, the Company shall exercise all reasonable endeavours to and after the Elizabeth Accession Date Elizabeth shall, ensure that any refinancing of the Elizabeth Notes that occurs after the Closing Date shall be (to the extent it is funded by Financial Indebtedness) funded with either the proceeds of Revolving Facility Loans or with third party Financial Indebtedness that ranks no higher than pari passu with the Facilities and which is incurred by the Company.

(j)                              After the Closing Date but prior to the Elizabeth Accession Date, the Company shall exercise all reasonable endeavours to (and, after the Elizabeth Accession Date Elizabeth shall) ensure that prior to the Elizabeth Upstream Guarantee Date members of the Elizabeth Group do not incur any additional Financial Indebtedness other than:

(i)                                      under the Existing Elizabeth Facilities Agreement until it is repaid and cancelled pursuant to paragraph (h) above;

(ii)                                   under the Facilities or Ancillary Facilities (or any Financial Indebtedness cash collateralised or back stopped by a guarantee or letter of credit issued thereunder);

(iii)                                under any existing bilateral facility in existence on the Elizabeth Accession Date or under any new bilateral credit facility that replaces or renews any such existing bilateral facility (provided that the aggregate amount of such facility is not increased);

(iv)                               under any letters of credit or bank guarantees provided under the Existing Elizabeth Facilities Agreement and in place on the Elizabeth Accession Date and which are continued on a bilateral basis after the Elizabeth Accession Date (whether or not cash collateralised) or any replacement or renewal thereof provided that the aggregate amount of such letters of credit or bank guarantees (i) is not increased and (ii) does not at any time exceed $90,000,000;

(v)                                  under any derivative transaction entered into in the ordinary cause of business and not for speculative purposes;

(vi)                               Financial Indebtedness owed to another member of the Elizabeth Group or any loan from a member of the Melrose Group to the extent permitted under paragraph (b) of Clause 23.17;

(vii)                            under any surety bonds or performance guarantees (or in respect of any counter-indemnity for any such surety bonds) issued in the ordinary course of business; or

(viii)                         an additional amount that shall not exceed £20,000,000 at any time prior to the satisfaction of the 75% Condition and, thereafter, shall not exceed £50,000,000 prior to the Elizabeth Upstream Guarantee Date.

For the avoidance of doubt, subject to paragraph (h)(iii) above, this paragraph (j) does not require the Group to terminate, redeem, retire, repay, defease or refinance the Elizabeth Notes or the Existing Elizabeth Facilities Agreement.

(k)                           The Company shall notify the Agent of the occurrence of:

(i)                                      the date on which the 75% Condition is met;

(ii)                                   the Elizabeth Upstream Guarantee Date; and

(iii)                                the Bidco Pledge Release Date.

(l)                               The Company shall:

(i)                                      use all reasonable endeavours to procure that Elizabeth does not take any of the actions described in paragraph (d) of Section 12.2.4 of the Investment Agreement (a “New Share Issue”); and

(ii)                                   if Elizabeth does undertake a New Share Issue:

(A)                            notify the Agent promptly upon becoming aware of that New Share Issue; and

(B)                            if such New Share Issue dilutes the fully diluted share capital of Elizabeth by more than 1%, take such action under Section 12.2 (but subject to Section 12.3) of the Investment Agreement as the Agent (acting on the instructions of the Majority Lenders) may require.

23.16           United States Laws

(a)                           In this Clause 23.15(l):

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

“ERISA Affiliate” means any trade or business (whether or not incorporated) treated as a single employer with any Obligor for the purpose of section 414(b) or (c) of the Internal Revenue Code.

“Margin Regulations” means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

“Margin Stock” has the meaning given to it in the Margin Regulations.

“Plan” means an employee benefit plan as defined in section 3(3) of ERISA that is subject to Title I of ERISA:

(i)                                      maintained by any Obligor or any ERISA Affiliate; or

(ii)                                   to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

“Reportable Event” means:

(i)                                      an event specified as such in section 4043 of ERISA or any related regulation other than an event in relation to which the requirement to give notice of that event is waived by any regulation as in effect on the date hereof (no matter how such regulation may be changed in the future); or

(ii)                                   a failure to meet the minimum funding standard with respect to a Plan under section 412 of the Internal Revenue Code or section 302 of ERISA, whether or not there has been any waiver of notice (as referred to in (i) above) or waiver of the minimum funding standard under section 412 of the Internal Revenue Code.

(b)                           No Obligor may or shall:

(i)                                      extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock in violation of the Margin Regulations; or

(ii)                                   use any Loan, directly or indirectly, to buy or carry Margin Stock in violation of the Margin Regulations, or for any other purpose in violation of the Margin Regulations.

(c)                            No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United Sates Securities Exchange Act of 1934.

(d)                           To the extent that each item in (i), (ii) or (iii) below could reasonably be expected to have a Material Adverse Effect, each Obligor must promptly upon becoming aware of it notify the Agent of:

(i)                                      any Reportable Event;

(ii)                                   the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)                                a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(e)                            Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans to the extent that non-compliance could reasonably be expected to have a Material Adverse Effect.

(f)                             Each Obligor and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security on any of the assets of such Obligor or those of its ERISA Affiliates or which is reasonably likely to have a Material Adverse Effect.

23.17           Loans

No Obligor shall, and the Company shall ensure that no member of the Group shall, be a creditor in respect of any Financial Indebtedness, except for:

(a)                                  any Financial Indebtedness extended by any member of the Group in the ordinary course of business;

(b)                                  a loan made by a member of the Group to any other member of the Group (other than any loan by any member of the Melrose Group to any member of the Elizabeth Group prior to the Elizabeth Upstream Guarantee Date which would when aggregated with all other loans by the Melrose Group to the Elizabeth Group, exceed £50,000,000 (or its equivalent in other currencies));

(c)                                   a loan made by a member of the Group to an employee or director of any member of the Group;

(d)                                  Financial Indebtedness which is permitted in Clause 23.20 (Financial Indebtedness); and

(e)                                   any other loan or credit not permitted by the preceding paragraphs and the outstanding principal amount of which, when aggregated with the principal amount of any outstanding guarantees, bonds or indemnities permitted under paragraph (j) Clause 23.18 (Guarantees), does not exceed £100,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

23.18           Guarantees

No Obligor shall, and the Company shall ensure that no member of the Group shall, incur or allow to remain outstanding any guarantee in respect of any obligation of any person, except:

(a)                                  guarantees given in the ordinary course of business including (without limitation) any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(b)                                  any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c)(i) of Clause 23.4 (Negative pledge);

(c)                                   any customary indemnity given in respect of a disposal permitted under paragraph (b) of Clause 23.5 (Disposals) but only where the amount payable under such indemnity is limited to no more than the consideration received in respect of that disposal;

(d)                                  any guarantee in respect of Financial Indebtedness of Obligors permitted to be incurred by this Agreement;

(e)                                   a guarantee, bond or indemnity given by any member of the Group in respect of Financial Indebtedness of any non-Obligor permitted under this Agreement;

(f)                                    any guarantee given by a member of the Elizabeth Group in connection with the Elizabeth Notes or any guarantee given by any member of the Elizabeth Group in connection with a Notes Covenant Suspension, in each case until prepayment and cancellation of the Elizabeth Notes in full with the proceeds of the Loans;

(g)                                   on or after the date the 75% Condition is satisfied, any guarantee given by a member of the Melrose Group in connection with the Elizabeth Notes as part of a Notes Covenant Suspension;

(h)                                  any guarantee given by the Elizabeth Group in connection with the Existing Elizabeth Facilities Agreement or otherwise outstanding on the Closing Date;

(i)                                      the McKechnie Pension Plan Guarantee as varied by the McKechnie Pension Plan Guarantee Deed of Variation and, as the case may be, the McKechnie Pension Plan Deed of Amendment;

(j)                                     any other guarantees, bonds or indemnities not permitted by the preceding paragraphs and the outstanding principal amount of which, when aggregated with the principal amount of any Financial Indebtedness permitted under paragraph (e) Clause 23.17

(Loans), does not exceed £100,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time;

(k)                                  any guarantee given by a member of the Group in connection with the Existing Facility Agreement until prepayment and cancellation of the facilities thereunder with the proceeds of the Loans, provided that, prior to the Elizabeth Upstream Guarantee Date, no Obligor that is a member of the Melrose Group shall guarantee Financial Indebtedness of any member of the Elizabeth Group other than:

(A)                            under the Facilities (and any Ancillary Facility);

(B)                            in respect of any counter-indemnity for surety bonds or performance guarantees outstanding on the Closing Date and issued pursuant to bonding or guarantee facilities available to a member of the Elizabeth Group on the Closing Date or permitted replacements thereof provided that the maximum contingent liability under those counter-indemnities does not exceed $90,000,000 (or its equivalent in other currencies) at any time);

(C)                            the Elizabeth Notes as part of a Notes Covenant Suspension in accordance with paragraph (g) above; or

(D)                            for the avoidance of doubt, any non-binding comfort or support letters (which are not guarantees) issued at the request of the auditors of the Group or the relevant Obligor or required to be issued as part of any Group reorganisation or restructuring.

23.19           Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

(a)                                  an amalgamation, demerger, merger, consolidation, corporate reconstruction or solvent liquidation (each a “reorganisation”) where:

(i)                                  the assets of the relevant Obligor, after paying its liabilities, are distributed to or continue to be owned by other members of the Group; and

(ii)                               if the reorganisation involves an Obligor merging into another entity, the surviving entity (A) is a member of the Group, (B) will have assumed or will continue to have liability for the obligations of the merged Obligor under this Agreement, and (C) will, following such merger, become a Guarantor (if not already) in accordance with Clause 26.4 (Additional Guarantors); or

(b)                                  in connection with the Acquisition, a Follow-on Acquisition or any squeeze-out procedure under German law (including a merger of Bidco 2 and Elizabeth); or

(c)                                   the Permitted Reorganisation.

23.20           Financial Indebtedness

The Company shall ensure that no member of the Group which is not an Obligor (a “Non-Obligor”) shall, incur or allow to remain outstanding any Financial Indebtedness, except:

(a)                                  arising under Clause 23.17 (Loans) or Clause 23.18 (Guarantees);

(b)                                  incurred in connection with the Elizabeth Notes pursuant to the Elizabeth Note Indenture in the form existing on the Date of this Agreement (to the extent within the aggregate maximum amount specified in the definition of “Elizabeth Notes”);

(c)                                   arising under any bonding line provided to a Non-Obligor which is a member of the Elizabeth Group prior to the Closing Date or any replacement permitted pursuant to this Agreement;

(d)                                  incurred in connection with the Existing Facility Agreement until prepayment and cancellation of the facilities thereunder with the proceeds of the first Loan;

(e)                                   incurred under the Existing Elizabeth Facilities Agreement, until prepayment and cancellation of the facilities thereunder with the proceeds of the first Loan drawn by a member of the Elizabeth Group or other Financial Indebtedness incurred by members of the Elizabeth Group and outstanding on the Elizabeth Accession Date;

(f)                                    arising under any letters of credit or bank guarantees provided under the Existing Elizabeth Facilities Agreement and in place on the Elizabeth Accession Date and which are continued on a bilateral basis after the Elizabeth Accession Date (whether or not cash collateralised), provided that the aggregate amount of such bank guarantees or letters of credit does not at any time exceed $90,000,000;

(g)                                   arising in connection with any surety bonds or performance guarantees issued in the ordinary course of business,

(h)                                  Financial Indebtedness of any person that becomes a member of the Group after the date of this Agreement and is a Non-Obligor, if:

(i)                                  such Financial Indebtedness was not created in contemplation of such person becoming a member of the Group; and

(ii)                               such Financial Indebtedness is discharged within six months of that person becoming a member of the Group unless such Financial Indebtedness is permitted to remain outstanding pursuant to another paragraph of this Clause 23.20; or

(i)                                      not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed £75,000,000 (or its equivalent in other currencies) in aggregate at any time, but in each case subject to and without limiting paragraph (h) of Clause 23.15 (Elizabeth Group related undertakings).

23.21           Sanctions

(a)                                  Each member of the Group will not contribute or otherwise make available the proceeds of a Facility to any person or entity (whether or not related to any member of the Group) for the purpose of financing the activities of any person or entity which is listed on a UN/EU Sanctions List or located in a UN/EU Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by UN/EU Sanctions or would otherwise cause any members of the Group or any Finance Party to be in breach of UN/EU Sanctions in either case in any material respect;

(b)                                  Each member of the Group shall not fund all or part of any repayment under the Facilities out of proceeds derived from transactions which are prohibited by UN/EU Sanctions.

(c)                                   The Company shall ensure that reasonable controls and safeguards are in place designed to prevent any proceeds of the Facilities from being used contrary to paragraph (a) above.

23.22           Intellectual Property

(a)                           Each Obligor shall (and the Parent shall procure that each Group member will):

(i)                                      preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)                                   use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)                                make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)                               not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use which property; and

(v)                                  not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraph (i), (ii) or (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)                           Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 23.21 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is permitted under this Agreement.

23.23           Holding Companies

Notwithstanding any other provisions of this Agreement (prior to the Bidco Pledge Release Date) neither Bidco nor Bidco 2 shall trade, carry on any business except for acting as a holding company, own any material assets or incur any material liabilities, except for:

(a)                                  the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)                                  ownership of shares in its Subsidiaries, the payment of dividends or distributions in relation to those shares, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash but only in each case to the extent permitted by this Agreement;

(c)                                   any liabilities under or in connection with the Finance Documents to which it is a party or the transactions contemplated thereby and professional fees and administration costs in the ordinary course of business as a holding company;

(d)                                  under or in connection with the Existing Facility Agreement;

(e)                                   any arising by operation of law;

(f)                                    in connection with any tax liability;

(g)                                   in connection with any Domination Agreement (or profit and loss pooling agreement) or the merger of Elizabeth into Bidco 2;

(h)                                  in connection with the Offer and the acquisition of any Elizabeth Shares/or Elizabeth ADSs;

(i)                                      under any loan otherwise permitted to be made to it by another member of the Group or by it to any other member of the Group;

(j)                                     any issue of shares or capital contribution to or by it;

(k)                                  under customary audit or engagement letters; and

(l)                                      in the case of Bidco 2, following the merger of Elizabeth into Bidco 2 any type of business, activity, assets or liabilities previously carried on, owned or incurred by Elizabeth and thereafter incurred or held in the same manner in connection with carrying on Elizabeth’s business.

24.                         EVENTS OF DEFAULT

24.1                  Events of Default

(a)                           Each of the events or circumstances set out in this Clause 24.1 is an Event of Default.

(b)                          If an event or circumstance set out in this Clause 24.1 applies (which is expressed to be applicable only to certain or all Obligors and not in respect of members of the Group which are not Obligors) to a Guarantor which is not a Material Company (the “Relevant Company”), the Relevant Company will not be counted as a Guarantor for the purposes of Clause 23.12 (Guarantors) and the event or circumstance will not be an Event of Default provided that the Company remains in compliance with its obligations under Clause 23.12 (Guarantors).

24.2                  Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                  its failure to pay is caused by administrative or technical error; and

(b)                                  payment is made within three Business Days of its due date.

24.3                  Financial covenants

Any of the financial covenants set out in Clause 22.2 (Financial condition — the Group) or (but only prior to the 75 per cent. Condition being complied with) Clause 22.3 (Financial condition — Elizabeth Group) is not complied with.

24.4                  Other obligations

(a)                           An Obligor does not comply with Clause 20.16 (Security and pari passu ranking), Clause 23.4 (Negative pledge), Clause 23.5 (Disposals), Clause 23.11 (Acquisitions), Clause 23.14 (Acquisition Undertakings) (other than paragraphs (g), (h) and (i) of that Clause 23.14) or Clause 23.19 (Merger).

(b)                           An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.2 (Non-payment) and Clause 24.3 (Financial covenants) and paragraph (a) above).

(c)                            No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)                                      in the case of a failure to comply which would lead to a Major Default during the Certain Funds Period, 10 Business Days;

(ii)                                   in the case of a failure to comply with Clause 23.21 (Sanctions) 30 days; and

(iii)                                in any other case, 20 Business Days,

in each case of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

24.5                  Misrepresentation

(a)                           Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)                           No Event of Default under paragraph (a) above will occur if such representation or statement is capable of remedy and is no longer incorrect or misleading within:

(i)                                      in the case of a Major Representation for during the Certain Funds Period, 10 Business Days; and

(ii)                                   in any other case 20 Business Days,

of the Agent giving notice to the Company or the Company becoming aware that such representation or statement is incorrect or misleading.

24.6                  Cross default

(a)                           Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)                           Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)                           No Event of Default will occur under this Clause 24.6 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than £20,000,000 (or its equivalent in any other currency or currencies).

24.7                  Insolvency

(a)                           Any Material Company is deemed to be unable under section 123(1) or 123(2) of the Insolvency Act 1986 (on the basis that the amount in section 123(1)(a) was £1,000,000), is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors other than the Lenders with a view to rescheduling any of its indebtedness.

(b)                           A moratorium is declared in respect of any indebtedness of any Material Company.

(c)                            Any German Material Company is unable to honour its obligations as they fall due (Zahlungsunfähigkeit) or becomes over indebted (Überschuldung), or commences negotiations with one or more of its creditors other than the Lenders with a view to the general readjustment or rescheduling of its indebtedness.

24.8                  Insolvency proceedings

(a)                           Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                      the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)                                   a composition, compromise, assignment or arrangement with any creditor of any Material Company; or

(iii)                                the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(b)                           in relation to a German Material Company a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 or 19 of the German Insolvency Code (Insolvenzordnung), or actions are taken pursuant to section 21 of the German Insolvency Code, provided that this paragraph 24.8(b) shall not apply to any petition for insolvency proceedings which is contested in good faith and discharged, stayed or dismissed within 14 days; or

(c)                            in relation to paragraph (a) above any analogous procedure or step is taken in any jurisdiction.

24.9                  United States Bankruptcy

(a)                           In this Clause 24.9:

“U.S. Bankruptcy Law” means the United States Bankruptcy Code 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

(b)                           Any of the following occurs in respect of a U.S. Obligor:

(i)                                      it makes a general assignment for the benefit of creditors;

(ii)                                   it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)                                an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)                               an order of relief or other order approving any case or proceeding under any U.S. Bankruptcy Law is entered.

24.10           Ownership of the Obligors

(a)                           An Obligor (other than the Company) or, after the Closing Date, Elizabeth or any Material Company that is a Subsidiary of Elizabeth, is not or ceases to be a Subsidiary of the Company other than as a result of a disposal permitted under this Agreement or a transaction permitted by Clause 23.19 (Merger).

(b)                           Without prejudice to paragraph (a) above, prior to the Elizabeth Upstream Guarantee Date the immediate holding company of Elizabeth ceases to be directly or indirectly a wholly-owned Subsidiary of the Company.

24.11           Unlawfulness and invalidity

Subject to the Legal Reservations, it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

24.12           Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.13           Cessation of business

Any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business other than as a result of a disposal permitted under this Agreement or a transaction permitted by Clause 23.19 (Merger).

24.14           Audit Qualification

The auditors of the Group qualify in any material respect the audited annual consolidated financial statements of the Company.

24.15           Material Adverse Change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or could reasonably be expected to have a Material Adverse Effect.

24.16           Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of £5,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 20 Business Days.

24.17           Proceedings

Any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or threatened, which are reasonably likely to be adversely determined, against any Material Company or relating to the assets of a Material Company and which will or is reasonably likely to have a Material Adverse Effect.

24.18           The Company and New PLC

(a)                           Other than pursuant to a Permitted Reorganisation, the listing of the shares of the Company on the Official List is cancelled and the shares of the Company cease to be admitted to trading on the London Stock Exchange.

(b)                           New PLC does not become an Additional Guarantor on or by the Permitted Reorganisation Completion Date.

24.19           Domination Agreement

Any of the Domination Agreements is terminated except to the extent such termination occurs as a consequence of a merger of Elizabeth into Bidco 2.

24.20           Acceleration

(a)                           On and at any time after the occurrence of an Event of Default which is continuing the Agent shall, if so directed by the Majority Lenders, by notice to the Company:

(i)                                      cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled; and/or

(ii)                                   declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                                declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)                               declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable at which time they shall become immediately due and payable; and/or

(v)                                  declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(vi)                               exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Transaction Security Documents.

(b)                           If an Event of Default described in Clause 24.9 (United States Bankruptcy) occurs with regard to a U.S. Obligor, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

24.21           Clean-Up Period

Notwithstanding any other term of the Finance Documents, for the period from the date of this Agreement until the date which falls 120 days after the Closing Date (the “Clean-up Period”), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default in each case under any of the Finance Documents, will be deemed not to be a breach of representation or warranty, a breach of undertaking, Default or an Event of Default (as the case may be) to the extent the circumstances giving rise to the relevant breach of representation or warranty or breach of undertaking, Default or Event of Default relate to the Elizabeth Group and:

(a)                                  are capable of being cured or remedied;

(b)                                  all reasonable endeavours are being used to remedy or cure the same;

(c)                                   have not been procured by or approved by a member of the Melrose Group or, after the Elizabeth Accession Date, a member of the Elizabeth Group; and

(d)                                  could not reasonably be expected to have a Material Adverse Effect,

and provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation or warranty, breach of undertaking and/or Event of Default, as the case may be. If, on or before the end of the Clean-Up Period, any event or circumstance has occurred or events with respect to any member of the Elizabeth Group which would constitute a breach of a representation or warranty, breach of an undertaking or Event of Default have occurred, promptly upon becoming aware of its occurrence or existence, the Company shall notify the Agent of such event or circumstance (and the steps, if any, being taken to remedy it).

This Clause 24.21 does not apply to an Event of Default which relates to Clause 24.2 (Non-payment), Clause 24.7 (Insolvency) and Clause 24.9 (United States Bankruptcy).

24.22           Redemption of Elizabeth Notes

(a)                           If an Event of Default has occurred and is continuing the Agent (acting on the instructions of the Majority Lenders) may issue a notice to the Company stating the intention of the Majority Lenders to instruct the Company to undertake a Notes Redemption in relation to all outstanding Elizabeth Notes.

(b)                           Following the issue of a notice by the Agent pursuant to paragraph (a) above, the Lenders shall consult with the Company (for a period of 5 Business Days) with a view to agreeing a satisfactory course of action in relation to the proposed Notes Redemption.

(c)                            If the Majority Lenders and the Company are unable to agree on a course of action at the end of the consultation period set out in paragraph (b) above, the Agent may by notice to the Company require that the Company makes an offer to acquire and immediately cancel or otherwise redeem all outstanding Elizabeth Notes at the price (if any) agreed between the Majority Lenders and the Company (and without any obligation on the Lenders to consult with the Company in this regard for any further period than that referred to in paragraph (b) above) or (in the absence of such agreements) at the price specified by the Majority Lenders (provided that such price shall not exceed the minimum redemption price (including accrued interest and any redemption premium) that is required to be offered by Elster Finance B.V. at such time pursuant to the terms of the Elizabeth Note Indenture to acquire, redeem or repurchase the Elizabeth Notes)

(d)                           The Lenders shall make available to the Company (or such other member of the Group as shall make the offer) sufficient Loans out of their Available Commitments (if any, but ignoring for this purpose any cancellation of commitments under Clause 24.20 (Acceleration)) to enable it to pay for such Notes Redemption (including any related fees, premiums and costs) notwithstanding such Event of Default.

(e)                            This Clause 24.22 is without prejudice to (and does not limit in any way) the exercise of rights pursuant to Clause 24.20 (Acceleration).

25.                         CHANGES TO THE LENDERS AND ACCESSION OF HEDGE COUNTERPARTIES

25.1                  Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)                                  assign any of its rights; or

(b)                                  transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2                  Conditions of assignment, transfer or sub-participation

(a)                           Subject to paragraph (b) below, the consent of the Company is not required for an assignment, transfer or sub-participation by an Existing Lender provided that the Company must be consulted for a period of five Business Days (or such shorter period as the Parent may agree) as to the identity of the proposed New Lender unless such assignment, transfer or sub-participation is made while an Event of Default is continuing or is to an Existing Lender or an Affiliate of an Existing Lender (in which case no consultation shall be necessary).

(b)                           The consent of the Company is required for an assignment or transfer or sub-participation:

(i)                                      made on or prior to the Closing Date, unless such assignment, transfer or sub-participation is pursuant to the syndication strategy determined in accordance with the terms of the Syndication Letter or is to an Existing Lender or an Affiliate of an Existing Lender or unless an Event of Default is continuing; or

(ii)                                   by a Defaulting Lender if the Group has credit balances in an account or accounts held with such Defaulting Lender unless such Defaulting Lender irrevocably and unconditionally returns to the Group all cash held with it prior to entering into such assignment, transfer or sub-participation.

(c)                            Prior to the Elizabeth Upstream Guarantee Date, an Existing Lender shall only be permitted to make an assignment, transfer or sub-participation of its Commitments if it simultaneously assigns, transfers or sub-participates (as the case may be) an equivalent proportion of its Commitments under all the Facilities.

(d)                           An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(e)                            The Agent is not obliged to give effect to any assignment or transfer until it has performed all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)                             A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(g)                            If:

(i)                                      a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross Up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (g) shall not apply

(iii)                                in relation to Clause 14 (Tax Gross Up and Indemnities) to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (a) of Clause 14.6 (HM Revenue & Customs DT Treaty Passport scheme confirmation) if the Obligor making the payment has not filed a duly completed Form DTTP 2 in respect of that Treaty Lender in accordance with paragraph (b) of Clause 14.6 (HM Revenue & Customs DT Treaty Passport scheme confirmation) in circumstances where the Agent has complied with its obligations under Clause 25.6 (Copy of Transfer Certificate or Increase Confirmation to Company); or

(iv)                               to the extent that the payment under Clause 14 (Tax Gross up and indemnities) relates to a FATCA Deduction.

(h)                           Following the Syndication Date, any assignment or transfer (or series of assignment or transfers which were entered into for the purpose of avoiding the restrictions imposed upon assignments and transfers by this paragraph (i) and, when considered together, have the same effect as a single assignment or transfer) by a Lender, shall be in a minimum aggregate amount of the lower of:

(i)                                      in respect of Facility A, £5,000,000 and the balance of such Lender’s Facility A Commitment;

(ii)                                   in respect of Facility B, $7,500,000 and the balance of such Lender’s Facility B Commitment;

(iii)                                in respect of Facility C, £5,000,000 and the balance of such Lender’s Facility C Commitment;

(iv)                               in respect of Facility D, €6,000,000 and the balance of such Lender’s Facility D Commitment; and

(v)                                  in respect of Facility E, £5,000,000 and the balance of such Lender’s Facility E Commitment.

25.3                  Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,000.

25.4                  Limitation of responsibility of Existing Lenders

(a)                           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                      has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                      accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)                                   support any losses directly or indirectly incurred by the New Lender by reason of the non performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5                  Procedure for transfer

(a)                           Subject to the conditions set out in Clause 25.2 (Conditions of assignment, transfer or sub-participation) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)                                      to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                the Agent, the Security Agent the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arrangers, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                               the New Lender shall become a Party as a “Lender”.

25.6                  Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable and, in any event, within 10 days after it has executed a Transfer Certificate, an Increase Confirmation or an Assignment Agreement, send to the Company a copy of that Transfer Certificate, Increase Confirmation or Assignment Agreement.

25.7                  Disclosure of information

(a)                           Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents both whilst it remains a Finance Party and for the period of 12 months following the date on which it ceases to be a Finance Party. However, a Finance Party is entitled to disclose information:

(i)                                      which is or becomes publicly available, other than as a result of a breach by that Finance Party of this Clause 25.7;

(ii)                                   which is identified in writing at the time of delivery as non-confidential information by or on behalf of any Obligor;

(iii)                                which is known by that Finance Party before the date the information is disclosed to it or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

(iv)                               in connection with any legal or arbitration proceedings;

(v)                                  if required to do so under any law or regulation (including, without limitation, to a governmental, banking, taxation or other regulatory authority, or a stock exchange);

(vi)                               to its professional advisers;

(vii)                            to any rating agency (for the purposes of a securitisation relating to the Facilities only);

(viii)                         to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.10 (Security over Lender’s rights);

(ix)                               to the extent allowed under paragraph (b) below;

(x)                                  to another Obligor or any other member of the Group; or

(xi)                               with the agreement of the relevant Obligor and the Company.

(b)                           A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of assignment, transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or any Obligor:

(i)                                      a copy of any Finance Document; and

(ii)                                   any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, it must enter into a Confidentiality Undertaking. For the avoidance of doubt, an Affiliate of a Finance Party shall not be required to enter into a Confidentiality Undertaking before receiving any confidential information from that Finance Party provided that such Finance Party remains responsible for its Affiliate keeping such information confidential.

(c)                            This Clause 25.7 supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

25.8                 Disclosure to numbering service providers

(a)                           Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)                                      names of Obligors;

(ii)                                   country of domicile of Obligors;

(iii)                                place of incorporation of Obligors;

(iv)                               date of this Agreement;

(v)                                  the names of the Agent and the Arrangers;

(vi)                               date of each amendment and restatement of this Agreement;

(vii)                            amount of Total Commitments;

(viii)                         currencies of the Facilities;

(ix)                               type of Facilities;

(x)                                  ranking of the Facilities;

(xi)                               Termination Date for the Facilities;

(xii)                            changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                         such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                            The Agent shall notify the Company and the other Finance Parties of:

(i)                                      the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)                                   the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

25.9                  Hedge Counterparties

(a)                           A Lender or an Affiliate of a Lender may accede to this Agreement as a Hedge Counterparty by delivery to the Agent of a duly completed and executed Hedge Counterparty Accession Letter in the form required under this Agreement.

(b)                           The accession of a Hedge Counterparty will take effect on delivery to the Agent of the duly completed and executed Hedge Counterparty Accession Letter in respect of that Hedge Counterparty.

25.10           Security over Lender’s rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                  any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)                               require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.11           Lender Affiliates and Facility Offices

(a)                           Each Lender shall from the date it becomes a Lender and for so long as the ADS Share Pledge is in place maintain its Facility Office for the purpose of this Agreement outside of the United States of America or any of its territories.

(b)                           In respect of a Loan or Loans to a particular Borrower (“Designated Loans”) a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agent and the Company):

(i)                                      a substitute Facility Office from which it will make Designated Loans (a “Substitute Facility Office”); or

(ii)                                   nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”),

provided that until the ADS Share Pledge is released such Substitute Facility Office must be outside of the United States of America or any of its territories.

(c)                            A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 14 and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(d)                           The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(e)                            Save as mentioned in paragraph (d) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(f)                             A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(g)                            If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause then to the extent applicable to a Borrower which is not an Original Borrower or a company specified in Clause 26.2(a)(i) (Additional Borrowers):

(i)                                      any Substitute Affiliate Lender shall be treated for the purposes of paragraph (d)(i) of Clause 14.2 (Tax gross-up) as having become a Lender on the date of this Agreement; and

(ii)                                   the provisions of paragraph (h) of Clause 25.2 (Conditions of assignment, transfer and sub-participation) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

26.                         CHANGES TO THE OBLIGORS

26.1                  Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2                  Additional Borrowers

(a)                          Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.7 (Know your customer), the Company may request that any of its Subsidiaries becomes an Additional Borrower and an Additional Guarantor. That Subsidiary shall become an Additional Borrower if:

(i)                                      either (A) the Additional Borrower is Elizabeth, Elster Finance B.V., Elster GmbH, Elster Holdings US Inc. (for the purpose of Facility E only and, after the Elizabeth Upstream Guarantee Date, Facility C and Facility E), Elster Holdings Netherlands BV, or Elster Holdings UK Limited; (B) or all the Lenders under the relevant Facility approve the addition of that Subsidiary; or (C) that Subsidiary is a wholly owned subsidiary of the Company incorporated in England and Wales, Germany or the United States of America;

(ii)                                   the Company delivers to the Agent a duly completed and executed Accession Letter pursuant to which it accedes as an Additional Borrower and an Additional Guarantor;

(iii)                                the Company confirms that no Default (or in the case of the accession of Elizabeth during the Certain Funds Period no Major Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and an Additional Guarantor; and

(iv)                               the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Subsidiary.

26.3                  Resignation of a Borrower

(a)                           The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                   the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

26.4                  Additional Guarantors

(a)                           Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.7 (Know your customer):

(i)                                      the Company may request that any of its Subsidiaries become an Additional Guarantor; or

(ii)                                   New PLC may become an Additional Guarantor.

(b)                           That Subsidiary or New PLC (as applicable) shall become an Additional Guarantor if:

(i)                                      the Company delivers to the Agent a duly completed and executed Accession Letter (which shall include, to the extent required under applicable law, guarantee limitation language applicable to the relevant Additional Guarantor and agreed to by the Agent (acting reasonably) for the purposes of Clause 19 (Guarantee and Indemnity)); and

(ii)                                   the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)                            The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor.

(d)                           Any German Material Company need only perform its obligation to become an Additional Guarantor to the extent it is not unlawful for the relevant German Material Company to become an Additional Guarantor or it could not reasonably be expected to result in personal liability for that German Material Company’s directors or other management.

(e)                            The German Material Company must use reasonable endeavours to avoid any unlawfulness or personal liability in the circumstances mentioned in paragraph (d) above including, but not limited to, agreeing a limit on the guarantee of that German Material Company.

26.5                  Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6                  Resignation of a Guarantor

(a)                           The Company may request that a Guarantor (other than the Company and, following the Permitted Reorganisation, New PLC) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)                                      that Guarantor is being disposed of by way of a disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under this Agreement and the Company has confirmed this is the case; or

(ii)                                   all the Lenders have consented to the resignation of that Guarantor.

(b)                           The Agent shall accept a Resignation Letter given in accordance with paragraph (a) above and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                   no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity); and

(iii)                                where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower).

(c)                            The resignation of that Guarantor shall not be effective (if the relevant request relates to a Guarantor being disposed of) until the date of the relevant disposal referred to in paragraph (a)(i) above at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)                           If the disposal of that Guarantor is not made, the Resignation Letter of that Guarantor shall have no effect and the obligations of the Guarantor shall continue in full force and effect.

27.                         ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS

27.1                  Appointment of the Agent

(a)                           Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2                  Duties of the Agent

(a)                           The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                            If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)                            The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 1.10 (Basis of distribution) of Schedule 13 (The Security Agent).

(f)                             The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(g)                            The Agent shall provide to the Company, within 10 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

27.3                  Appointment of the Security Agent

(a)                           The Security Agent declares that it shall hold the Transaction Security on trust for the Finance Parties and in relation to Security governed by German law, each Secured Party appoints the Security Agent to act as Security Agent (Sicherheitentreuhänder) under and in connection with the Transaction Security Documents on the terms contained in this Agreement (including Schedule 13 (The Security Agent)). Each Secured Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it in this Agreement or otherwise under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(b)                           Except as provided in paragraph (a) above and, without limiting or affecting paragraph 1.1 (Parallel Debt (Covenant to pay the Security Agent)) of Schedule 13 (The Security Agent), each other Finance Party appoints the Security Agent to act as its security agent on its behalf under and in connection with the relevant Transaction Security Documents and this Agreement (and in the case of any Transaction Security Documents governed by laws where holding the Charged Property on trust for the Finance Parties is not recognised, to act as agent on its behalf).

(c)                            Each Finance Party agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement (including in Schedule 13 (The Security

Agent)) or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

(d)                           Each Finance Party (other than the Security Agent) confirms its approval of this Clause and Schedule 13 (The Security Agent) and each Transaction Security Document.

(e)                            Each other Secured Party hereby relieves the Security Agent from the restrictions pursuant to section 181 German Civil Code and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Security Agent accordingly.

(f)                             Each other Finance Party authorises the Security Agent to:

(i)                                      exercise the rights, powers, authority and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                                   enter into and deliver any Finance Documents to which it is expressed to be a party.

27.4                  Declaration of trust (Treuhand)

(a)                           The Security Agent and each other Secured Party agree that the Security Agent shall hold and manage the Security governed by German law, the claims under the Parallel Debt in paragraph 1.1 (Parallel Debt (Covenant to pay the Security Agent)) of Schedule 13 (The Security Agent), and any proceeds thereof as Treuhänder (trustee under German law) for the benefit of the Secured Parties on the terms of the Finance Documents.

(b)                           The Secured Parties acknowledge that in case of an insolvency of the Security Agent, the German law governed Security created pursuant to the Transaction Security Documents may become part of the insolvency estate.

(c)                            Each of the Parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

27.5                  Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.6                  Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance party under or in connection with any Finance Document.

27.7                  No fiduciary duties

(a)                           Nothing in this Agreement constitutes the Agent, the Security Agent, the Arrangers or the Hedge Counterparties as a trustee or fiduciary of any other person.

(b)                           None of the Agent, the Security Agent, the Arrangers, the Hedge Counterparties or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.8                  Business with the Group

The Agent, the Security Agent, the Arrangers, each Hedge Counterparty and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.9                  Rights and discretions of the Agent and the Security Agent

(a)                           The Agent and the Security Agent, may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Agent and the Security Agent, may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.2 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request, or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Agent and the Security Agent, may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Agent and the Security Agent, may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Agent and the Security Agent, may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                             Without prejudice to the generality of paragraph (e) above, the Agent and the Security Agent, may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                            Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent and the Security Agent, nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.10           Majority Lenders’ instructions

(a)                           Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent, shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or the Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.11           Responsibility for documentation

None of the Agent, the Security Agent, the Arrangers, any Hedge Counterparty or any Ancillary Lender:

(a)                                  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, an Arranger, an Ancillary Lender, a Hedge Counterparty, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

27.12           Exclusion of liability

(a)                           Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.11 (Disruption to Payment Systems etc)), the Agent, the Security Agent, any Hedge Counterparty or any Ancillary Lender will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Agent, the Security Agent, any Hedge Counterparty or any Ancillary Lender in relation to their respective officers, employees or agents) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, any Hedge Counterparty or any Ancillary Lender in respect of any claim it might have against the Agent, the Security Agent, any Hedge Counterparty or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent, the Security Agent, any Hedge Counterparty or any Ancillary

Lender may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)                            Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)                           Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arrangers.

27.13           Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent and the Security Agent, as the case may be, (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems etc) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.14           Resignation of the Agent

(a)                           The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                            If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)                           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                            The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                             Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                            After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.15           Replacement of the Agent

(a)                           After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)                           The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                            The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                           Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.16           Confidentiality

(a)                           The Agent (in acting as agent for the Finance Parties), and the Security Agent (in acting as security agent for the Finance Parties) shall be regarded as acting through its respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

27.17           Relationship with the Lenders

(a)                           The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)                            Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

27.18           Credit appraisal by the Lenders, Hedge Counterparties and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Hedge Counterparty and Ancillary Lender confirms to the Agent, the Security Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group, Hedge Counterparty and Ancillary Lender;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, security arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

(e)                                   the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.19           Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.20           Deduction from amounts payable by the Agent and Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.21           Management time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and Expenses) and Clause 27.13 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders but only to the extent that such time or other resources relate to an Event of Default or to work of an extraordinary nature and not the usual administration of the Facilities, and is in addition to any fee paid or payable to it under Clause 13 (Fees).

27.22           Security Agency provisions

The provisions of Schedule 13 (The Security Agent) shall bind each Party.

27.23           Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters (with the exception of any indemnity terms, which still require the prior consent of each Finance Party) relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.                         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.                         SHARING AMONG THE FINANCE PARTIES

29.1                  Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering

Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2                  Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.6 (Partial payments).

29.3                 Recovering Finance Party’s rights

(a)                           On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4                  Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5                  Exceptions

(a)                           This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)             it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)            that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.6                  Ancillary Lenders

(a)                           This Clause 29 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 24.20 (Acceleration).

(b)                           Following service of notice under Clause 24.20 (Acceleration), this Clause 29 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

29.7                  Hedge Counterparties

This Clause 29 shall not apply to any receipt or recovery by a Hedge Counterparty in its capacity as such.

30.                         PAYMENT MECHANICS

30.1                  Payments to the Agent

(a)                           On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor (subject to Clause 30.12 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2                  Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback), Clause 30.12 (Payments to the Security Agent) and Clause 27.20 (Deduction from amounts payable by the Agent and Security Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

30.3                  Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4                 Clawback

(a)                           Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Agent or Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by it to reflect its cost of funds.

30.5                  Impaired Agent

(a)                           If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                           All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                            A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                           Promptly upon the appointment of a successor Agent in accordance with Clause 27.15 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.6                  Partial payments

(a)                           If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent and the Arrangers under the Finance Documents;

(ii)            secondly, in or towards payment pro rata of:

(A)                            any periodical payments (not being payments as a result of termination or closing out but including unpaid periodical payments that constitute Unpaid Amounts (as defined in the ISDA Master Agreement) due but unpaid to the Hedge Counterparties under the Hedging Agreements; and

(B)                            any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)           thirdly, in or towards payment pro rata of:

(A)                            any payments as a result of termination or closing out due but unpaid to the Hedge Counterparties under Hedging Agreements; and

(B)                            any principal due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.7                  No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8                  Business Days

(a)                           Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9                  Currency of account

(a)                           Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.10           Change of currency

(a)                           Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)             any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)            any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.11           Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                                  the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                                  the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                   the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                  any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)                                   the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)                                    the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.12           Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at anytime after any Transaction Security created by or pursuant to any Transaction Security Document becomes enforceable, the Security Agent may require:

(a)                                  any Obligor to pay all sums due under any Finance Document; or

(b)                                  the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Transaction Security Documents.

31.                        SET-OFF

(a)                           A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the

Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)                           Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

32.                         NOTICES

32.1                  Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2                  Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                  in the case of the Company, that identified with its name below;

(b)                                  in the case of each Lender, each Hedge Counterparty or each Ancillary Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(c)                                   in the case of the Agent or the Security Agent that identified with its name below; or

(d)                                  any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3                  Delivery

(a)                           Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)             if by way of fax, when received in legible form; or

(ii)            if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause 32 will be deemed to have been made or delivered to each of the Obligors.

(e)                            Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4                  Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number the Agent shall notify the other Parties.

32.5                  Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6                  Electronic communication

(a)                          Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two Parties:

(i)             agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)            notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)           notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent or the Security Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)                            Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.7                  Use of websites

(a)                           The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)             the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)            both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)           the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                            The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                      the Designated Website cannot be accessed due to technical failure;

(ii)                                   the password specifications for the Designated Website change;

(iii)                                any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                  the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under sub-paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days.

32.8                  English language

(a)                           Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)             in English; or

(ii)            if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.                         CALCULATIONS AND CERTIFICATES

33.1                  Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2                  Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

33.3                  Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.                         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.                         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.                         AMENDMENTS AND WAIVERS

36.1                  Required consents

(a)                           Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)                            Each Obligor agrees to any such amendment or waiver permitted by this Clause 36.1 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

36.2                  Exceptions

(a)                           An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under the Finance Documents;

(iii)                              a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment other than pursuant to, and in accordance with, Clause 2.2 (Increase), including an amendment or waiver that has the effect of changing or which relates to the definition of “Total Commitments” in Clause 1.1 (Definitions);

(v)                                  a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)                               Clause 9.1 (Illegality), to the extent it relates to any violation of Sanctions;

(vii)                            Clause 9.2 (Change of control);

(viii)                         other than as expressly permitted by the provisions of the Finance Documents:

(A)                            a change to the nature of scope of the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity); or

(B)                            the nature or scope of the Charged Property (but excluding, for the avoidance of doubt, the release of the Charged Property from the Transaction Security pursuant to paragraph (d) of Clause 23.13 (Security));

(ix)                               any provision which expressly requires the consent of all the Lenders;

(x)                                  Clause 2.3 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties) or this Clause 36; or

(xi)                               the release of any Transaction Security created pursuant to any Transaction Security Document or of any Charged Property except as provided in any Transaction Security Document or in this Agreement, shall not be made without the prior consent of all Lenders.

(b)                           An amendment or waiver that has the effect of changing or which relates to:

(i)             Clause 9.3 (Mandatory Prepayment and Cancellation); or

(ii)            Clause 23.5 (Disposals),

shall not be made without the prior consent of the Super Majority Lenders.

(c)                            An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arrangers, any Hedge Counterparty or any Ancillary Lender may not be effected without the consent of the Agent, the Security Agent, the Arrangers, that Ancillary Lender or that Hedge Counterparty, as the case may be.

(d)                           If a Lender does not accept or reject a request for any consent, amendment, release or waiver under the Finance Documents before the later of:

(i)             5:00 p.m. London time on the date falling 20 Business Days from the date of such request being made (unless any other period of time is specified by the Company with the prior agreement of the Agent or if the Lenders (acting reasonably) request that the period be extended); and

(ii)            the time for Lenders to respond as specified in that request,

that Lender’s participations and Commitments shall not be included when considering whether the approval of the Majority Lenders (or any other required percentage including unanimity) has been obtained in respect of that request, amendment, release or consent provided that this paragraph shall only apply to a Lender if more than the following percentage of the Lenders (by number) have accepted or rejected that request for any consent, amendment, release or waiver within the applicable timeframe:

(A)                            50 per cent. when considering whether the approval of the Majority Lenders has been obtained;

(B)                            66 2/3 per cent. when considering whether the approval of the Super Majority Lenders has been obtained; and

(C)                            85 per cent. when considering whether the approval of all the Lenders has been obtained.

36.3                  Disenfranchisement of Defaulting Lenders

(a)                           For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility or Facilities has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments under the relevant Facility or Facilities will be reduced by the amount of its Available Commitments under the relevant Facility or Facilities and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of this paragraph (a).

(b)                           For the purposes of this Clause 36.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)             any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)            any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.4                  Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)                                  its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)                                  its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.5                  Replacement of a Defaulting Lender

(a)                           The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)             replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement;

(ii)            require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties) all (and not part only) of the undrawn Commitments of the Lender; or

(iii)           require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders and Accession of Hedge Counterparties) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company and acceptable to the Agent acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender for a purchase price in cash payable at the time of transfer which is either:

(A)                                in an amount equal to the outstanding principal amount of the transferring Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)                                in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)                           Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)             the Company shall have no right to replace the Agent or the Security Agent;

(ii)            neither the Agent, the Security Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)           the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)                               in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37.                         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.                         GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

39.                         ENFORCEMENT

39.1                  Jurisdiction

(a)                           The courts of England have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                           Notwithstanding paragraph (a) above, any New York State court or U.S. federal court sitting in the City and County of New York also has jurisdiction to settle any dispute in connection with any Finance Documents, and, for the benefit of the Finance Parties, each Obligor submits to the jurisdiction of those courts.

(c)                            The Parties agree that the courts of England and New York are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(d)                           This Clause 39.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

39.2                  Service of process

Without prejudice to any other mode of service allowed under any relevant law:

(a)                                  each Obligor (other than an Obligor incorporated in England and Wales) irrevocably (subject to paragraph (b) below) appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)                                  if a member of the Elizabeth Group appoints another agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document on terms acceptable to the Agent, the appointment by that member of the Elizabeth Group of the Company as its process agent under paragraph (a) above shall terminate.

(c)                                   each Obligor not incorporated or having a place of business in New York State irrevocably appoints CT Corporation System of 111 8th Avenue, 13th Floor, New York,

New York 10011 (or such other person approved by the Agent, acting reasonably) as its agent for service of process in any proceedings before any court located in the State of New York;

(d)                                  if any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Agent; failing this, the Agent must appoint another agent for this purpose; and

(e)                                   each Obligor agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3                  Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)                                  consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                   waives all rights of immunity in respect of it or its assets.

39.4                  Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENTS OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENTS. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE INITIAL PARTIES

PART I

THE INITIAL OBLIGORS

Name of initial Borrowers	Registration number (or equivalent, if any)

Melrose PLC	4763064 (England and Wales)

Teaford GmbH	HRB67575 (Germany)

Name of initial Guarantor	Registration number (or equivalent, if any)

Melrose PLC	4763064 (England and Wales)

Teaford GmbH	HRB67575 (Germany)

Mintford AG	HRB65980 (Germany)

Sageford UK Limited	8108354 (England and Wales)

PART II

THE ORIGINAL LENDERS — OTHER THAN UK NON-BANK LENDERS

Name of Original Lender	Facility A Commitment £	Facility B Commitment $	Facility C Commitment £	Facility D Commitment €	Facility E Commitment £	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)

BARCLAYS BANK PLC	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

COMMERZBANK AKTIENGESELLSCHAFT LONDON BRANCH	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

HSBC BANK PLC	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

JPMORGAN CHASE BANK N.A., LONDON BRANCH	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

LLOYDS TSB BANK PLC	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

ROYAL BANK OF CANADA	25,714,285.71	71,428,571.43	98,571,428.57	42,857,142.86	10,000,000.00

THE ROYAL BANK OF SCOTLAND	25,714,285.74	71,428,571.42	98,571,428.58	42,857,142.84	10,000,000.00

Total	£180,000,000	$500,000,000	£690,000,000	€300,000,000	£70,000,000

PART III

THE ORIGINAL LENDERS — UK NON-BANK LENDERS

Name of Original Lender	Commitment
[ ]	[ ]

[None at the date of this Agreement]

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

1.                                The Company

(a)                           A copy of the constitutional documents of the Company and UK Subsidiary.

(b)

(i)                                      for Bidco, organised as a limited liability company (Gesellschaft mit beschränkter Haftung), a certified copy of an excerpt from the commercial register, a certified copy of its articles of association and a certified copy of its list of shareholders dated no earlier than 14 Business Days prior to the date of this Agreement;

(ii)                                   for Bidco 2, organised as a stock corporation (Aktiengesellschaft), a certified copy of an excerpt from the commercial register and a certified copy of its articles of association dated no earlier than 14 Business Days prior to the date of this Agreement,

(c)                            A copy of:

(i)                                      a resolution of the committee of the board of directors of the Company:

(A)                            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)                            authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)                            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(ii)                                   a resolution of the board of directors of UK Subsidiary:

(A)                            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)                            authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)                            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iii)                                a shareholder resolution of Bidco and Bidco 2:

(A)                            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)                            authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)                            authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)                           A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(e)                            A copy of a resolution signed by all the holders of the issued shares in the UK Subsidiary, approving the terms of, and the transactions contemplated by, the Finance Documents to which the UK Subsidiary is a party.

(f)                             A certificate of the Company, Bidco, Bidco 2 and UK Subsidiary (signed by a director/authorised signatory) confirming that borrowing and/or guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(g)                            A certificate of an authorised signatory of the Company, Bidco, Bidco 2 and UK Subsidiary certifying that each copy document specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)                           A certified extract of the resolution of the board of directors of the Company establishing the committee referred to in paragraph (c)(i) above.

2.                                Legal opinions

(a)                           A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Arrangers prior to signing this Agreement.

(b)                          A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in Germany substantially in the form distributed to the Arrangers prior to signing this Agreement.

(c)                            A legal opinion of Hengeler Mueller, legal advisers to the Company in Germany, substantially in the form distributed to the Arrangers prior to signing this Agreement.

3.                                Transaction Security

Agreed form (but unexecuted) copies of each Transaction Security Document.

4.                                Other documents and evidence

(a)                           Each Fee Letter and the Syndication Letter signed by the parties to it.

(b)                           The Financial Model, the draft Information Memorandum and the Due Diligence Report.

(c)                            A copy, certified as being true, complete and up to date, of the McKechnie Pension Plan Guarantee, the McKechnie Pension Plan Guarantee Deed of Variation and the McKechnie Pension Plan Deed of Amendment (for information only and not subject to the approval of the Finance Parties).

(d)                           A group structure chart showing the Group as at the date of this Agreement and the anticipated Group after the Closing Date has occurred.

(e)                            Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of any necessary “know your customer” or similar identification procedures or under applicable laws and regulations (including any applicable anti money laundering regulations).

(f)                             A draft of the Offer Document relating to the Offer.

(g)                            Copies of the agreed form Press Release and the press release to be issued by Elizabeth in relation to the Offer.

(h)                           A fully executed copy of the Investment Agreement.

PART II

1.                                A certified copy of the Offer Document (for information only and not subject to the approval of the Agent or the Finance Parties).

2.                                A certified copy of the Press Release (for information only and not subject to approval of the Agent or the Finance Parties).

3.                                A certified copy of the press release issued by Elizabeth in relation to the Offer (for information only and not subject to approval of the Agent or the Finance Parties).

4.                                A certified copy of the prospectus published by the Company relating to the Rights Issue (for information only and not subject to the approval of the Agent or the Finance Parties).

5.                                A certified copy of the circular to shareholders of the Company in relation to the Acquisition and the Rights Issue (for information only and not subject to the approval of the Agent or the Finance Parties).

6.                                A certificate of the Company (signed by a director), confirming that the Bidco has accepted for payment the Elizabeth ADSs or Elizabeth Shares tendered and not validly withdrawn prior to the expiry of the Offer in such number as fulfils the Acceptance Condition (unless waived in accordance with the terms of this Agreement).

7.                                A certificate of the Company (signed by a director) confirming that all regulatory and/or competition Authorisations necessary or desirable in connection with the Offer have been:

(i)                                      obtained (without any conditions being imposed that are materially prejudicial to the interests of the Lenders); or

(ii)                                   waived (and that waiver will not be materially prejudicial to the interests of the Lenders).

8.                                A certified copy of a resolution of the shareholders of the Company, signed by the chairman of the Company’s board of directors, approving the Acquisition and the Rights Issue (for information only and not subject to the approval of the Agent or the Finance Parties).

9.                                Fully signed letters from the directors of Elizabeth (other than from Simon Beresford Wylie) in the agreed form undertaking to resign from the Elizabeth board of directors.

10.                         Completed Utilisation Requests in respect of the Loans to be borrowed on the Closing Date.

11.                         A certificate of the Company (signed by a director) confirming that the Existing Facility Agreement will be prepaid and cancelled in full from out of the proceeds of Loans drawn on the Closing Date.

12.                         A certificate of the Company (signed by a director) confirming that the fees due from the Company pursuant to Clause 13 (Fees) have been or will be paid at the times and in the manner set out in the relevant Fee Letters.

13.                         A certificate of the Company (signed by a director) stating that a gross amount of not less than £1,195,000,000 has been received by the Company in respect of the Rights Issue (before costs).

14.                         A copy of the ADS Share Pledge, the Elizabeth Share Pledge, the Bidco 2 Share Pledge and the Bidco Share pledge, in each case executed by the parties to it.

15.                         A certificate of the Company (signed by a director) confirming that each of the copy documents specified in paragraph 1 of Part I of Schedule 2 (Conditions Precedent) which have been delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) remain correct, complete and in full force and effect as at a date no earlier than the Closing Date.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                An Accession Letter, duly executed by the Additional Obligor and the Company.

2.                                A copy of the constitutional documents of the Additional Obligor, or:

(a)                                  in the case of an Additional Obligor organised under the laws of the Federal Republic of Germany:

(i)                                  as a limited liability company (Gesellschaft mit beschränkter Haftung), a certified copy of an excerpt from the commercial register, a certified copy of its articles of association and a certified copy of its list of shareholders;

(ii)                               as a limited partnership (Kommanditgesellschaft) with a GmbH as general partner, a certified copy of an excerpt from the commercial register, a copy of its partnership agreement and a certified copy of an excerpt from the commercial register pertaining to its general partner, a certified copy of its general partner’s articles of association and a certified copy of its general partner’s list of shareholders; and

(iii)                            as a stock corporation (Aktiengesellschaft), a certified copy of an excerpt from the commercial register and a certified copy of its articles of association,

and in each case where a certified copy is required, such certified copy is to be provided from the relevant commercial register (Handelsregister) and must not be older than 15 calendar days prior to the date of the Accession Letter or in case a certified copy from the relevant commercial register (Handelsregister) has been provided to the Agent which is older than 15 calendar days, but not older than 45 calendar days prior to the date of the Accession Letter, an uncertified pdf copy from the commercial register is to be provided on the date of the relevant Accession Letter;

(b)                                  in the case of an Additional Obligor incorporated under the laws of Italy, a copy of its deed of incorporation (atto costitutivo) and of the current by-laws (statuto); and

(c)                                   in the case of an Additional Obligor incorporated under the laws of Netherlands, a copy of its articles of association (statuten) and deed of incorporation (akte van oprichting).

3.                                Save for any Additional Obligor incorporated in the Federal Republic of Germany, a copy of a resolution of the board of directors of the Additional Obligor:

(a)                                  approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                  authorising a specified person or persons to execute the Accession Letter on its behalf;

(c)                                   authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)                                  authorising the Company to act as its agent in connection with the Finance Documents.

4.                                A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                To the extent required by applicable law or the Additional Obligor’s constitutional documents and with respect to each Additional Obligor incorporated under the laws of the Federal Republic of Germany, a copy of a resolution signed by the requisite majority of the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6.                                To the extent required by applicable law or the Additional Obligor’s constitutional documents and with respect to each Additional Obligor incorporated under the laws of the Federal Republic of Germany, a copy of a protocol of the resolution of any supervisory board or other corporate body, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.                                In the case of any Additional Obligor incorporated in Belgium, a copy of the minutes of the shareholders’ meeting or a written resolution of the shareholders of that Additional Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is party, for the purpose of article 556 of the Belgian Company Code, together with an extract of such resolutions has been duly filed with the clerk of the competent commercial court in accordance with article 556 of Belgian Company Code.

8.                                In the case of an Additional Obligor incorporated under the laws of Netherlands:

(a)                                  an extract of its registration in the Trade Register of the Chamber of Commerce; and

(b)                                  an unconditional positive works council advice (advies) in respect of the transactions contemplated by the Accession Agreement.

9.                                In the case of an Additional Obligor organised under the laws of the United States of America, a certificate as to the existence and good standing (including verification of tax status, if available) of the Additional Obligor from the appropriate governmental authorities in such Additional Obligor’s jurisdiction of organisation, in form and substance satisfactory to the Agent and its counsel.

10.                         A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and

(a)                                  in the case of an Additional Obligor incorporated under the laws of Italy, a solvency certificate (certificato di vigenza) dated no earlier than five Business Days prior to the date of the Accession Letter confirming that no insolvency proceedings have been started in relation to those entities.

11.                         A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

12.                         If available, the latest audited financial statements of the Additional Obligor.

13.                         A legal opinion of the legal advisers to the Arrangers and the Agent in England.

14.                        If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent (and/or, to the extent applicable, legal advisers to the Company and the Additional Obligor) in the jurisdiction in which the Additional Obligor is incorporated.

15.                         A copy of any other Authorisation or other document or opinion which is necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity or enforceability of any Finance Document or confirmation that any relevant time periods have expired, lapsed or terminated.

16.                         Evidence that the Additional Obligor (not being Elizabeth) has done all that is necessary to follow the procedures set out in the legislation in its jurisdiction of incorporation where necessary, relating to financial assistance in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

17.                         If the accession of the Additional Obligor would trigger the Elizabeth Accession Date:

(b)                           a completed Utilisation Request in respect of Loans to be borrowed by that Additional Obligor within 5 Business Days of its accession to this Agreement as an Additional Obligor; and

(c)                            a certificate from Elizabeth (signed by a director) confirming that the revolving facility portion of the Existing Elizabeth Facility Agreement will be prepaid in full from out of the proceeds of that Loan and the Existing Elizabeth Facilities Agreement will be cancelled in full.

18.                         If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of Process) has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

FORM OF UTILISATION REQUEST/SELECTION NOTICE

PART I

UTILISATION REQUEST

From:	[Borrower]

To:	[Agent]

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Utilisation Request for a Loan. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                We wish to borrow a [Rollover Loan] [Loan] on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]/Facility D]/[Facility E]](1)

Currency of [Rollover Loan] [Loan]:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.                                The proceeds of this Loan should be credited to [account].

5.                                This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[relevant Borrower](2)

(1)   Delete as appropriate.

(2)         Note: If the Borrower is Elizabeth or a subsidiary of Elizabeth, this must be signed by two people: (i) the treasurer of the Elizabeth Group (or a managing director of Elizabeth) and (ii) a managing director of the Borrower.

PART II

SELECTION NOTICE

From:	[Borrower]

To:	[Agent]

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                We refer to the following Term Facility Loan[s] under [Facility A]/[Facility B](3) in [identify currency] with an Interest Period ending on [                   ].

3.                                [We request that the above Term Facility Loan[s] be divided into [                   ] Term Facility Loans with the following Base Currency Amounts and Interest Periods:](4)

or

[We request that the next Interest Period for the above Term Facility Loan[s] is [                   ]].(5)

4.                                We request that the above Term Facility Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [                   ]. As this results in a change of currency we confirm that the conditions specified in paragraph (c) of Clause 4.2 (Further conditions precedent) are satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].].

5.                                This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
Melrose PLC on behalf of
[name of relevant Borrower]

(3)         Delete as appropriate.

(4)         Use this option if division of Term Facility Loans is requested. Redenomination of a Term Facility Loan can only be requested once and only if the Interest Period for which the redenomination is being requested starts prior to the first anniversary of the Closing Date. Delete as applicable.

(5)         Use this option if sub-division is not required. Delete as applicable.

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                                  in relation to a Sterling Loan:

per cent. annum

(b)                                  in relation to a Loan in any currency other than Sterling:

per cent. annum

Where:

A     is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B     is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C     is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D     is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E     is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                For the purposes of this Schedule 4:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                  “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                   “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded upwards to four decimal places.

7.                                If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                  any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph 8.

9.                                The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                         The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                         Any determination by the Agent pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                         The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[ ]

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                We refer to Clause 25.5 (Procedure for transfer):

(a)                                  The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(b)                                  The proposed Transfer Date is [                   ].

(c)                                   The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.                                The New Lender confirms that it is(6):

[delete as appropriate]

(a)                                  [a Qualifying Lender (other than a Treaty Lender) within paragraph [(A)]/[(B)]/(1)/(2)/(3) of the definition of Qualifying Lender;]

(b)                                  [a Treaty Lender;]

(c)                                   [not a Qualifying Lender].

4.                                The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

UK Non-Bank Lenders’ Tax Confirmation

5.                                [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a UK Non-Bank Lender to the extent that it is:

[delete as appropriate]

(a)                                  [a company resident in the United Kingdom for United Kingdom tax purposes;]

(b)                                  [a partnership each member of which is:

(i)                                  a company so resident in the United Kingdom; or

(6)         Split out if status is different in relation to various borrowers

(ii)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or]

(c)                                   [a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

6.                                [The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that is resident for tax purposes in [                   ] and holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [l]), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that each Borrower which is a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP 2 within 30 days of the Transfer Date.]

7.                                This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.                                This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[ ] as Agent [and [ ] as Security Agent]

From:	[Subsidiary] and MELROSE PLC

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                [Subsidiary’s] administrative details are as follows: Address:

Fax No:	[ ]

Attention:	[ ]

4.                                [Additional Guarantor — guarantee limitation language for the purposes of Clause 19 (Guarantee and Indemnity)].

5.                                This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Guarantor Accession Letter is entered into as a deed.]

MELROSE PLC	[Subsidiary]

SCHEDULE 7

FORM OF HEDGE COUNTERPARTY ACCESSION LETTER

To:	[ ] as Agent

From:	[acceding Hedge Counterparty] and MELROSE PLC

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Hedge Counterparty Accession Letter. Terms defined in the Agreement have the same meaning in this Hedge Counterparty Accession Letter unless given a different meaning in this Hedge Counterparty Accession Letter.

2.                                In consideration of the acceding Hedge Counterparty being accepted as a Hedge Counterparty for the purposes of the Agreement, the [acceding Hedge Counterparty] confirms that, as from [date], it intends to be a party to the Agreement as a Hedge Counterparty, and agrees that it shall be bound by and have the benefit of the terms of the Agreement as a Hedge Counterparty as if it had been an original party to the Agreement.

3.                                [Hedge Counterparty’s] administrative details are as follows:

Address:	[ ]

Fax No:	[ ]

Attention:	[ ]

4.                                This Hedge Counterparty Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

MELROSE PLC	[the accession Hedge Counterparty]

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Obligor] and MELROSE PLC

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                               We confirm that:

(a)                                  no Default is continuing or would result from the acceptance of this request; and

(b)                                  [the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;]

(c)                                   [no payment is due from the Guarantor under Clause 19.1 (Guarantee and indemnity) of the Agreement;]

(d)                                  [The Guarantor is also a Borrower, and is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower) of the Agreement.]

4.                                This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

MELROSE PLC	[Subsidiary]

By:	By:

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	MELROSE PLC

Dated:	[ ]

Dear Sirs

Melrose PLC — facilities agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                We confirm that for the purposes of Clause 22.2 (Financial condition — the Group):

(a)                                  Debt Cover is:

(i)                                  Consolidated Total Net Debt is [                   ]; and

(ii)                               Consolidated EBITDA is [                   ], and

that, accordingly, the ratio of Consolidated Total Net Debt to Consolidated EBITDA is [                  ]: [                       ],

(b)                                  Interest Cover is:

(i)                                  Consolidated EBITDA is [                   ]; and

(ii)                               Consolidated Net Finance Charges are [                   ], and

that, accordingly, the ratio of Consolidated EBITDA to Consolidated Net Finance Charges is [                   ]: [                   ].

3.                                We confirm that for the purposes of Clause 22.3 (Financial condition — Elizabeth Group):

(a)                                  Debt Cover is:

(i)                                  Consolidated Total Net Debt is [                   ]; and

(ii)                               Consolidated EBITDA is [                   ], and

that, accordingly, the ratio of Consolidated Total Net Debt to Consolidated EBITDA is [                   ]: [                   ],

(b)                                  Interest Cover is:

(i)                                  Consolidated EBITDA is [                   ]; and

(ii)                               Consolidated Net Finance Charges are [                   ], and

that, accordingly, the ratio of Consolidated EBITDA to Consolidated Net Finance Charges is [                   ]: [                   ].](7)

4.                                We set out below calculations establishing the figures in paragraph 2 above: [                   ]

5.                                The applicable Margin is [                   ].

6.                                The following are Material Companies:

[                   ].

7.                                The aggregate of earnings before interest, tax, depreciation and amortisation of the Guarantors constitutes [                   ] per cent. of Consolidated EBITDA and the aggregate gross assets of the Guarantors constitute [                   ] per cent. of the gross assets of the Group./[The aggregate of earnings before interest, tax, depreciation and amortisation of the Melrose Group Guarantors constitutes [                   ] per cent. of Consolidated EBITDA of the Melrose Group and the aggregate gross assets of the Melrose Group Guarantors constitute [                   ] per cent. of the gross assets of the Melrose Group.](8)

8.                                [The aggregate of earnings before interest, tax, depreciation and amortisation of the Elizabeth Group Guarantors constitutes [                   ] per cent. of Consolidated EBITDA of the Elizabeth Group and the aggregate gross assets of the Elizabeth Group Guarantors constitute [                   ] per cent. of the gross assets of the Elizabeth Group.]

9.                                [We confirm that no Default is continuing.] (9)

Signed:

Director of MELROSE PLC

(7)   To be included if the 75%. Condition is not satisfied on a test date.

(8)   Alternate option in paragraph 6 to be used and paragraph 7 to be inserted prior to the Elizabeth Upstream Guarantee Date.

(9)         If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

Re:	Multicurrency Term and Revolving Facilities dated [ ] 2012 (the “Agreement”)

Company:	Melrose PLC

Amount:	£[ ]

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                Confidentiality Undertaking

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.                                Permitted Disclosure

We agree that you may disclose:

(a)                                  to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                  subject to the requirements of the Agreement, to any person:

(i)                                  to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph 2(b) has delivered a letter to you in equivalent form to this letter;

(ii)                               with (or through) whom you enter into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor, such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub paragraph (ii) of paragraph 2(b) has delivered a letter to you in equivalent form to this letter;

(iii)         to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate, provided that prior to disclosing such Confidential Information; and

(c)                                   notwithstanding paragraphs 2(a) and 2(b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.                                Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

(a)                                  of the circumstances of any disclosure of Confidential Information made pursuant to sub paragraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                  upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                Return of Copies

If you do not enter into the Acquisition and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (iii) of paragraph 2(b) above.

5.                                Continuing Obligation

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you acquire an interest in the Agreement by way of novation, the date on which you acquire such an interest; (b) if you enter into the Acquisition other than by way of novation, the date falling 12 months after termination of that Acquisition; or (c) in any other case 12 months after the date of this letter.

6.                                No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

(a)                                  neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)                                  we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                Entire Agreement: No Waiver; Amendments, etc.

(a)                           This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)                           No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

(c)                            The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.                                Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.                         Third Party Rights

(a)                           Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

(b)                           The Relevant Persons, the Company and each member of the Group may each enjoy the benefit of and enforce the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                            Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.                         Governing Law and Jurisdiction

(a)                           This letter (including the agreement constituted by your acknowledgement of its terms) is (the Letter) and any non-contractual obligations arising out of or in connection with it (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter) are governed by English law.

(b)                           The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.                         Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning.

Confidential Information means all information relating to the Company, any Obligor, the Group or the Elizabeth Group, including without limitation, the Finance Documents, the Facilities, the Information Memorandum and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facilities by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)                                  is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)                                  is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)                                   is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller]

To:	[Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

SCHEDULE 11

TIMETABLES

	Loans in Euro	Loans in Sterling	Loans in $	Loans in other currencies

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 11.1 (Selection of Interest Periods))	U-3 10:00 a.m.	U-2 10:00 a.m.	U-3 9:30 a:m	U-3 9:30 a.m.

Agent determines the Base Currency Amount of the Utilisation, if required under Clause 5.4 (Lenders’ participation)	U-3 noon	U-2 noon	U-3 noon	U-3 noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3:00 p.m.	U-2 3:00 p.m.	U-3 3:00 p.m.	U-3 3:00 p.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-3 5:00 p.m.	U-1 5:00 p.m.	U-3 5:00 p.m.	U-3 5:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 9:30 a.m.	U 9 30 a.m.	U-2 9:30 a.m.	U-2 9:30 a.m.

Agent determines amount of a Term Facility Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	U-3 11:00 a.m.	U 11:00 a.m.	U-3 11:00 a.m.	U-3 11:00 a.m.

Agent determines amount of the Term Facility Loan in Optional Currency in accordance with paragraph (a) of Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 11:00 a.m.	U-1 11:00 a.m.	U-3 11:00 a.m.	U-3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11:00 a.m. Brussels time in respect of	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Loans in Euro	Loans in Sterling	Loans in $	Loans in other currencies
EURIBOR

“U” = date of utilisation

“U – X” = X Business Days prior to date of utilisation

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, and [ ] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[ ]

Melrose PLC — facility agreement dated [                   ] (the “Agreement”)

1.                                We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.                                We refer to Clause 2.2 (Increase).

3.                                The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.                                The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [                   ].

5.                                On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.                                The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

7.                                The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.                                The Increase Lender confirms that it is:

[delete as appropriate]

(a)                                  [a Qualifying Lender (other than a Treaty Lender) within paragraph [(A)]/[(B)]/(1)/(2)/(3) of the definition of Qualifying Lender;]

(b)                                  [a Treaty Lender;]

(c)                                   [not a Qualifying Lender].

9.                                [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a UK Non-Bank Lender to the extent that it is:

[delete as appropriate]

(a)                                  [a company resident in the United Kingdom for United Kingdom tax purposes;]

(b)                                  [a partnership each member of which is:

(i)                                  a company so resident in the United Kingdom; or

(ii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or]

10.                         [a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

11.                         [The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that is resident for tax purposes in [                   ] and holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [l]), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that the Borrower must make an application to HM Revenue & Customs under form DTTP 2 within 30 days of the date the increase in Total Commitments takes effect]

[10/11]     This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[11/12]     This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

[12/13]     This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                 ].

Agent  [                   ]

By:

SCHEDULE 13

THE SECURITY AGENT

1.                                The Security Agent

1.1                         Parallel Debt (Covenant to pay the Security Agent)

(a)                           Each of the Obligors hereby separately and independently of any other agreement on its part contained in this Agreement or any other Finance Document irrevocably and unconditionally agrees and undertakes with the Security Agent, and each Secured Party (other than the Security Agent) acknowledges that each of the Obligors shall pay to the Security Agent sums equal to, and in the currency of, any sums owing by it to a Secured Party (other than the Security Agent) under any Finance Documents (the “Principal Obligations”) as and when the same fall due for payment under the relevant Finance Document (together with the obligations described in paragraph (e) below, the “Parallel Debt Obligations”).

(b)                           Each of the Obligors and each Secured Party (other than the Security Agent) acknowledges that the right of the Security Agent to demand payment of the Parallel Debt Obligations shall be independent and several from the rights of the other Secured Parties to demand payment of the Principal Obligations provided that the payment by a Obligor of all or part of its Parallel Debt Obligations to the Security Agent in accordance with this paragraph (b) shall also discharge (in the amount of the relevant payment) the corresponding Principal Obligations (or part thereof) and the payment by a Obligor of all or part of its Principal Obligations in accordance with the provisions of the Finance Documents shall also discharge (in the amount of the relevant payment) the corresponding Parallel Debt Obligations (or part thereof) but further provided that no Principal Obligation shall be discharged by a discharge of the Parallel Debt Obligations if such discharge of the Parallel Debt Obligations is effected by virtue of any set-off, counterclaim or similar defence invoked by a Obligor vis-à-vis the Security Agent other than in accordance with the terms of the Finance Documents.

(c)                            Despite the foregoing, any payment under the Finance Documents shall be made to the Security Agent unless expressly stated otherwise in any Finance Document or unless the Security Agent directs such payment to be made to a person other than the Security Agent.

(d)                           All monies received by the Security Agent pursuant to this Clause, and all amounts received by the Security Agent from or by the enforcement of any Security granted to secured the Parallel Debt, shall be applied in accordance with Clause 30.6 (Partial payments) of this Agreement.

(e)                            Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph 1.1 or under any other provision of the Secured Documents), the Security Agent agrees with each other Secured Party (on a several and divided basis) that it will not exercise its rights under the Parallel Debt Obligations in respect of the Principal Obligations owing to a Secured Party except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under any Transaction Security Document or to enforce any Transaction Security as contemplated by this Agreement, the relevant Transaction Security Document or any other Finance Document. Nothing in this paragraph 1.1 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document and for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

(f)                             The Security Agent, the Obligors and each of the other Secured Parties agree that the Security Agent shall be the joint and several creditor (together with the relevant other Secured Party) of each and every obligation of the Obligors towards that other Secured Party under the Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the Obligors of those obligations in full.

(g)                            In the event of the discharge of any Principal Obligation the Security Agent shall not be entitled to demand payment of the corresponding Parallel Debt Obligation and such Parallel Debt Obligation shall be discharged to that extent. In the event of discharge of any Parallel Debt Obligation the Secured Parties shall not be entitled to demand payment of the corresponding Principal Obligation and such Principal Obligation shall be discharged to that extent.

(h)                           Notwithstanding any other provision of this paragraph 1.1 and without prejudice to each Obligor’s obligation to make payments to the Security Agent under this paragraph 1.1, the aggregate amount owed by any Obligor to the Finance Parties (including the Security Agent) under the Finance Documents shall not exceed an amount equal to the amount of its Principal Obligations.

(i)                              The Security Agent shall hold its claims against the Obligors under the Parallel Debt structure under this paragraph as German law trustee (Treuhänder) for the Secured Parties in accordance with the provisions of this Agreement. The Security Agent shall distribute any amounts received under the Parallel Debt Obligations claims among the Security Party in accordance with the provisions of this Agreement.

(j)                              For the purposes of this paragraph 1.1, the Security Agent acts in its own name and not as a trustee, and claims in respect of the Parallel Debt Obligations shall be owed to it as an individual creditor. The Security granted under the Finance Documents to the Security Agent to secure the Parallel Debt Obligations is granted to the Security Agent in its capacity as creditor of the Parallel Debt Obligations and not as trustee.

1.2                         No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

1.3                         Instructions to Security Agent and exercise of discretion

(a)                           Subject to paragraphs (d) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Agent, or the Majority Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)                           The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it or where the Security Agent, in its absolute discretion, determines that the relevant instructions or clarification cannot be reached in time to best protect the interests of the Secured Parties, the Security Agent may take such measures (including the initiation of enforcement proceedings) as are in its opinion in the best interest of the Secured Parties. The Security Agent shall immediately notify the Secured Parties of any such measures taken.

(c)                            Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Finance Parties.

(d)                          Paragraph (a) above shall not apply:

(i)                                      where a contrary indication appears in this Agreement;

(ii)                                   if such instructions would be contrary to any applicable law;

(iii)                                where this Agreement or any Transaction Security Document requires the Security Agent to act in a specified manner or to take a specified action; and

(iv)                               in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties;

(v)                                  in respect of measures (including waivers and changes to the Transaction Security Documents) which relate to the administration of the Security granted under the Transaction Security Documents only and are unlikely to affect the value of such Security.

(e)                            In exercising any discretion to exercise a right, power or authority under this Agreement where either it has not received any instructions from the Majority Lenders as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

1.4                         Security Agent’s Actions

Without prejudice to the provisions of paragraph 1.3 of this Schedule 13 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

1.5                         Security Agent’s discretions

The Security Agent may:

(a)                                  assume (unless it has received actual notice to the contrary from the Agent) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)                                  if it receives any instructions or directions to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)                                   engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)                                  rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or a Obligor, upon a certificate signed by or on behalf of that person; and

(e)                                   refrain from acting in accordance with the instructions of any Secured Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

1.6                         Security Agent’s obligations

The Security Agent shall promptly:

(a)                                  copy to the Agent the contents of any notice or document received by it from any Obligor under any Transaction Security Document;

(b)                                  forward to a party the original or a copy of any document which is delivered to the Security Agent for that party by any other party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party; and

(c)                                   inform the Agent of the occurrence of any Default or any default by a Obligor in the due performance of or compliance with its obligations under any Transaction Security Document of which the Security Agent has received notice from any other party to this Agreement.

1.7                         Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)                                  be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by a Obligor of its obligations under any of the Finance Documents;

(b)                                  be bound to account to any other party for any sum or the profit element of any sum received by it for its own account;

(c)                                   be bound to disclose to any other person (including but not limited to any Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)                                  have or be deemed to have any relationship of trust or agency with any Obligor.

1.8                         Exclusion of liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)                                  the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                   any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)                                  the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

(e)                                   any shortfall which arises on the enforcement or realisation of the Transaction Security.

1.9                         No proceedings

No party to this Agreement (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security other than in respect of gross negligence, wilful misconduct or breach of law.

1.10                  Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Principal Obligations is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)                                  any sums due or owing to any Finance Party as at that date; and

(b)                                  such other matters as it thinks fit.

1.11                  Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

1.12                  No duty to collect payments

The Security Agent shall not have any duty:

(a)                                  to ensure that any payment or other financial benefit in respect of any of the Charged Property is duly and punctually paid, received or collected; or

(b)                                  to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Property.

1.13                  Appropriation

(a)                           Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Principal Obligations and agrees that the Security Agent shall have the exclusive right to do so.

(b)                           Paragraph (a) above will override any application made or purported to be made by any other person.

1.14                  Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)                                  be invested in any investment it may select; or

(b)                                  be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

1.15                  Suspense Account

Subject to paragraph 1.15 below the Security Agent may:

(a)                                  hold in an interest bearing suspense account any money received by it from any Obligor; and

(b)                                  invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 1.13 above.

1.16                  Timing, Application and Order of Distributions

(a)                           Distributions by the Security Agent shall be made as and when determined by it. All amounts received or recovered by the Security Agent or any Receiver or Delegate in exercise of their rights under any of the Transaction Security Documents shall, subject to the rights of any creditors having priority, be applied in the order provided in paragraph 1.16(b) below.

(b)                           The order referred to in paragraph 1.16(a) above is:

(i)                                      in or towards the payment of all costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(ii)                                   in or towards the payment of the Principal Obligations in accordance with Clause 30.6 (Partial payments)

1.17                  Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

1.18                  Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

1.19                  Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                   whether that Secured Party has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)                                  the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                   the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

1.20                  No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)                                  require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)                                  obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)                                   register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)                                  take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

require any further assurances in relation to any of the Transaction Security Documents.

1.21                  Insurance by Security Agent

(a)                           The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)                           Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

1.22                  Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

1.23                  Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

1.24                 Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

1.25                  Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

1.26                  Winding up of trust

Promptly after the Elizabeth Upstream Guarantee Date:

(a)                                  the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(b)                                  any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

1.27                  Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

1.28                  Trustee division separate

(a)                           In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)                           If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

1.29                  Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the

Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

2.                                Change of Security Agent and Delegation

2.1                         Resignation of the Security Agent

(a)                           The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Lenders.

(b)                           Alternatively the Security Agent may resign by giving notice to the other parties to this Agreement in which case the Majority Lenders may appoint a successor Security Agent.

(c)                            If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)                           The retiring Security Agent (the “Retiring Security Agent”) shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)                            The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)                             Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of 1.26 (Winding up of trust) of Schedule 13 and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of paragraph 1 of Schedule 13 (The Security Agent). Its successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)                            The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

2.2                         Delegation

(a)                           Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)                           That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured

Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

2.3                         Additional Security Agents

(a)                           The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

(b)                           Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)                            The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

SCHEDULE 14

FORM OF SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE

To:	[ ] (as Agent); and

[[ ] (as Security Agent)]

for itself and each of the other parties to the Facilities Agreement referred to below.

Cc:	[The Company]

From:	[Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs

Re: [Company] —  facilities agreement dated [                 ] (the “Facilities Agreement”)

1.                                We refer to the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2.                                We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any [Term/Revolving] Facility Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (“Designated Loans”).

3.                                The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.                                By countersigning this notice below the Substitute Affiliate Lender agrees to become a Designated Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement accordingly.

5.                                This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of	For and on behalf of

[Designating Lender]	[Substitute Affiliate Lender]

Signatories

The Initial Borrowers

MELROSE PLC

By:	/s/ SIMON PECKHAM

Address:	Precision House
Arden Road
Alcester
Warwickshire
B49 6HN

Fax:	01789 761 057 (Attention: Treasurer)
01789 761 055 (Attention: Company Secretary)

Attention:	Treasurer/Company Secretary

TEAFORD GMBH

By:	/s/ GEOFFREY MARTIN

/s/ GARRY BARNES

The Initial Guarantors

MELROSE PLC

By:	/s/ SIMON PECKHAM

TEAFORD GMBH

By:	/s/ GEOFFREY MARTIN

/s/ GARRY BARNES

MINTFORD AG

By:	/s/ GEOFFREY MARTIN

/s/ GARRY BARNES

SAGEFORD UK LIMITED

By:	/s/ GEOFFREY MARTIN

The Arrangers

BARCLAYS BANK PLC

By:	/s/ MARK THOMPSON

COMMERZBANK AKTIENGESELLSCHAFT

By:	/s/ JAMES WEBER

/s/ JOHN GOODINSON

HSBC BANK PLC

By:	/s/ MATT OSBORNE

J.P. MORGAN LIMITED

By:	/s/ JONATHAN RICHARDS

LLOYDS TSB BANK PLC

By:	/s/ ALEX GEDDES

ROYAL BANK OF CANADA

By:	/s/ TOM SUMPSTER

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ DAVE ROME

The Original Lenders

BARCLAYS BANK PLC

By:	/s/ MARK THOMPSON

Address:	7th Floor
United Kingdom House
180 Oxford Street
London
W1D 1EA

Fax:	020 7116 7636

Attention:	John Oliver

COMMERZBANK AKTIENGESELLSCHAFT, LONDON BRANCH

By:	/s/ JOHN GOODINSON

/s/ TIM SHEK

Address:	30 Gresham Street
London
EC2P 2XY

Fax:	020 7645 7429/020 7645 7109

Attention:	John Goodinson/Tim Shek

HSBC BANK PLC

By:	/s/ MATT OSBORNE

Address:	4th Floor
120 Edmund Street
Birmingham
B3 2QZ

Fax:	0121 631 8000

Attention:	Dan Wright

JPMORGAN CHASE BANK N.A., LONDON BRANCH

By:	/s/ JONATHAN RICHARDS

Address:	25 Bank Street
London
E14 5JP

Fax:	020 3493 0074

Attention:	Jon Richards

LLOYDS TSB BANK PLC

By:	/s/ ALEX GEDDES

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	020 7158 3297

Attention:	Stuart Apperley

ROYAL BANK OF CANADA

By:	/s/ TOM SUMPSTER

Address:	Riverbank House
2 Swan Lane
London
EC4R 3BF

Fax:	020 7332 0036

Attention:	David Banning, Beverley Bartkow and Sophia Mcleod-Reid

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ DAVE ROME

Address:	Large Corporate Coverage
3rd Floor, 280 Bishopsgate
London
EC2M 4RB

Fax:	020 7672 0934

Attention:	Alistair Lindsay, Senior Director

The Agent

LLOYDS TSB BANK PLC

By:	/s/ ALEX GEDDES

For operational matters:

Address:	City Mark
150 Fountainbridge
Edinburgh EH3 9PE

Fax number:	020 7158 3204

Attention:	Wholesale Loans Servicing Agency Operations

For non-operational matters:

Address:	10 Gresham Street
London, EC2V 7AE

Fax number:	020 7158 3198

Attention:	Wholesale Loans Agency

The Security Agent

LLOYDS TSB BANK PLC

By:	/s/ ALEX GEDDES

Address:	10 Gresham Street
London
EC2V 7AE

Fax:	020 7158 3198

Attention:	Wholesale Loans Agency